Exhibit 10.1
Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of August 3, 2010
among
IMATION CORP.
and
IMATION ENTERPRISES CORP.,
as the US Borrowers,
IMATION EUROPE B.V.,
as the European Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent
and L/C Issuer,
and
THE OTHER LENDERS PARTY THERETO,
JPMORGAN CHASE BANK, N.A.,
as Documentation Agent,
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agent,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Syndication Agent
and
BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

i

TABLE OF CONTENTS (Continued)

TABLE OF CONTENTS (Continued)

TABLE OF CONTENTS (Continued)

TABLE OF CONTENTS(Continued)
SCHEDULES

1.01(d)	Applicable Designees
1.01(e)	Existing Letters of Credit
1.01(f)	European Security and Pledge Agreements
1.01(m)	Mandatory Cost Formula
2.01	Commitments and Pro Rata Shares
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.09	Environmental Matters
5.12	ERISA Matters
5.13	Subsidiaries and Other Equity Investments
5.15	Restrictive Agreements
5.17	Intellectual Property Matters
5.20	Labor Matters
5.23	Deposit Accounts
5.25	Material Agreements
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.03(A)	Other Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.06	Processing and Recordation Fees
EXHIBITS

Form of
A	Loan Notice
B-1	US Borrowers Note
B-2	European Borrower Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Opinion Matters
G	Joinder Agreement
H	US Security and Pledge Agreement

v

AMENDED AND RESTATED CREDIT AGREEMENT
     This AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 3, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this “Credit Agreement” or “Agreement”), among IMATION CORP., a Delaware corporation (“Imation”) and IMATION ENTERPRISES CORP., a Delaware corporation (“Enterprises”), (each of Imation and Enterprises is referred to individually herein as a “US Borrower” and collectively as the “US Borrowers”), IMATION EUROPE B.V., a company organized under the laws of the Netherlands with a corporate seat in Amsterdam, the Netherlands (the “European Borrower” and together with the US Borrowers, each individually a “Borrower” and collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.
     The Lenders have made available senior secured revolving credit and letter of credit facilities to the Borrowers pursuant to the Existing Credit Agreement. The Borrowers have requested that the Lenders amend and restate the Existing Credit Agreement, which shall continue the senior revolving credit and letter of credit facilities to the Borrowers, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Account” has the meaning specified in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
     “Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (other than a Person that is a Subsidiary), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).
     “Act” means the USA Patriot Act (Title III of Pub. L 107-56 (signed into law on October 26, 2001)).
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Aggregate Commitments” means the sum of the Commitments of all the Lenders.
     “Agreement Currency” has the meaning set forth in Section 10.25.
     “Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including the Act.
     “Applicable Designee” means any office, branch or Affiliate of a Lender designated thereby from time to time with the consent of the Administrative Agent (which such consent shall not be unreasonably withheld, conditioned or delayed) to fund Loans or issue Letters of Credit to or for the benefit of the European Borrower. As of the Closing Date, the Applicable Designees of each Lender are set forth on Schedule 1.01(d) (which schedule may be updated from time to time upon written notice by any Lender to the Administrative Agent). Any assignment by a Lender of all or a portion of its Commitment to fund or participate in Loans or Letters of Credit to or for the benefit of the European Borrower to an Applicable Designee shall be effected by delivering to the Administrative Agent an addendum executed by such Lender and its Applicable Designee, in form and substance satisfactory to the Administrative Agent. For all purposes of this Agreement, any designation of an Applicable Designee by a Lender shall not affect such Lender’s rights and obligations with respect to its Commitment and the Loan Parties, the other Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, except as otherwise expressly permitted in this Agreement or in the applicable addendum.
     “Applicable Eligible Jurisdiction” means (a) in the case of Eligible US Accounts or Eligible US Inventory, the United States or Canada, (b) in the case of Eligible European Accounts, an Applicable Foreign Jurisdiction and (c) in the case of Eligible European Inventory, Germany.
     “Applicable Foreign Jurisdiction” means Spain, France, Germany, United Kingdom, Netherlands, Portugal, Switzerland, Belgium, Denmark, Norway, Czech Republic, Hungary, South Africa, Austria, Luxembourg, Sweden, Finland, Ireland, Israel, Italy, Hong Kong, Japan, Korea, Taiwan and each other country that the Administrative Agent may add or remove in its Permitted Discretion.

     “Applicable Rate” means the following percentages per annum, based upon the average daily Total Availability for the most recently ended fiscal quarter as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):
APPLICABLE RATE

			Eurocurrency Rate
			Loans /
			Eurocurrency Base
			Rate Loans /
			European Swingline	US Base Rate Loans
	Average Daily Total	Facility	Loans / Letters of	/ US Swingline
Pricing Level	Availability	Fee	Credit	Loans

1	≥ $150,000,000	0.50%	3.00%	2.00%

2	< $150,000,000 but ≥ $75,000,000	0.50%	3.25%	2.25%

3	< $75,000,000	0.50%	3.50%	2.50%
     Any increase or decrease in the Applicable Rate resulting from a change in the average daily Total Availability for the immediately preceding fiscal quarter shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, the next higher Pricing Level shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, with the next higher Pricing Level to apply as of each Business Day thereafter that the Compliance Certificate was not delivered until the applicable Pricing Level is Pricing Level 3; provided, further, that as of the first Business Day after the date on which such Compliance Certificate is delivered, the Pricing Level shall revert to the applicable Pricing Level pursuant to such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the date the Compliance Certificate in respect of the fiscal quarter ending September 30, 2010 is delivered or required to be delivered shall be determined based upon Pricing Level 2.
     “Approved Consignee” means each of Office Max, Office Depot, Best Buy, Staples and any other consignee approved in advance by the Administrative Agent to the extent that (a) such consignee has delivered all of the Required Consignee Documentation to the Administrative Agent or (b) such consignee maintains a rating of BB+ (or better) with S&P and Ba1 (or better) with Moody’s.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     “Assignment Fee” has the meaning specified in Schedule 10.06.
     “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of Imation and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Imation and its Subsidiaries, including the notes thereto.
     “Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) one Business Day prior to the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions, pursuant to Section 8.02.
     “Availability Reserve” means (a) with respect to the US Borrowing Base, the sum (without duplication) of (i) the Inventory Reserve; (ii) the Rent and Charges Reserve; (iii) the Bank Product Reserve; (iv) the Real Estate Value Reserve; (v) the aggregate amount of liabilities secured by Liens upon US Collateral that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive a Event of Default arising therefrom); and (vi) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time and (b) with respect to the European Borrowing Base, the sum (without duplication) of (i) the Inventory Reserve; (ii) the Rent and Charges Reserve; (iii) the Bank Product Reserve; (iv) the aggregate amount of liabilities secured by Liens upon European Collateral that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive a Event of Default arising therefrom); and (v) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time.
     “Bank of America” means Bank of America, N.A., and its successors.
     “Bank Product” means any of the following products, services or facilities extended to any Loan Party by the Administrative Agent, any Lender or any of their respective Affiliates: (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card and merchant card services and E-Payables and comparable products; and (d) other banking products or services as may be requested by any Loan Party, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation”, the applicable Secured Party and Loan Party must have previously provided written notice to the Administrative Agent of the existence of such Bank Product (which notice shall be deemed given automatically upon the creation or incurrence of any Bank Product provided by the Administrative Agent, Bank of America or any of their Affiliates).
     “Bank Product Debt” means Indebtedness and other obligations of a Loan Party relating to Bank Products. The amount of the Bank Product Debt may be changed from time to time upon written notice to the Administrative Agent by the Secured Party and the Loan Party. No new Bank Product may be established or existing Bank Product Debt voluntarily increased at any time that a Default exists, or if a reserve against such amounts would cause an Overadvance.
     “Bank Product Reserve” means (a) with respect to the US Borrowing Base, the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Bank Product Debt of a US Borrowing Base Loan Party and (b) with respect to the European Borrowing Base, the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Bank Product Debt of the European Borrower.
     “Bankruptcy Code” means the Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
     “Base Rate” means the US Base Rate and/or the Eurocurrency Base Rate, as applicable.
     “Base Rate Loan” means US Base Rate Loans and/or Eurocurrency Base Rate Loans, as applicable.
     “Borrowed Money” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

     (c) capital leases and Synthetic Lease Obligations; and
     (d) all Guarantees of such Person in respect of any of the foregoing.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Agent” has the meaning specified in Section 10.22.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.
     “Borrowing Base” means the US Borrowing Base, the European Borrowing Base and/or the Total Borrowing Base, as applicable.
     “Borrowing Base Certificate” means a certificate, in form and substance satisfactory to the Administrative Agent, by which the Borrowers certify calculation of the Borrowing Base.
     “Borrowing Base Collateral” means, collectively, (a) the Accounts and Inventory of the Borrowing Base Loan Parties and (b) the Eligible Real Estate Assets.
     “Borrowing Base Loan Party” means each US Borrowing Base Loan Party and the European Borrower.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Chicago, Illinois, San Francisco, California, or in the state where the Administrative Agent’s Office is located and, if such day relates to (a) any Eurocurrency Rate Loan, means any such day on which dealings in US Dollar deposits are conducted by and between banks in the London interbank Eurodollar market and (b) any Euro Denominated Loans, means any such day that is a TARGET Day.
     “Capital Expenditures” means, in respect of any Person, for any period: (a) any payment that is made during such period by a Person plus (b) the aggregate amount of any Indebtedness incurred by such Person during such period, in each case for (or in connection with) the rental, lease, purchase, construction or use of any Property the value or cost of which, under GAAP should be capitalized or appear on such Person’s balance sheet, without regard to the manner in which such payments (or the instrument pursuant to which they are made) are characterized by such Person or any other Person.
     “Cash Collateral” means cash, and any interest or other income earned thereon, that is delivered to the Administrative Agent to Cash Collateralize any Obligations.
     “Cash Collateralize” means the delivery of cash to the Administrative Agent, as security for the payment of the Obligations, in an amount equal to (a) with respect to L/C Obligations, (i) 105% of the aggregate L/C Obligations with respect to Letters of Credit denominated in US

Dollars and (ii) 110% of the aggregate L/C Obligations with respect to Letters of Credit denominated in Euros, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), the Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
     “Cash Dominion Trigger Period” means the period (a) commencing (i) at any time that US Availability is less than $40,000,000, (ii) at any time that US Availability plus Domestic Controlled Cash is less than $50,000,000 or (iii) at the option of the Administrative Agent, with the consent of the Required Lenders, or at the direction of the Required Lenders, on the day that an Event of Default occurs; and (b) continuing until, during the preceding 30 consecutive days, no Event of Default has existed, US Availability has been greater than $65,000,000 at all times and US Availability plus Domestic Controlled Cash has been greater than $75,000,000 at all times.
     “Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above and has net assets of at least $500,000,000.
     “Cash Management Services” means any services provided from time to time by any Lender or any of its Affiliates to any Loan Party in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
     “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means, with respect to any Person, an event or series of events by which:

     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of Imation on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.
     “Closing Date” means August 3, 2010.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means, collectively, the US Collateral and the European Collateral.
     “Collateral Documents” means the Security Agreements, Guaranty, Mortgages, Notice of Grant of Security Interest in Patents, Notice of Grant of Security Interests in Copyrights, Notice of Grant of Security Interests in Trademarks, Insurance Assignments, Deposit Account Control Agreements, pledge agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations or evidencing or relating to any Cash Collateralization undertaken hereunder, together with any and all UCC financing statements, and other instruments, documents and agreements as may be executed and delivered in order to perfect, protect or enforce the Liens created thereby.
     “Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrowers pursuant to Section 2.01, and (b) purchase participations in L/C Obligations; in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated EBITDA” means, for any Subject Period, for Imation and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes of Imation and its Subsidiaries for such period, (iii) depreciation and amortization expense, and (iv) non-cash charges from (A) asset sales (other than sales of inventory in the Ordinary Course of Business), (B) asset impairments (including intangible asset impairments), (C) severance, (D) stock options, stock grants and similar employment compensation arrangements, (E) restructuring expenses and (F) litigation related accruals minus (b) to the extent increasing Consolidated Net Income, non-cash gains from asset sales (other than sales of inventory in the Ordinary Course of Business), and cash payments made in such period on account of non-cash charges noted above expensed in a prior period.
     “Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Subject Period then ending, minus unfinanced Capital Expenditures made by Imation and its consolidated Subsidiaries during such Subject Period, plus cash receipts from federal, state, local and foreign income tax refunds of Imation and its consolidated Subsidiaries during such Subject Period, minus federal, state, local and foreign income taxes actually paid by Imation and its consolidated Subsidiaries during such Subject Period minus any Restricted Payment made in cash pursuant to Section 7.06(d) to (b) Consolidated Interest Charges for the Subject Period then ending plus scheduled principal payments in respect of Indebtedness made by Imation and its consolidated Subsidiaries during the Subject Period plus the scheduled amortization of the Original Real Estate Base Amount during the Subject Period. The Consolidated Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis if any of the events described in the definition of “Pro Forma Basis” occurred on the calculation date or prior to the calculation date but during the Subject Period.
     “Consolidated Interest Charges” means, for any period, for Imation and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Imation and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of Imation and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

     “Consolidated Net Income” means, for any period, for Imation and its Subsidiaries on a consolidated basis, the net income of Imation and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Control,” “Controlling” and “Controlled” have the meanings specified in the definition of “Affiliate.”
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Current Real Estate Amount” has the meaning specified in the definition of “Real Estate Formula Amount”.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws. In addition, Mandatory Cost shall be added to the Default Rate for any Loan to the extent such Loan is lent from a Lending Office in the United Kingdom or a Participating Member State.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of an Insolvency Proceeding.
     “Deposit Account Control Agreement” means the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Loan Party (other than in respect of Deposit Accounts over which the Administrative Agent is not required to have control pursuant to Section 5.23), in favor of the Administrative Agent, for the benefit of Secured Parties, as security for the Obligations.

     “Dilution Percent” means the percent, determined for the Borrowers’ most recent fiscal quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts (excluding any of the foregoing items to the extent specifically addressed in the Availability Reserve, applied to reduce the Value of an Eligible Account, applied to cause an Account that would have otherwise constituted an Eligible Account to not be an Eligible Account or otherwise deemed ineligible by the Administrative Agent) divided by (b) gross sales.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment constituting a sale or transfer or other disposal, with or without recourse, of any notes or Accounts or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not include a sale of Inventory in the Ordinary Course of Business.
     “Dollar Denominated Loan” means a Loan incurred in US Dollars.
     “Domestic Controlled Cash” has the meaning set forth in the definition of Liquidity.
     “Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the United States.
     “Dominion Accounts” means the US Dominion Account and the European Dominion Account.
     “Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).
     “Dutch Financial Supervision Act” means the Financial Supervision Act (Wet op Het Financieel Toezicht), as amended from time to time.
     “Eligible Account” means an Account owing to a Borrowing Base Loan Party that (i) arises in the Ordinary Course of Business from the sale of goods, (ii) is payable to a US Borrowing Base Loan Party in US Dollars or Canadian dollars or is payable to the European Borrower in US Dollars, Euros, Swiss Francs, Swedish Kroner or British Pounds Sterling and (iii) is deemed by the Administrative Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:
     (a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date;
     (b) 25% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;
     (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds (i) 20% of the aggregate Accounts for Account Debtors other than Wal-Mart Stores, Inc. or (ii) 25% of the aggregate Accounts for Wal-Mart Stores, Inc. (or, in each case, such higher percentage as the Administrative Agent may, with the consent of the Required Lenders, establish for the Account Debtor from time to time) of all Borrowing Base Loan Parties;

     (d) it does not conform with a covenant or representation herein;
     (e) it is owing by a creditor or supplier (but ineligibility shall be limited to the amount owing by the Account Debtor in its capacity as creditor or supplier), or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);
     (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;
     (g) the Account Debtor is organized or has its principal offices or assets outside an Applicable Eligible Jurisdiction;
     (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to the Administrative Agent in compliance with the Assignment of Claims Act;
     (i) it is not subject to a duly perfected, first priority Lien in favor of the Administrative Agent, or is subject to any other Lien, other than a Permitted Lien permitted pursuant to subsections (c) or (d) of Section 7.01;
     (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;
     (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;
     (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis;
     (m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment (other than Accounts arising from sales of Inventory through an Approved Consignee), or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes;
     (n) it represents a progress billing or retainage;
     (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;
     (p) with respect to Accounts of the European Borrower, the Accounts are subject to extended retention of title arrangements (verlängerter Eigentumsvorbehalf) with respect to any part of the Inventory or goods giving rise to such Account or similar arrangements under any applicable law or that are subject to an enforceable restriction on assignment (other than with respect to accounts of Account Debtors located in the United States);

     (r) with respect to Accounts of the European Borrower, Accounts with respect to which the agreement evidencing such Accounts (i) are not governed by the laws of the Netherlands or any state in the United States, or the laws of such other jurisdictions acceptable to the Administrative Agent in its Permitted Discretion, (each, an “Acceptable Governing Law”) or (ii) if governed by an Acceptable Governing Law, the additional requirements for inclusion of such Accounts as Eligible Accounts, if any, set forth in writing by the Administrative Agent (as determined by the Administrative Agent in its Permitted Discretion) and made available to the European Borrower with respect to such Acceptable Governing Law (or the respective Accounts) are not satisfied; or
     (s) with respect to Accounts of the European Borrower, Accounts where the Account Debtor either maintains its principal office or is organized under the laws of an Applicable Foreign Jurisdiction and the additional requirements for inclusion of such Accounts as Eligible Accounts, if any, set forth in writing by the Administrative Agent (as determined by the Administrative Agent in its Permitted Discretion) and made available to the European Borrower with respect to such Account Debtor in such Applicable Foreign Jurisdiction have not been satisfied; provided that, in any event, with respect to Accounts where the Account Debtors either maintain their principal office or are organized under the laws of South Africa, Israel, Hong Kong, Japan, Korea, Taiwan or any other jurisdiction that is not (i) a member of the European Economic and Monetary Union or (ii) party to the Brussels Convention, Lugano Convention or other similar treaty, the aggregate amount of such Accounts that may be considered Eligible Accounts shall be limited to $2,000,000.
     In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, Imation (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries or (y) any Person that cannot (either directly or through an Applicable Designee) lend to the European Borrower in US Dollars or Euros, in each case, except as the Administrative Agent may otherwise specifically agree in writing; provided further that, in each case, the respective assignee must qualify as a professional market party (professionele marktpartij) under the Dutch Financial Supervision Act.
     “Eligible European Account” means an Eligible Account owned by the European Borrower.
     “Eligible European Inventory” means Eligible Inventory owned by the European Borrower and maintained in Germany.
     “Eligible Inventory” means Inventory owned by a Borrowing Base Loan Party that the Administrative Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment (other than with respect to an Approved Consignee, provided that the amount of all such consigned Inventory with Approved Consignees that may be included as Eligible Inventory shall not exceed $40,000,000 in the aggregate at any time) nor subject to any deposit or downpayment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to the Administrative Agent’s duly perfected, first priority Lien, and no other Lien, other than a Permitted Lien permitted pursuant to subsections (c) or (d) of Section 7.01; (h) is within an Applicable Eligible Jurisdiction, is not in transit except between locations of the Borrowers, and is not consigned to any Person (except as permitted pursuant to clause (b) immediately above); (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or the Administrative Agent’s right to dispose of such Inventory, unless the Administrative Agent has received an appropriate Lien Waiver; and (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established in the Administrative Agent’s Permitted Discretion; and (l) is reflected in the details of a current perpetual inventory report.
     “Eligible Real Estate Assets” means the Real Estate located at 1 Imation Place, Oakdale, Minnesota (a) which is owned in fee simple by one or more Loan Parties, (b) which is subject to a valid, enforceable and first priority Lien in favor of the Administrative Agent (subject to Permitted Liens permitted pursuant to subsections (c), (d), (g) or (h) of Section 7.01), (c) with respect to which all items required by Section 4.01 shall have been completed and delivered to the Administrative Agent, (d) for which an environmental assessment has been prepared and approved in accordance with clause (f) of the definition of Related Real Estate Documents, and (e) which otherwise conforms to the representations, warranties and covenants contained herein and which at all times continues to be acceptable to the Administrative Agent in its Permitted Discretion.
     “Eligible US Account” means an Eligible Account owned by a US Borrowing Base Loan Party.
     “Eligible US Inventory” means Eligible Inventory owned by a US Borrowing Base Loan Party.
     “Enforcement Action” means any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
     “Enterprises” has the meaning specified in the introductory paragraph hereto.
     “Environmental Agreement” means each agreement of the Loan Parties with respect to any Real Estate subject to a Mortgage, pursuant to which the Loan Parties agree to indemnify and hold harmless the Administrative Agent and the Lenders from liability under any Environmental Laws.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Notice” means a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
     “Environmental Release” a release as defined in CERCLA or under any other Environmental Law.
     “Equity Payment Obligations” has the meaning set forth in the definition of “Indebtedness.”
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Imation or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Imation or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Imation or any ERISA Affiliate.
     “Euro or €” means the lawful currency of the participating countries of the European Economic and Monetary Union that adopted a single currency in accordance with the Maastricht Treaty.
     “Euro Denominated Loan” means each European Borrower Loan denominated in Euros at the time of the incurrence thereof.
     “Euro Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in Euros as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euros with US Dollars.
     “Euro Extensions” has the meaning set forth in Section 3.07.
     “Eurocurrency Base Rate” means, at any time during a calendar month, a fluctuating rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the first Business Day of that calendar month, for deposits in US Dollars or Euros (for delivery on such Business Day) with a term equivalent to a one-month BBA LIBOR interest period as determined on such Business Day, plus 1.0%. If such rate is not available at such time for any reason, then “Eurocurrency Base Rate” at any time during a calendar month shall be the rate per annum determined by Bank of America based upon various factors including Bank of America’s cost of funds and desired return, general economic conditions and other factors.
     “Eurocurrency Base Rate Loan” means a Loan that bears interest based on the Eurocurrency Base Rate.
     “Eurocurrency LIBOR Rate” has the meaning set forth in the definition of Eurocurrency Rate.
     “Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency LIBOR Rate

1.00 – Eurocurrency Reserve Percentage
     Where,
     “Eurocurrency LIBOR Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in US Dollars or Euros, as applicable (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in US Dollars or Euros, as applicable, for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
     “Eurocurrency Rate Loan” means (a) with respect to the US Borrower, a Dollar Denominated Loan that bears interest at a rate based on the Eurocurrency Rate and (b) with respect to the European Borrower, a Dollar Denominated Loan or a Euro Denominated Loan, as applicable, that bears interest at a rate based on the Eurocurrency Rate.
     “European Accounts Formula Amount” means up to 85% of the Value of Eligible European Accounts; provided, however, that such percentage shall be reduced by 1.0% for each whole percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%.
     “European Availability” means the amount by which (a) the lesser of (i) the European Borrowing Base and (ii) the Total European Sublimit exceeds (b) European Outstandings.
     “European Borrower” has the meaning specified in the introductory paragraph hereto.
     “European Borrower Loan” has the meaning set forth in Section 2.01.
     “European Borrower Note” has the meaning specified in Section 2.10(a).
     “European Borrower Percentage” means the fraction (expressed as a percentage), the numerator of which is the Total European Sublimit and the denominator of which is the Aggregate Commitments.

     “European Borrowing Base” means on any date of determination, an amount equal to the sum of the European Accounts Formula Amount, plus up to 85% of the NOLV Percentage of the Value of Eligible European Inventory minus the Availability Reserve.
     “European Collateral” means all Property of the European Borrower described in any Collateral Documents.
     “European Dominion Account” means a special account established by Borrowers at Bank of America (London branch) or another bank acceptable to Administrative Agent in London, England, over which Administrative Agent has exclusive control for withdrawal purposes.
     “European Honor Date” has the meaning set forth in Section 2.03(c)(i)(B).
     “European Letter of Credit Sublimit” means an amount equal to $25,000,000. The European Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “European Letter of Credit” means any letter of credit issued hereunder for the account of the European Borrower in Euros or US Dollars. A European Letter of Credit may be a commercial letter of credit or a standby letter of credit.
     “European Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the European Borrower arising under any Loan Document or otherwise with respect to any European Borrower Loan, European Letter of Credit or Bank Product Debt, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including Extraordinary Expenses) and interest and fees that accrue after the commencement by or against the European Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “European Outstandings” means the aggregate Outstanding Amount of all Loans made to the European Borrower and L/C Obligations with respect to European Letters of Credit.
     “European Security and Pledge Agreements” means each of the documents set forth on Schedule 1.01(f) and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any European Obligations.
     “European Swingline Loan” means any Borrowing of European Borrower Loans in US Dollars or Euros at the Eurocurrency Base Rate funded with the Administrative Agent’s funds, until such Borrowing is settled among the Lenders or repaid by the European Borrower.
     “European Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i)(B).
     “Event of Default” has the meaning specified in Section 8.01.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Credit Agreement” means that certain Credit Agreement dated as of March 29, 2006, as amended, among the US Borrowers, Bank of America, as agent, and a syndicate of lenders.
     “Existing Letters of Credit” means the letters of credit specified in Schedule 1.01(e).
     “Extraordinary Expenses” means, collectively, all advances and out-of-pocket costs and expenses that the Administrative Agent may make or incur during an Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of the Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.
     “Facility Fee” means the fee payable pursuant to Section 2.08(a) herein.

     “FATCA” means Section 1471 through 1474 of the Code and any regulations or official interpretations thereof.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means that certain letter agreement dated as of July 27, 2010, among the Borrowers, the Administrative Agent and the Arranger.
     “Financial Covenant Trigger Period” means the period (a) commencing on the day that Liquidity is less than the greater of (i) $50,000,000 or (ii) 150% of the Current Real Estate Amount, and (b) continuing until, during the preceding 30 consecutive days, no Event of Default has existed and Liquidity has been greater than $75,000,000 at all times.
     “First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is a direct Subsidiary of one or more US Loan Parties.
     “Foreign Lender” means, in respect of any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.
     “Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Full Payment” means with respect to any Obligations, (a) the full and indefeasible cash payment thereof (other than Bank Product Debt that is not yet due and owing), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are L/C Obligations, Bank Product Debt that is not yet due and owing or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the Administrative Agent or the applicable Lender in its discretion, in the amount of required Cash Collateral); and (c) a release of any claims of the Loan Parties against the Administrative Agent, the Lenders, the L/C Issuer and

their respective representatives arising on or before the payment date, other than claims arising out of the fraud, gross negligence or willful misconduct of such parties. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.
     “Granting Lender” has the meaning set forth in Section 10.06(h).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

     “Guarantors” means, collectively, (a) with respect to the US Obligations, each US Guarantor and (b) with respect to the European Obligations, each US Loan Party.
     “Guaranty” means the Amended and Restated Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Imation” has the meaning specified in the introductory paragraph hereto.
     “Inactive Subsidiary” means, as of any time of determination, a Subsidiary that (a) is either (i) the Imation Club of the U.S., Inc. or Imation Online Service Corp., or (ii) a Foreign Subsidiary, (b) has at such time less than $100,000 in assets, and (c) is not at such time engaged in any ongoing business.
     “Increase Effective Date” has the meaning set forth in Section 2.14(d).
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the Ordinary Course of Business);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) capital leases and Synthetic Lease Obligations;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (“Equity Payment Obligations”); and

     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning set forth in Section 10.04(b).
     “Initial Investment” has the meaning set forth in the definition of “Permitted Acquisitions.”
     “Insolvency Proceeding” means (i) in relation to the US Borrowers only, any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors or (ii) in relation to the European Borrower only, (a) bankruptcy (faillissement), moratorium (surcéance van betaling) or any other procedure having the effect that the entity to which it applies loses the free management or ability to dispose of its property (irrespective of whether that procedure is provisional or final); or (c) dissolution (ontbinding) or any other procedure having the effect that the entity to which it applies ceases to exist.
     “Insurance Assignment” means, collectively, each collateral assignment of insurance pursuant to which a Loan Party assigns to the Administrative Agent, for the benefit of Secured Parties, such Loan Party’s rights under key-man life, business interruption or other insurance policies as Administrative Agent deems appropriate in its Permitted Discretion, as security for the Obligations.
     “Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
     “Intellectual Property Claim” means any written claim or assertion that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property and such claim or assertion could reasonably be expected to have a Material Adverse Effect.

     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in a Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Internal Control Event” means a material weakness in the design or operation of Imation’s internal controls over financial reporting which is reasonably likely to adversely affect Imation’s ability to record, process, summarize and report financial information, or fraud that involves management or other employees who have a significant role in, Imation’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “Inventory” has the meaning set forth in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
     “Inventory Formula Amount” means the lesser of (a) up to 65% of the Value of Eligible US Inventory; or (b) up to 85% of the NOLV Percentage of the Value of Eligible US Inventory.
     “Inventory Reserve” means (a) with respect to the US Borrowing Base, reserves established by the Administrative Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory of the US Borrowing Base Loan Parties, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns, vendor chargebacks and any retention of title claims and (b) with respect to the European Borrowing Base, reserves established by the Administrative Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Inventory of the European Borrower, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns, vendor chargebacks and any retention of title claims.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Investment Property Control Agreement” shall mean an agreement in writing by and among the Administrative Agent, any Loan Party (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any Investment Property of such Loan Party acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such Investment Property on behalf of the Administrative Agent, that it will comply with entitlement orders originated by the Administrative Agent with respect to such investment property, or other instructions of the Administrative Agent, and has such other terms and conditions as the Administrative Agent may require.
     “IP Rights” has the meaning set forth in Section 5.17.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.
     “Judgment Currency” has the meaning set forth in Section 10.25.
     “Joinder Agreement” means an agreement in substantially the form of Exhibit G.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     “L/C Documents” means all documents, instruments and agreements delivered by the Borrowers or any other Person to the L/C Issuer or the Administrative Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “L/C Rate” means (a) in respect of any day on which the Default Rate is in effect pursuant to Section 2.07(b), the Applicable Rate in respect of Letters of Credit plus 2% per annum, and (b) in respect of any other day, the Applicable Rate in respect of Letters of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Legal Reservations” means (a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors; (b) the time barring of claims under applicable limitation laws and defenses of set-off or counterclaim; and (c) any general principles which are set out in the qualifications as to matters of law in any legal opinion delivered under this Agreement.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer. Furthermore, with respect to (a) each provision of this Agreement relating to the funding or participation in any Loans or Letters of Credit denominated in Euros or the repayment or the reimbursement thereof by the Borrowers in connection therewith, (b) any rights of set-off, (c) any rights of indemnification or expense reimbursement and (d) reserves, capital adequacy or other provisions, each reference to a Lender shall be deemed to include such Lender’s Applicable Designee. Notwithstanding the designation by any Lender of an Applicable Designee, the Borrowers and the Administrative Agent shall be permitted to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided that each Applicable Designee shall be subject to the provisions obligating or restricting Lenders under this Agreement.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
     “Letter of Credit” means any US Letter of Credit or European Letter of Credit, as applicable.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is 30 days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “License” means any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
     “Licensor” means any Person from whom a Loan Party obtains the right to use any Intellectual Property.
     “Lien” means any mortgage, pledge, hypothecation, assignment (excluding any assignment constituting a sale), deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), and any contingent or other agreement to provide any of the foregoing.
     “Lien Waiver” means an agreement, in form and substance satisfactory to the Administrative Agent, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Administrative Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to the Administrative Agent the right, vis-à-vis such Licensor, to enforce the Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
     “Liquidity” means the sum of (a) US Availability plus (b) unrestricted cash and Cash Equivalents currently held by the Borrowers or their respective Subsidiaries and made available to the Borrowers; provided, however, that, subject to the second proviso below, for purposes of determining whether the Borrowers have sufficient Liquidity for any purpose under this

Agreement, at least $40,000,000 of Liquidity must be derived from US Availability and unrestricted cash and Cash Equivalents held in the United States in one or more deposit accounts at Bank of America or another U.S. financial institution acceptable to the Administrative Agent, subject to one or more Deposit Account Control Agreements or Investment Property Control Agreements with the Administrative Agent as the secured party thereto, each in form and substance satisfactory to the Administrative Agent (collectively for all such accounts, the “Domestic Controlled Cash”); and provided, further, that for purposes of determining whether the Borrowers have sufficient Liquidity to exit a Financial Covenant Trigger Period pursuant to clause (b) of the definition thereof, at least $65,000,000 of Liquidity must be derived from US Availability and Domestic Controlled Cash.
     “Loan” means each European Borrower Loan, each US Borrower Loan, each Swingline Loan and any advances made pursuant to Article II.
     “Loan Account” means the loan account established by each Lender on its books pursuant to Section 2.10(c).
     “Loan Documents” means this Agreement, the Other Agreements, the Guaranty, the Collateral Documents, the Fee Letter, and any certificate, including, without limitation, each Borrowing Base Certificate and Compliance Certificate, executed by or on behalf of any Loan Party hereunder.
     “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of US Borrower Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Loan Parties” means, collectively, the Borrowers and each Guarantor.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(m).
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Collateral” means Collateral with an aggregate value of $1,000,000 or more for any single location of a Loan Party.
     “Material Contracts” means the agreements and contracts to which any Loan Party or any of its Subsidiaries is party (a) that is deemed to be a material contract under any securities law applicable to such Loan Party or its applicable Subsidiary, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect on the business, operations, properties, prospects or condition (financial or otherwise) of any Loan Party or its applicable Subsidiary, taken as a whole; or (c) that relates to Indebtedness for borrowed money in an aggregate amount of $2,000,000 or more.
     “Material Environmental Liability” means any Environmental Liability that could reasonably be expected to result in costs or expenses of $2,000,000 or more.
     “Maturity Date” means March 29, 2013.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors.
     “Mortgage” means each mortgage, deed of trust or deed to secure debt pursuant to which a Loan Party grants to the Administrative Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Loan Party, as security for the Obligations.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Imation or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Proceeds” means with respect to a Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Loan Party in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Administrative Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
     “NOLV Percentage” means the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of a Borrowing Base Loan Party’s Inventory performed by an appraiser and on terms satisfactory to the Administrative Agent.
     “Non-Loan Party Subsidiary” means each Subsidiary of a Borrower that is not a Loan Party.
     “Non-Material Intellectual Property” has the meaning set forth in the US Security and Pledge Agreement.
     “Note” means a promissory note made by the US Borrowers or the European Borrower, as applicable, in favor of a Lender evidencing Loans made by such Lender, substantially in the forms of Exhibit B-1 and B-2, respectively.
     “Notice of Grant of Security Interests in Copyrights” means each notice of grant of security interests in copyrights pursuant to which a Loan Party provides notice to the United States Copyright Office that such Loan Party has assigned to the Administrative Agent, for the benefit of Secured Parties, such Loan Party’s interests in its copyrights, as security for the

Obligations or such other applicable filing or registration as is necessary to accomplish the same in the Netherlands, as applicable.
     “Notice of Grant of Security Interests in Patents” means each notice of grant of security interests in patents pursuant to which a Loan Party provides notice to the United States Patent and Trademark Office that such Loan Party has assigned to the Administrative Agent, for the benefit of Secured Parties, such Loan Party’s interests in its patents, as security for the Obligations or such other applicable filing or registration as is necessary to accomplish the same in the Netherlands, as applicable.
     “Notice of Grant of Security Interests in Trademarks” means each notice of grant of security interests in trademarks pursuant to which a Loan Party provides notice to the United States Patent and Trademark Office that such Loan Party has assigned to the Administrative Agent, for the benefit of Secured Parties, such Loan Party’s interests in its trademarks, as security for the Obligations or such other applicable filing or registration as is necessary to accomplish the same in the Netherlands, as applicable.
     “Obligations” means, collectively, the European Obligations and the US Obligations.
     “Ordinary Course of Business” means the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Original Real Estate Base Amount” has the meaning specified in the definition of “Real Estate Formula Amount”.
     “Other Agreement” means each Note; L/C Document; Lien Waiver; Environmental Agreement; or other instrument or agreement (other than this Agreement or a Collateral Document) now or hereafter delivered by a Loan Party or other Person to the Administrative Agent or a Lender in connection with any transactions relating hereto.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
     “Overadvance” has the meaning set forth in Section 2.01(b).
     “Overadvance Loan” means a US Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participating Member State” means each state so described in any legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency
     “Payment Item” means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Imation or any ERISA Affiliate or to which Imation or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Acquisitions” means the purchase or other acquisition of Property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or equity interests in a Person that, upon the consummation thereof, will be a Subsidiary of Imation (including as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition:
     (a) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing;
     (b) a majority of all Property, assets and businesses acquired in such purchase or other acquisition, if such acquisition is of a Person organized under the Laws of any political subdivision of the United States or the assets are located in the United States and acquired by a Loan Party, shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Domestic Subsidiary shall be a Guarantor and shall have complied with the requirements of Section 6.13, within the times specified therein;

     (c) the acquired Property, assets, business or Person is in the same or substantially the same line of business as Imation and its Subsidiaries, taken as a whole (or a business that is reasonably related or ancillary thereto);
     (d) the board of directors (or similar governing body) of the Person to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);
     (e) the total cash and noncash consideration paid by or on behalf of any Loan Party for any such acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Loan Parties for all other Permitted Acquisitions during such fiscal year (including all transaction costs, and all Indebtedness (including earn-out payments and similar obligations) incurred or assumed in connection with such acquisition and all such other Permitted Acquisitions or otherwise reflected in the balance sheet of Imation and its Subsidiaries on a consolidated basis) shall not exceed (i) $2,000,000 so long as none of clauses (ii), (iii) or (iv) below are applicable, (ii) $5,000,000 so long as, in the case of this clause (ii), pro forma US Availability for each day of the 30-day period immediately preceding such acquisition, and on the date of such acquisition after giving effect thereto, is at least $30,000,000, (iii) an amount equal to fifty percent (50%) of the lowest daily pro forma US Availability for the 30-day period immediately preceding such acquisition so long as, in the case of this clause (iii), (A) the pro forma Consolidated Fixed Charge Coverage Ratio for the most recent Fiscal Quarter ended immediately prior to such acquisition shall, after giving effect to such acquisition, be at least 1.20 to 1.00, (B) pro forma US Availability for each day of the 30-day period immediately preceding such acquisition, and on the date of such acquisition after giving effect thereto, is at least $30,000,000 and (C) clause (iv) below is not applicable, and (iv) an unlimited amount so long as, in the case of this clause (iv), pro forma Liquidity for each day of the 30-day period immediately preceding such acquisition, and on the date of such acquisition after giving effect thereto, is at least $100,000,000;
     (f) if the Inventory and Accounts acquired in connection with such acquisition are proposed to be included in the determination of any Borrowing Base and the Administrative Agent elects in its Permitted Discretion, the Administrative Agent shall have conducted an audit and field examination with respect to such Accounts and an appraisal with respect to such Inventory, in each case, to its satisfaction; and
     (g) as soon as available, but not less than fifteen (15) Business Days prior to the closing of such acquisition, the Loan Parties shall submit to the Administrative Agent notice of such acquisition and a certificate of the Chief Financial Officer or other financial officer of the Borrower Agent, in form and substance reasonably satisfactory to the Administrative Agent, (i) attaching copies of all business and financial information reasonably requested by the Administrative Agent, (ii) certifying that all of the requirements set forth in this definition, as applicable, have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (iii) if applicable (A) attaching pro forma financial statements demonstrating compliance with clause (e)(ii) of this definition, (B) certifying that such pro forma financial statements present fairly in all material respects the financial condition of Imation and its Subsidiaries on a consolidated basis as of the date thereof after giving effect to such acquisition and setting forth reasonably detailed calculations demonstrating compliance with the minimum Consolidated Fixed Charge Coverage Ratio set forth in clause (e)(ii)(A) of this definition, and (C) setting forth reasonably detailed calculations demonstrating compliance with the Liquidity requirement set forth in clause (e)(ii)(B) of this definition.
     “Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonably business judgment.
     “Permitted Liens” has the meaning specified in Section 7.01.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Imation or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.
     “Pledged Foreign Subsidiary” means a First-Tier Foreign Subsidiary that is a wholly-owned Subsidiary, is not an Inactive Subsidiary and as to which (a) if the US Loan Party holds more than 65% of the total Voting Stock, then up to 65% of the total Voting Stock thereof or (b) if the US Loan Party holds less than 65% of the total Voting Stock, the aggregate of all such Voting Stock thereof owned or held by a US Loan Party, in each case, has been pledged as collateral for the Obligations to the Administrative Agent pursuant to documentation in form and substance satisfactory to the Administrative Agent, together with such ancillary documents and opinions of counsel as the Administrative Agent may request.
     “Pro Forma Basis” means, in connection with any calculation of Consolidated Fixed Charge Coverage Ratio, the calculation thereof after giving effect on a pro forma basis to (a) the sale or disposition of any assets constituting a business, division or product line of Imation or any of its Subsidiaries (together, “Divestiture”) as if such Divestiture had occurred on the first day of the relevant Subject Period, (b) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Subject Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Subject Period, (c) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Subject Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Subject Period and/or (d) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Subject Period and on or prior to the date of the respective Permitted Acquisition then being effected as if such Permitted Acquisition had occurred on the first day of the relevant Subject Period, as the case may be, with the following rules to apply in connection therewith:
     (i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Subject Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Subject Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Subject Period shall be deemed to have been retired or redeemed on the first day of the respective Subject Period and remain retired through the date of determination;
     (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Subject Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and
     (iii) in making any determination of Consolidated EBITDA for the purposes specified above in this definition, pro forma effect shall be given to any Permitted Acquisition or Divestiture consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Permitted Acquisition or Divestiture was consummated on the first day of the relevant Subject Period, but without taking into account (in the case of any Permitted Acquisition) any pro forma cost savings and expenses.
     “Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Protective Advances” has the meaning specified in Section 2.01(c).

     “Real Estate” means all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
     “Real Estate Appraisal” shall mean that certain Appraisal of Real Property dated as of April 21, 2009 and prepared by Cushman & Wakefield of Minnesota, Inc., Valuation Services, Capital Markets Group, for the real property located at 1 Imation Place, Oakdale, Minnesota.
     “Real Estate Formula Amount” means the lesser of (a) 60% of the fair market value of the Eligible Real Estate Assets determined pursuant to the Real Estate Appraisal (the “Original Real Estate Base Amount”), provided, however, that the Original Real Estate Base Amount shall be automatically reduced at the beginning of each month, commencing June 1, 2009, by an amount equal to 1/84th of the Original Real Estate Base Amount (such amount as so reduced being referred to in this Agreement as the “Current Real Estate Amount”) and (b) $40,000,000.
     “Real Estate Value Reserve” means reserves established by the Administrative Agent in its Permitted Discretion to reflect that sixty percent (60%) of the fair market value of the Eligible Real Estate Assets as set forth in the most recent acceptable appraisal received by the Administrative Agent with respect thereto has declined by more than the monthly amortization of the Original Real Estate Base Amount.
     “Register” has the meaning set forth in Section 10.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Related Real Estate Documents” means with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to the Administrative Agent: (a) a mortgagee title policy (or binder therefor) covering the Administrative Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to the Administrative Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as the Administrative Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate containing a property description certified by a licensed surveyor, acceptable to the Administrative Agent; (d) a flood plain certification and flood insurance in an amount, with endorsements and by an insurer acceptable to the Administrative Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to the Administrative Agent, and in form and substance satisfactory to the Administrative Agent; (f) an environmental assessment, prepared by environmental engineers acceptable to the Administrative Agent, and accompanied by such reports, certificates, studies or data as the Administrative Agent may reasonably require, which shall all be in form and substance satisfactory to the Administrative Agent; and (g) an Environmental Agreement and such other documents, instruments or agreements as the Administrative Agent may reasonably require with respect to any environmental risks regarding the Real Estate.
     “Rent and Charges Reserve” means (a) a reserve equal to the aggregate of (i) all past due rent and other amounts owing by a US Borrowing Base Loan Party to any landlord,

warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could by contract or applicable Law assert a Lien on any Collateral; and (ii) the aggregate of at least three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver and (b) a reserve equal to the aggregate of (i) all past due rent and other amounts owing by the European Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could by contract or applicable Law assert a Lien on any Collateral; and (ii) the aggregate of at least three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
     “Required Consignee Documentation” means, with respect to any consignee, (a) a fully-executed copy of the current consignment agreement between the applicable US Loan Party and such consignee, (b) a fully-executed consignment UCC filing authorization agreement in form and substance satisfactory to the Administrative Agent by and between the applicable Loan Party and such consignee, (c) satisfactory evidence that a UCC-1 financing statement naming such consignee as debtor, the applicable US Loan Party as secured party, and the Inventory subject to the respective consignment as the collateral, and in all respects satisfactory to the Administrative Agent in its discretion, has been filed in the proper filing office, (d) evidence that a UCC-3 financing statement amendment has been filed with respect to the financing statement described in clause (c) above, assigning the rights of the applicable US Loan Party, as secured party, to the Administrative Agent, (e) notice of the applicable US Loan Party’s interest, and the Administrative Agent’s security interest, in the consigned Inventory shall have been delivered to each Person with a perfected Lien in the Inventory of such consignee and (f) all other documents, instruments, certificates and agreements as the Administrative Agent may reasonably require with regard to such consignee.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, chief financial officer, president, vice president, treasurer, assistant treasurer or corporate controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
     “Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Loan Party to incur or repay borrowed money, to grant Liens on any assets, to declare or make distributions, to modify, extend or renew any agreement evidencing borrowed money, or to repay any intercompany Indebtedness.
     “Revaluation Date” means (a) with respect to any Euro Denominated Loan, each of the following: (i) each date of a Borrowing of such Loan, (ii) each date of a continuation of such Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine, in its Permitted Discretion, or the Required Lenders shall require, and (b) with respect to any Letter of Credit denominated in Euros, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under such Letter of Credit, and (iv) such additional dates as the Administrative Agent, in its Permitted Discretion, or the L/C Issuer, in its Permitted Discretion, shall determine or the Required Lenders shall require.
     “Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in Euros, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euros.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Parties” means the Administrative Agent, the L/C Issuer, the Lenders and the providers of Bank Products.

     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Security Agreements” means the US Security and Pledge Agreement and the European Security and Pledge Agreements.
     “Significant Inventory Locations” has the meaning set forth in Section 6.14.
     “Solvent” means, when used with respect to any Person, that at the time of determination:
     (a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and
     (b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and
     (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and
     (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
For purposes of determining whether a Person is Solvent, (x) the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, and (y) the value of rights of contribution from other Solvent entities shall be included.
     “SPC” has the meaning set forth in Section 10.06(h).
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Euros.
     “Subject Period” means, as of any date of determination for any Person, the trailing twelve fiscal month period of such Person ending on such date.

     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.
     “Super-Majority Lenders” means, as of any date of determination, Lenders having more than 66 2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 66 2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super-Majority Lenders.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swingline Loans” means, collectively, US Swingline Loans and European Swingline Loans.

     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means $25,000,000.
     “Total Availability” means, collectively, US Availability and European Availability.
     “Total Borrowing Base” means the sum of the US Borrowing Base and the European Borrowing Base.
     “Total European Sublimit” means an amount equal to the US Dollar Equivalent of $50,000,000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Total US Sublimit” means an amount equal to $150,000,000.
     “Type” means, with respect to a US Borrower Loan, its character as a US Base Rate Loan or a Eurocurrency Rate Loan.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
     “UFCA” has the meaning set forth in Section 10.21.
     “UFTA” has the meaning set forth in Section 10.21.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.

     “US Accounts Formula Amount” means up to 85% of the Value of Eligible US Accounts; provided, however, that such percentage shall be reduced by 1.0% for each whole percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%.
     “US Availability” means the amount by which (a) the lesser of (i) the US Borrowing Base and (ii) the Total US Sublimit exceeds (b) US Outstandings.
     “US Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) Eurocurrency Rate for a 30 day Interest Period as determined on such day, plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “US Base Rate Loan” means a Loan that bears interest based on the US Base Rate.
     “US Borrower Loan” has the meaning set forth in Section 2.01.
     “US Borrower Note” has the meaning specified in Section 2.10(a).
     “US Borrowers” has the meaning specified in the introductory paragraph hereto.
     “US Borrowing Base” means on any date of determination, an amount equal to the sum of the US Accounts Formula Amount, plus the Inventory Formula Amount, plus the Real Estate Formula Amount minus the Availability Reserve.
     “US Borrowing Base Loan Party” means each US Borrower and each other US Loan Party whose assets are included, from time to time in the discretion of the Administrative Agent, as Eligible US Inventory or Eligible US Accounts.
     “US Collateral” means all Property of the US Loan Parties described in any Collateral Documents.
     “US Dollar” and “$” mean lawful money of the United States.
     “US Dollar Equivalent” means at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in Euros, the equivalent amount in US Dollars calculated by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of US Dollars with Euros.
     “US Dominion Account” means a special account established by Borrowers at Bank of America or another bank acceptable to Administrative Agent in the United States, over which Administrative Agent has exclusive control for withdrawal purposes.

     “US Guarantors” means, collectively, each Domestic Subsidiary (other than an Inactive Subsidiary) of either of the US Borrowers (a) whose name appears on the signature page of the Guaranty, or (b) that has executed a Joinder Agreement pursuant to Section 6.13.
     “US Honor Date” has the meaning set forth in Section 2.03(c)(i)(A).
     “US Letter of Credit” means any letter of credit issued hereunder for the account of the US Borrowers in US Dollars or Euros and shall include the Existing Letters of Credit. A US Letter of Credit may be a commercial letter of credit or a standby letter of credit.
     “US Letter of Credit Sublimit” means an amount equal to $75,000,000. The US Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “US Loan Parties” means, collectively, the US Borrowers and the US Guarantors.
     “US Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any US Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Bank Product Debt, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including Extraordinary Expenses) and interest and fees that accrue after the commencement by or against any US Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “US Outstandings” means the aggregate Outstanding Amount of all Loans made to the US Borrowers and L/C Obligations with respect to US Letters of Credit.
     “US Security and Pledge Agreement” means the Amended and Restated Security and Pledge Agreement executed by the US Loan Parties in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit H.
     “US Swingline Loan” means any Borrowing of US Borrower Loans in US Dollars at the US Base Rate funded with the Administrative Agent’s funds, until such Borrowing is settled among the Lenders or repaid by the US Borrowers.
     “US Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i)(A).
     “Value” means (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among the Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
     “Voting Stock” means securities, ownership interests or membership interests of any class or classes of a business entity, the holders of which are ordinarily, in the absence of contingencies, (a) entitled to elect a majority of the corporate directors (or Persons performing similar functions), if such entity is a corporation, (b) entitled to cast a majority of the votes on the general business matters of such entity, or (c) entitled to act as the sole general partner or sole manager, or entitled to elect the manager or managing partner of such entity.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “Property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in US Dollars or Euros, as applicable, and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time and shall be stated in US Dollars. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Administrative Agent in its Permitted Discretion (and not necessarily calculated in accordance with GAAP).
     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.

     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements and using the same inventory valuation method as used in such financial statements, except as otherwise specifically prescribed herein.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder (such request to be made no later than the later of 6 months after the date of the applicable financial statement or the end of the fiscal year pertaining to such financial statement) setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
     1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific Time (daylight or standard, as applicable).
     1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

     1.08 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”
     1.09 Exchange Rates; Currency Equivalents; Applicable Currency.
          (a) For purposes of this Agreement, references to the applicable outstanding amount of Loans, Letters of Credit, Total Outstandings or L/C Obligations shall be deemed to refer to the US Dollar Equivalent thereof.
          (b) For purposes of this Agreement, the US Dollar Equivalent of any Loans, Letters of Credit, other Obligations and other references to amounts denominated in Euros or the lawful currency of any Applicable Foreign Jurisdiction shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date. Such US Dollar Equivalent shall become effective as of such Revaluation Date for such Loans, Letters of Credit and other Obligations and shall be the US Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Loans, Letters of Credit and other Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with financial covenants and the Borrowing Base) shall be the US Dollar Equivalent thereof.
          (c) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of an Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Loan or Letter of Credit is denominated in Euros, such amount shall be the relevant Euro Equivalent of such US Dollar amount (rounded to the nearest Euro, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
          (d) For purposes of this Agreement, all repayments, prepayments or reimbursements with respect to Loans, Letters of Credit and other Obligations shall be made in the currency applicable to such Advance, Letter of Credit or other Obligation except as otherwise provided herein.
          (e) For purposes of this Agreement, Mandatory Cost shall be added to the applicable interest rate for any Loan which is lent from a Lending Office in the United Kingdom or a Participating Member State.
     1.10 Dutch Terms. In this Agreement, a reference to:
          (a) a “board of directors” means a managing board (bestuur) when the European Borrower is concerned; and
          (b) a “director” means a managing director (bestuurder) when the European Borrower is concerned.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Loans; Advances.
     (a) Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make (i) loans to the US Borrowers from time to time in US Dollars (each such loan, a “US Borrower Loan”) and (ii) loans to the European Borrower from time to time in Euros or US Dollars (each such loan, a “European Borrower Loan”), in each case on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the lesser of (A) the Aggregate Commitments and (B) the Total Borrowing Base, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment. In no event shall Lenders have any obligation to honor a request for (1) a US Borrower Loan if the unpaid balance of US Borrower Loans and L/C Obligations with respect to US Letters of Credit outstanding at such time (including the requested US Borrower Loan) would exceed the lesser of (x) the Total US Sublimit and (y) the US Borrowing Base or (2) a European Borrower Loan if the unpaid balance of European Borrower Loans and L/C Obligations with respect to European Letters of Credit outstanding at such time (including the requested European Borrower Loan) would exceed the lesser of (x) the Total European Sublimit and (y) the European Borrowing Base. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be made (a) in the case of US Borrower Loans, at the option of the US Borrowers, as US Base Rate Loans or Eurocurrency Rate Loans, in each case in US Dollars and (b) in the case of European Borrower Loans, at the option of the European Borrower, as Eurocurrency Rate Loans in US Dollars or Euros, in each case as further provided herein. In addition to the foregoing, certain Loans may be made to the Borrowers to the extent they are deemed to be made in accordance with Sections 2.02(c), 2.02(g), 2.03(c)(i)(B), 2.03(c)(ii), 3.02, 3.03 and 3.07.
     (b) Overadvances. If the Total Outstandings exceed the Total Borrowing Base at any time or if the US Outstandings exceed the US Borrowing Base at any time (a “US Overadvance”) or if the European Outstandings exceed the European Borrowing Base at any time (a “European Overadvance”; and together with the US Overadvances, each an “Overadvance”), in each case the excess amount shall be payable by the Borrowers on demand to the Administrative Agent, but the excess amount of the Total Outstandings shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents; provided that the European Borrower shall not be required to pay any Overadvance other than a European Overadvance. Unless its authority has been revoked in writing by Required Lenders, the Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (i) when no other Event of Default is known to the Administrative Agent, as long as (A) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (B) the Overadvance is not known by the Administrative Agent to (1) exceed 10% of the Total Borrowing Base or (2) with respect to the US Outstandings, to exceed 10% of the US

Borrowing Base or (3) with respect to the European Outstandings, to exceed 10% of the European Borrowing Base; and (ii) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (A) is not increased by more than $5,000,000, and (B) does not continue for more than 30 consecutive days. Notwithstanding the foregoing, in no event shall Overadvance Loans be requested that would cause the Total Outstandings to exceed the Aggregate Commitments or the US Outstandings to exceed the Total US Sublimit or the European Outstandings to exceed the Total European Sublimit. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
     (c) Protective Advances. The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 4.02 are not satisfied, to make US Base Rate Loans (“Protective Advances”) (i) up to an aggregate amount of $10,000,000 outstanding at any time, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (ii) to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including costs, fees and expenses; provided that the European Borrower shall only be required to pay the portion of any Protective Advance relating to the European Collateral or the collectability or repayment of the European Obligations. Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Share; provided, that, to the extent that any Lender has not participated in any Protective Advance, the Administrative Agent shall be entitled to reimbursement of such outstanding amounts as an expense item. Notwithstanding the foregoing, in no event shall the Administrative Agent be authorized to make any Protective Advance if, after giving effect to each Lender’s participation in such Protective Advance, the Total Outstandings will exceed the Aggregate Commitments or the US Outstandings will exceed the Total US Sublimit or the European Outstandings will exceed the Total European Sublimit. The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) (i) Borrowings. Each Borrowing shall be made upon the Borrower Agent’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (x) with respect to US Borrower Loans, not later than 8:00 a.m. (Pacific time) (I) three Business Days prior to the requested date of any Borrowing of Eurocurrency Rate Loans, and (II) on the requested date of any Borrowing of US Base Rate Loans or US Swingline Loans and (y) with respect to European Borrower Loans, not later than 11:00 a.m. (London time) (I) three Business Days prior to the requested date of any Borrowing of Eurocurrency Rate Loans and (II) on the requested date of any Borrowing of European Swingline Loans. Each telephonic notice by the Borrower Agent pursuant to this Section 2.02(a)(i) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the

Borrower Agent. Each Borrowing of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (A) the applicable Borrower or Borrowers, (B) the requested date of the Borrowing (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, (D) with respect to the European Borrower only, whether the Borrowing is to be a Dollar Denominated Loan or a Euro Denominated Loan and, in each case, whether it is to be made as a Eurocurrency Rate Loan or a European Swingline Loan, (E) with respect to the US Borrowers only, whether the Borrowing is to be a Eurocurrency Rate Loan, US Base Rate Loan or US Swingline Loan and (F) in the case of a Eurocurrency Rate Loan, the duration of the Interest Period with respect thereto. If the Borrower Agent requests a Borrowing of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If the Borrower Agent, on behalf of either of the US Borrowers, fails to specify the type of US Borrower Loan in a Loan Notice, then the applicable US Borrower Loans shall be made as US Base Rate Loans. If the European Borrower fails to specify the type of European Borrower Loan in a Loan Notice, then the European Borrower shall be deemed to have requested a Borrowing of Eurocurrency Rate Loans in US Dollars.
     (ii) Conversions and Continuations of Loans. Each conversion of US Borrower Loans (other than US Swingline Loans) from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower Agent’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (x) with respect to US Borrower Loans (other than US Swingline Loans), not later than 8:00 a.m. (Pacific time) three Business Days prior to the requested date of any conversion to or continuation of Eurocurrency Rate Loans or of any conversion of the US Borrowers’ Eurocurrency Rate Loans to US Base Rate Loans and (y) with respect to European Borrower Loans, not later than 11:00 a.m. (London time) three Business Days prior to the requested date of any continuation of Eurocurrency Rate Loans. Each telephonic notice by the Borrower Agent pursuant to this Section 2.02(a)(ii) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Agent. Each conversion to or continuation of Eurocurrency Rate Loans, as applicable, shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (A) the applicable Borrower or Borrowers, (B) whether the Borrower is requesting a conversion of US Borrower Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (C) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (D) the principal amount of Loans to be converted or continued, (E) with respect to the US Borrowers only, the Type of Loans to which existing Loans are to be converted, and (F) if applicable, the duration of the Interest Period with respect thereto. If the Borrower Agent, on behalf of either of the US Borrowers, fails to specify a Type of US Borrower Loan in a Loan Notice or if the Borrower Agent fails to give a timely notice requesting a conversion or continuation, then the applicable US Borrower Loans shall be converted to

US Base Rate Loans. Any such automatic conversion to US Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower Agent requests a conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Agent, the Administrative Agent shall notify each Lender of the details of any automatic conversion to US Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Agent; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower Agent, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any L/C Borrowings, and second, to the Borrowers as provided above.
     (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or, if it is a US Borrower Loan, converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders. During the existence of a Default, unless the Required Lenders consent, (i) all Eurocurrency Rate Loans which are Dollar Denominated Loans shall be converted to US Base Rate Loans and (ii) all Eurocurrency Rate Loans which are Euro Denominated Loans shall be converted to Eurocurrency Base Rate Loans.
     (d) The Administrative Agent shall promptly notify the Borrower Agent and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that US Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Agent and the Lenders of any change in Bank of America’s prime rate used in determining the US Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of US Borrower Loans from one Type to the other, and all continuations of Eurocurrency Rate Loans, there shall not be more than five Interest Periods in effect with respect to US Borrower Loans and five Interest Periods in effect with respect to European Borrower Loans.

     (f) Unless payment is otherwise timely made by the US Borrowers, the becoming due of any US Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, L/C Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request by the US Borrowers for US Base Rate Loans on the due date, in the amount of such US Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant US Obligation. In addition, during any Cash Dominion Trigger Period, Administrative Agent may, at its option, charge such US Obligations against any operating, investment or other account of a US Borrower maintained with Administrative Agent or any of its Affiliates.
     (g) Unless payment is otherwise timely made by the European Borrower, the becoming due of any European Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, L/C Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for a European Swingline Loan, in the applicable currency, on the due date, in the amount of such European Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant European Obligation. In addition, during any Cash Dominion Trigger Period, Administrative Agent may, at its option, charge such European Obligations against any operating, investment or other account of the European Borrower maintained with Administrative Agent or any of its Affiliates.
     (h) If US Borrowers establish one or more controlled disbursement accounts in the United States with Administrative Agent or any Affiliate of Administrative Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for US Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account. For the avoidance of doubt, no such deemed Borrowing request shall be available to the European Borrower.
     (i) (i) The Administrative Agent may, but shall not be obligated to, advance Swingline Loans to the Borrowers as expressly provided hereunder or as the Administrative Agent may deem appropriate or necessary in lieu of any other Loan required or permitted to be made hereunder, unless the funding is specifically required to be made by all Lenders hereunder. Swingline Loans made to the US Borrowers shall not exceed an aggregate outstanding amount of $15,000,000 and Swingline Loans made to the European Borrower shall not exceed an aggregate outstanding amount of $5,000,000. Each Swingline Loan shall constitute a Loan for all purposes, except that payments thereon shall be made to the Administrative Agent for its own account. The obligation of the Borrowers to repay Swingline Loans shall be evidenced by the records of the Administrative Agent and need not be evidenced by any promissory note.
     (ii) To facilitate administration of the Loans, the Lenders and the Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Loans may take place on a date determined from time to time by the Administrative Agent, which shall occur at least once each week; provided that for purposes of settling any Borrowing by the European Borrower, the Administrative Agent shall give the Lenders at least three Business Days prior notice. On each settlement date, settlement shall be made with each Lender in accordance with the settlement report delivered by the Administrative Agent to the Lenders; provided that European Swingline Loans shall be settled as Eurocurrency Rate Loans with an Interest Period of one month or such other longer period as the Administrative Agent and the Borrowers may agree to. Between settlement dates, the Administrative Agent may in its discretion apply payments (A) on European Borrower Loans to European Swingline Loans and (B) on US Borrower Loans to US Swingline Loans, in each case regardless of any designation by the Borrower Agent or any provision herein to the contrary. Each Lender’s obligation to make settlements with the Administrative Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied. If, due to an Insolvency Proceeding with respect to the European Borrower or otherwise, any European Swingline Loan may not be settled among the Lenders hereunder, then each Lender shall be deemed to have purchased from the Administrative Agent a pro rata participation in each unpaid European Swingline Loan in the applicable currency and shall transfer the amount of such participation (which shall bear interest at the Eurocurrency Base Rate) to the Administrative Agent, in immediately available funds, within three Business Days after the Administrative Agent’s request therefor. If, due to an Insolvency Proceeding with respect to a US Borrower or otherwise, any US Swingline Loan may not be settled among the Lenders hereunder, then each Lender shall be deemed to have purchased from the Administrative Agent a pro rata participation in each unpaid US Swingline Loan and shall transfer the amount of such participation (which shall bear interest at the US Base Rate) to the Administrative Agent, in immediately available funds, within one Business Day after the Administrative Agent’s request therefor.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, after giving effect thereto (u) Total Outstandings would exceed the lesser of the Total Borrowing Base and the Aggregate Commitments, (v) US Outstandings would exceed the lesser of the US Borrowing Base and the Total US Sublimit, (w) European Outstandings would exceed the lesser of the European Borrowing Base and the Total European Sublimit, (x) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, would exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations with respect to US Letters of Credit would exceed the US Letter of Credit

Sublimit or (z) the Outstanding Amount of the L/C Obligations with respect to European Letters of Credit would exceed the European Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
     (D) such Letter of Credit is to be denominated in a currency other than US Dollars or Euros;
     (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

     (F) the purpose is not consistent with Section 6.11 or the form of the proposed Letter of Credit is not satisfactory to Administrative Agent and L/C Issuer in their respective discretion; or
     (G) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the applicable Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Agent. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (x) with respect to Letters of Credit denominated in US Dollars, not later than 11:00 a.m. (Pacific time) at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be and (y) with respect to Letters of Credit denominated in Euros, not later than 11:00 a.m. (London time) at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether such Letter of Credit is a US Letter of Credit or a European Letter of Credit; (H) whether such Letter of Credit is to be denominated in US Dollars or Euros and (I) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Agent and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
     (iii) The Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of any Existing Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”) at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii)or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the non-renewal notice date set forth in such Auto-Renewal Letter of Credit or, if not designated, the annual anniversary of the issuance thereof, that (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.

     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower Agent and the Administrative Agent thereof.
     (A) Not later than (I) 11:00 a.m. (Pacific time) with respect to US Letters of Credit denominated in US Dollars or (II) 11:00 a.m. (London time) with respect to US Letters of Credit denominated in Euros, in each case on the date of any payment by the L/C Issuer under a US Letter of Credit (each such date, a “US Honor Date”), the US Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the US Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the US Honor Date, the amount of the unreimbursed drawing (the “US Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the US Borrowers shall be deemed to have requested a Borrowing of US Base Rate Loans to be disbursed on the US Honor Date in an amount equal to the US Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of US Base Rate Loans, but subject to the amount of the unutilized portion of the Total US Sublimit and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). The US Unreimbursed Amount in connection with a US Letter of Credit denominated in Euros shall be converted to its US Dollar Equivalent and shall be payable in US Dollars.
     (B) Not later than (I) 11:00 a.m. (Pacific time) with respect to European Letters of Credit denominated in US Dollars or (II) 11:00 a.m. (London time) with respect to European Letters of Credit denominated in Euros, in each case on the date of any payment by the L/C Issuer under a European Letter of Credit (each such date, a “European Honor Date”), the European Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the European Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the European Honor Date, the amount of the unreimbursed drawing (the “European Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the European Borrower shall be deemed to have requested a Borrowing of European Swingline Loans in the same currency of such European Letter of Credit to be disbursed on the European Honor Date in an amount equal to the European Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a), but subject to the amount of the unutilized portion of the Total European Sublimit and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).
     (C) Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing.
     (ii) With respect to US Letters of Credit, each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i)(A) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the US Unreimbursed Amount, not later than 12:00 p.m. (noon) (Pacific time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a US Base Rate Loan to the applicable US Borrower in such amount. With respect to European Letters of Credit, the proceeds of Swingline Loans shall be used to repay the European Unreimbursed Amount, and such Swingline Loans shall be settled among the Administrative Agent and the Lenders as soon as practicable pursuant to Section 2.02(i). The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to (A) any US Unreimbursed Amount that is not fully refinanced by a Borrowing of US Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable US Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the US Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate and (B) any European Unreimbursed Amount that is not fully refinanced by a Borrowing of European Swingline Loans, in the applicable currency, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the European Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the European Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii)shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii) or in accordance with Section 2.02(i), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related applicable Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the US Borrowers to reimburse the L/C Issuer for each drawing under each US Letter of Credit and to repay each associated L/C Borrowing, and the obligation of the European Borrower to reimburse the L/C Issuer for each drawing under each European Letter of Credit and to repay each associated L/C Borrowing, shall in each case, be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

     (ii) the existence of any claim, counterclaim, set-off, defense or other right that the applicable Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the applicable Borrower.
     The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrower Agent will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent or any of their Related Parties, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent or any of their Related Parties, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if US Availability is less than zero after giving effect to the prepayment of outstanding Loans pursuant to Section 2.04(b), or (iv) if any demand for Cash Collateralization has been made under Section 8.02(c), the Borrowers shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be); provided, that the European Borrower shall have no obligation to Cash Collateralize the L/C Obligations in respect of any US Letters of Credit. Sections 2.04 and 8.02(c)set forth certain additional requirements to deliver Cash Collateral hereunder. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, Deposit Accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing Deposit Accounts at Bank of America.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower Agent when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
     (i) Letter of Credit Fees. (i) The US Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a US Letter of Credit fee for each US Letter of Credit equal to the L/C Rate times the daily maximum amount available to be drawn under such US Letter of Credit (whether or not such maximum amount is then in effect under such US Letter of Credit) and (ii) the European Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a European Letter of Credit fee for each European Letter of Credit equal to the L/C Rate times the daily maximum amount available to be drawn under such European Letter of Credit (whether or not such maximum amount is then in effect under such European Letter of Credit). Such letter of credit fees shall be computed on a monthly basis in arrears. Such letter of credit fees shall be due and payable on (i) the first Business Day after the end of each calendar month, commencing with the Closing Date, (ii) on the Letter of Credit Expiration Date and (iii) thereafter on demand. If there is any change in the L/C Rate during any month, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the L/C Rate separately for each period during such month that such L/C Rate was in effect.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.
     (i) The US Borrowers shall pay directly to the L/C Issuer for their own account a fronting fee with respect to each US Letter of Credit equal to 1/8 of 1% per annum times the daily maximum amount available to be drawn under such US Letter of Credit. Such fronting fee shall be computed on a monthly basis in arrears. Such fee shall be due and payable on (i) the first Business Day after the end of each calendar month, commencing with the first calendar month ending after the issuance of such US Letter of Credit, (ii) on the Letter of Credit Expiration Date and (iii) thereafter on demand. In addition, the US Borrowers shall pay directly to the L/C Issuer for their own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (ii) The European Borrower shall pay directly to the L/C Issuer for their own account a fronting fee with respect to each European Letter of Credit equal to 1/8 of 1% per annum times the daily maximum amount available to be drawn under such European Letter of Credit. Such fronting fee shall be computed on a monthly basis in arrears. Such fee shall be due and payable on (i) the first Business Day after the end of each calendar month, commencing with the first calendar month ending after the issuance of such European Letter of Credit, (ii) on the Letter of Credit Expiration Date and (iii) thereafter on demand. In addition, the European Borrower shall pay directly to the L/C Issuer for their own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
     2.04 Prepayments.
     (a) The Borrowers may, upon notice to the Administrative Agent by the Borrower Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent (x) with respect to US Borrower Loans not later than 8:00 a.m. (Pacific time) (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of US Base Rate Loans and US Swingline Loans and (y) with respect to European Borrower Loans not later than 11:00 a.m. (London time) (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of any other European Borrower Loans, including, without limitation, Eurocurrency Base Rate Loans, European Swingline Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans (including applicable Swingline Loans) shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and whether such Loans are Eurocurrency Rate Loans or Swingline Loans and in the case of European Borrower Loans, whether such Loans are Dollar Denominated Loans or Euro Denominated Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.
     (b) (i) If any Disposition includes the disposition of Borrowing Base Collateral constituting US Collateral, then the Net Proceeds of such Borrowing Base Collateral shall be applied to the US Borrower Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists (other than one that is cured with an Overadvance Loan pursuant to Section 2.01(b)), Borrowers shall, on the sooner of Administrative Agent’s demand or the first Business Day after any Borrower has knowledge thereof repay the outstanding US Borrower Loans and/or Cash Collateralize outstanding L/C Obligations with respect to US Letters of Credit, in an amount such that after giving effect to such repayment of US Borrower Loans or Cash Collateralization of L/C Obligations with respect to US Letters of Credit, Total Outstandings do not exceed the lesser of (A) the Total Borrowing Base and (B) the Aggregate Commitments and US Outstandings do not exceed the lesser of (x) the US Borrowing Base and (y) the Total US Sublimit; provided, however, that the Borrowers shall not be required to Cash Collateralize the outstanding L/C Obligations with respect to US Letters of Credit unless, after the prepayment in full of the US Borrower Loans, the Total Outstandings continue to exceed the lesser of the Total Borrowing Base and the Aggregate Commitments and the US Outstandings continue to exceed the lesser of the US Borrowing Base and the Total US Sublimit.
     (ii) If any Disposition includes the disposition of Borrowing Base Collateral constituting European Collateral, then the Net Proceeds of such Borrowing Base Collateral shall be applied to the European Borrower Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists (other than one that is cured with an Overadvance Loan pursuant to Section 2.01(b)), Borrowers shall, on the sooner of Administrative Agent’s demand or the first Business Day after any Borrower has knowledge thereof repay the outstanding European Borrower Loans and/or Cash Collateralize outstanding L/C Obligations with respect to European Letters of Credit, in an amount such that after giving effect to such repayment of European Borrower Loans or Cash Collateralization of L/C Obligations with respect to European Letters of Credit,

Total Outstandings do not exceed the lesser of (A) the Total Borrowing Base and (B) the Aggregate Commitments and European Outstandings do not exceed the lesser of (x) the European Borrowing Base and (y) the Total European Sublimit; provided, however, that the Borrowers shall not be required to Cash Collateralize the outstanding L/C Obligations with respect to European Letters of Credit unless, after the prepayment in full of the European Borrower Loans, the Total Outstandings continue to exceed the lesser of the Total Borrowing Base and the Aggregate Commitments and the European Outstandings continue to exceed the lesser of the European Borrowing Base and the Total European Sublimit.
     (c) If any condition set forth in Section 2.04(b) exists solely as a result of currency fluctuations of Loans and Letters of Credit denominated in Euros, then the repayments or Cash Collateralizations required pursuant to Section 2.04(b) shall only be required if (i) the US Outstandings exceed 105% of the lesser of the US Borrowing Base and the Total US Sublimit or (ii) the European Outstandings exceed 105% the lesser of the European Borrowing Base and the Total European Sublimit, as applicable, as then in effect as provided in Section 2.04(b) for more than three consecutive Business Days, at which time the excess of such outstandings over 100% shall be required to be eliminated.
     2.05 Termination or Reduction of Commitments. The Borrowers may, upon notice to the Administrative Agent by the Borrower Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments, the Total US Sublimit or the Total European Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 8:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments, the Total US Sublimit or the Total European Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments or the US Outstandings would exceed the Total US Sublimit or the European Outstandings would exceed the Total European Sublimit, (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Total US Sublimit or the Total European Sublimit, the US Letter of Credit Sublimit exceeds the Total US Sublimit, such US Letter of Credit Sublimit shall be automatically reduced by the amount of such excess, (v) if, after giving effect to any reduction of the Aggregate Commitments, the Total US Sublimit or the Total European Sublimit, the European Letter of Credit Sublimit exceeds the Total European Sublimit, such European Letter of Credit Sublimit shall be automatically reduced by the amount of such excess and (vi) the European Borrower shall have no rights or obligations in respect of the Total US Sublimit. The amount of any such Aggregate Commitment, Total US Sublimit or Total European Sublimit reduction shall not be applied to the US Letter of Credit Sublimit or the European Letter of Credit Sublimit unless otherwise specified by the Borrower Agent. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments, the Total US Sublimit or the Total European Sublimit. Any reduction of the Aggregate Commitments, the Total US Sublimit or the Total European Sublimit shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility and utilization fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

     2.06 Repayment of Loans. The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.
     2.07 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each US Base Rate Loan and US Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the US Base Rate plus the Applicable Rate; and (iii) each Eurocurrency Base Rate Loan and European Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurocurrency Base Rate plus the Applicable Rate.
     (b) If any amount payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders and after notice thereof to the Borrowers, while any Event of Default exists, the interest shall accrue on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.08 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
     (a) Facility Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a Facility Fee equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Loans and L/C Obligations), regardless of usage; provided that the European Borrower shall not be required to pay any portion of such fees in excess of the European Borrower Percentage thereof. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the last Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The Facility Fee shall be calculated monthly in arrears, and if there is any change in the Applicable Rate during any month, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such month that such Applicable Rate was in effect.
     (b) Other Fees.
     (i) The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.
     2.10 Evidence of Debt.
     (a) Agent Record; Notes. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, (i) the US Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s US Borrower Loans in addition to such accounts or records (the “US Borrower Note”) and (ii) the European Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s European Borrower Loans in addition to such accounts or records (the “European Borrower Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) Lender Records. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     (c) Loan Accounts. The Administrative Agent shall maintain in accordance with its usual and customary practices an account or accounts for each of the US Borrowers and the European Borrower (“Loan Accounts”) evidencing the Indebtedness of the Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of the Administrative Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. The Administrative Agent may maintain a single Loan Account in the name of Imation and a single Loan Account in the name of Imation Europe B.V., and each US Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.
     (d) Entries Binding. Entries made in the Loan Accounts shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Accounts is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Administrative Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
     2.11 Payments Generally.
     (a) Payments.
     (i) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in US Dollars or Euros, as applicable, and in Same Day Funds (A) with respect to the payments in US Dollars, not later than 11:00 a.m. (Pacific time) on the date specified herein and (B) with respect to payments in Euros, not later than 11:00 a.m. (London time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. (Pacific time or London time, as applicable) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Euros, such Borrower shall make such payment in US Dollars in the US Dollar Equivalent of the Euro payment amount.

     (ii) The ledger balance in any Dominion Account as of the end of a Business Day shall be applied to the US Obligations or European Obligations, as applicable, on the same Business Day, during any Cash Dominion Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default exists. At any time Section 8.03 applies, each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that the Administrative Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations then due and owing, in accordance with the terms of this Agreement.
     (iii) The Administrative Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by the Administrative Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of L/C Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. The Lenders and the Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.
     (iv) The US Borrower Loans, L/C Obligations with respect to US Letters of Credit and other US Obligations shall constitute one general obligation of the US Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by the Administrative Agent’s Lien upon all US Collateral; provided, however, that the Administrative Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each US Borrower to the extent of any US Obligations jointly or severally owed by such US Borrower.
     (v) The European Borrower Loans, L/C Obligations with respect to European Letters of Credit and other European Obligations shall constitute one general obligation of the European Borrower and (unless otherwise expressly provided in any Loan Document) shall be secured by the Administrative Agent’s Lien upon all Collateral.
     (vi) All repayments, prepayments or reimbursements with respect to US Loans, US Letters of Credit and other US Obligations shall be made to the Administrative Agent’s Office for US Obligations and all repayments, prepayments or reimbursements with respect to European Loans, European Letters of Credit and other European Obligations shall be made to the Administrative Agent’s Office for European Obligations.
     (b) Payment after Business Day. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following

Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (c) Failure to Make Payment. Unless the Borrower Agent or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, have or has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (i) if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect for amounts in US Dollars (and at the Administrative Agent’s cost of funds for amounts in Euros); and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect for amounts in US Dollars (and at the Administrative Agent’s cost of funds for amounts in Euros). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
     (d) Return of Funds. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) Obligations of Lenders. The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
     (f) Manner of Obtaining Loans. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
     2.13 Marshaling; Payments Set Aside. None of the Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. If any payment by or on behalf of Borrowers is made to the Administrative Agent,

L/C Issuer or any Lender, or the Administrative Agent, L/C Issuer or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
     2.14 Increase in Commitments.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may, on no more than three occasions, request an increase in the Aggregate Commitments by an amount not exceeding $50,000,000 in the aggregate for all such occurrences together; provided that any such request for an increase shall be in a minimum amount of $5,000,000 and shall only apply to the Total US Sublimit. At the time of sending such notice, the Borrower Agent (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
     (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower Agent and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower Agent and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower Agent shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.
     2.15 Effect of Termination; Survival. On the effective date of any termination of the entire Commitments, all Obligations (other than Bank Product Debt) shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products if expressly permitted to do so in the agreements relating to such Bank Products. All undertakings of the Borrowers contained in the Loan Documents shall survive any termination, and the Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, the Administrative Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages the Administrative Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, the Administrative Agent receives (a) a written agreement, executed by the Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying the Administrative Agent and the Lenders from any such damages; or (b) such Cash Collateral as the Administrative Agent, in its discretion, deems necessary to protect against any such damages. Sections 2.03, 2.14, 3.01, 3.03, 3.04, 3.05 and 10.04, this Section, Articles III and IX, and the obligation of each Loan Party and Lender with respect to each indemnity given by it in any Loan Document, shall, in each case, survive termination of the Aggregate Commitments, Full Payment of the Obligations and any release relating to this credit facility.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; provided, that with respect to any sum payable to a Foreign

Lender, the relevant Foreign Lender has complied with its obligations under Section 3.01(e), (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
     (c) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes with respect to this Agreement or any other Loan Document or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrower Agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders.
     (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (ii) Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (B) duly completed copies of Internal Revenue Service Form W-8ECI,
     (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (D) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (ii) other documentation reasonably requested by the Borrowers and the Administrative Agent sufficient for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.
Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether such Lender is subject to backup or other withholding or other information reporting requirements.
     (g) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, US Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (a) the US Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender into US Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (b) the European Borrower shall, upon demand from such Lender (with a copy of the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Eurocurrency Base Rate Loans in the same currency, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) US Dollar or Euro deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency LIBOR Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency LIBOR Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (a) the

US Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of US Base Rate Loans in the amount specified therein and (b) the European Borrower may revoke any pending request for a Borrowing of, or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of European Swingline Loans in the same currency.
     3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);
     (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or
     (iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that the European Borrower’s obligation to pay such amounts shall be limited to amounts relating to the European Obligations and allocable to the European Borrower Loans and European Letters of Credit .

     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered; provided that the European Borrower shall not be required to pay any portion of such amounts in excess of the European Borrower Percentage thereof.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Agent;

     (c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Euros on its scheduled due date or any payment thereof in a different currency; or
     (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower Agent pursuant to Section 10.14;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing; provided that the European Borrower’s obligation to pay such amounts shall be limited to amounts relating to the European Obligations and allocable to the European Borrower Loans and European Letters of Credit .
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency LIBOR Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates that is a professional market party (professionele marktpartij) under the Dutch Financial Supervision Act, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower Agent may replace such Lender in accordance with Section 10.14.
     3.07 Circumstances Affecting Euro Availability. In connection with any request for a Euro Denominated Loan or Letter of Credit denominated in Euros (collectively, the “Euro Extensions”) or a continuation or extension thereof, if (a) for any reason a fundamental change has occurred in the foreign exchange or interbank markets with respect to the Euro (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (b) the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of Lenders (or any of their applicable lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of Lenders (or any of their applicable lending office) to honor its obligations to make or maintain any Euro Extensions or (c) the Lenders are otherwise unable to make a Euro Extension, as a result of a material disruption to the international currency markets, then the Administrative Agent shall promptly give notice thereof to the Borrower Agent and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower Agent that such circumstances no longer exist, the obligation of Lenders to make Euro Extensions or any continuation or extension thereof, as applicable, shall be suspended and the European Borrower shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of such Euro Denominated Loans, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Euro Denominated Loans or (ii) convert the then outstanding principal amount of each such Euro Denominated Loan to a Eurocurrency Rate Loan denominated in US Dollars or a US Base Rate Loan as of the last day of such Interest Period; provided that if the European Borrower elects to make such conversion, the European Borrower shall pay to the Administrative Agent and Lenders any and all costs, fees and other expenses, if any, incurred by the Administrative Agent and Lenders in effecting such conversion.
     3.08 Lender Representations. Each Lender party to this Agreement on the date hereof represents that it is a professional market party (professionele marktpartij) under the Dutch Financial Supervision Act on the date of this Agreement. Each Lender that becomes a Lender after the date of this Agreement represents that it is a professional market party (professionele marktpartij) under the Dutch Financial Supervision Act on the date it becomes a party to this Agreement.
ARTICLE IV.
CONDITIONS PRECEDENT
     4.01 Conditions to Closing. This Agreement shall become effective upon, and the obligation of each Lender to make the initial Credit Extensions on the Closing Date is subject to, the satisfaction of the following conditions precedent:
     (a) the Administrative Agent shall have received counterparts of this Agreement executed by the Administrative Agent, the Lenders and the Borrowers;
     (b) the Administrative Agent shall have received counterparts of the Guaranty executed by each of the Guarantors;
     (c) the Administrative Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral (including, without limitation, Intellectual Property), as well as UCC, Lien and Intellectual Property searches and other evidence satisfactory to the Administrative Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens;
     (d) the Administrative Agent shall have received (i) a modification to the Mortgage for the Real Estate of Imation comprising Imation’s corporate headquarters at 1 Imation Place, Oakdale, Minnesota and (ii) amendments to the Related Real Estate Documents for such Real Estate, as applicable;
     (e) the Administrative Agent shall have received (i) Deposit Account Control Agreements (or the foreign equivalent thereof) executed by each depositary institution and Loan Party, as applicable, in form and substances satisfactory to the Administrative Agent, (ii) Investment Property Control Agreements (or the foreign equivalent thereof) executed by each securities intermediary and Loan Party, as applicable, in form and substances satisfactory to the Administrative Agent or (iii) in the case of existing Deposit Account Control Agreements and/or Investment Property Control Agreements, amendments thereto (if necessary) executed by each depositary institution or securities intermediary and Loan Party, as applicable, in form and substances satisfactory to the Administrative Agent;
     (f) the Administrative Agent shall have received a Notice of Grant of Security Interest in Patents executed by each applicable Loan Party, in form and substance satisfactory to the Administrative Agent;
     (g) the Administrative Agent shall have received counterparts of the Security Agreements, executed by each applicable Loan Party;
     (h) the Administrative Agent shall have received satisfactory evidence that the Liens in favor of the Administrative Agent on the equity interests of the First-Tier Foreign Subsidiaries required to be pledged continue to have been validly created, are enforceable and have been perfected under the laws of each applicable jurisdiction;
     (i) the Administrative Agent shall have received certificates, in form and substance satisfactory to it, from a Responsible Officer of each Borrower certifying that, after giving effect to this Agreement and the transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Article V hereof are true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; provided, however, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents;
     (j) the Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party, certifying (i) that copies of such Loan Party’s Organization Documents previously delivered pursuant to the Third Amendment to the Existing Credit Agreement are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan

Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents (the Administrative Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing);
     (k) the Administrative Agent shall have received copies of the charter documents of each Loan Party, certified by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization;
     (l) the Administrative Agent shall have received good standing certificates for each Loan Party, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization and each other jurisdiction reasonably requested by the Administrative Agent where such Loan Party’s conduct of business or ownership of Property necessitates qualification;
     (m) the Administrative Agent shall have received written opinions of Dorsey & Whitney LLP, Imation’s General Counsel and Dutch and German counsel to the Administrative Agent, as well as any local counsel in respect of the Real Estate subject to a Mortgage, in form and substance satisfactory to the Administrative Agent;
     (n) the Administrative Agent shall have completed its business, financial and legal due diligence of the Loan Parties, including such collateral reviews, field examinations, audits, appraisals, assessments and other reviews by the Administrative Agent and/or third parties, as the Administrative Agent deems appropriate;
     (o) the Administrative Agent shall have received appraisals of the European Borrower’s Inventory by the Administrative Agent and its Affiliates and/or third parties, in scope and with results in all respects satisfactory to the Administrative Agent in its sole discretion;
     (p) the Administrative Agent shall have received all original stock certificates or other certificates evidencing the equity interests pledged pursuant to the Collateral Documents, together with an undated stock/membership power for each such certificate duly executed in blank by the registered owner thereof;
     (q) the Administrative Agent shall have received executed agreements, documents, instruments, financing statements, consents, landlord waivers, documents indicating compliance in all material respects with all applicable federal and state environmental laws and regulations, evidences of corporate authority, and such other documents to confirm and effectuate this Agreement and first priority Liens in the Collateral, as may be reasonably required by the Administrative Agent and its counsel;
     (r) no material adverse change shall have occurred, in the opinion of the Administrative Agent or the Arranger, in the business, assets, properties, liabilities, operations, condition or prospects of the Borrowers since December 31, 2009;

     (s) no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in the Administrative Agent’s or the Arranger’s judgment could reasonably be expected to have a Material Adverse Effect;
     (t) the Administrative Agent and the Arranger shall have received, in form and substance satisfactory to them, (i) monthly consolidated financial projections of Imation and its Subsidiaries through December 31, 2010, (ii) annual consolidated financial projections of Imation and its Subsidiaries through the fiscal year ending December 31, 2012, and (iii) interim consolidated financial statements for Imation and its Subsidiaries as of a date not more than 45 days prior to the Closing Date;
     (u) the Administrative Agent shall have received Insurance Assignments and certificates of insurance with respect to the Borrowers’ property and liability insurance, together with a lender’s loss payable endorsement naming the Administrative Agent as loss payee, all in form and substance satisfactory to the Administrative Agent;
     (v) the Administrative Agent shall have received satisfactory evidence that the Borrowers have received all governmental and third party consents and approvals as may be appropriate in connection with this Agreement and the transactions contemplated hereby;
     (w) the Administrative Agent shall be satisfied with all environmental aspects relating to each Borrower and its Real Estate, including all environmental reports as may be required by the Administrative Agent;
     (x) the Administrative Agent shall be satisfied with the Borrowers’ capital structure and indebtedness, including the Administrative Agent’s receipt of satisfactory evidence that the Borrowers are adequately capitalized, that the fair saleable value of the Borrowers’ assets will exceed its liabilities on the Closing Date, and that the Borrowers will have sufficient working capital to pay its debts as they become due;
     (y) the Borrowers shall have paid all fees and expenses to be paid to the Administrative Agent and the Lenders in connection with the Fee Letter, the Credit Agreement and the other Loan Documents;
     (z) the Administrative Agent shall have received a US Borrowing Base Certificate and a European Borrowing Base Certificate, each prepared as of June 30, 2010; and
     (aa) the Administrative Agent shall have received internal credit approval of this Agreement and the transactions contemplated hereby and the Arranger shall have received internal approval of the related syndication activities.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of US Borrower Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; provided, however, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default shall exist, or would result from such proposed Credit Extension.
     (c) All conditions precedent in any other Loan Document shall be satisfied.
     (d) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of US Borrower Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower Agent shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrowers represent and warrant to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its Property is subject; or (c) violate any Law.

     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability or (b) Legal Reservations with respect to the European Borrower.
     5.05 Financial Statements; No Material Adverse Effect; Solvency.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Imation and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Imation and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheet of Imation and its Subsidiaries dated March 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Imation and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other material liabilities, direct or contingent, of Imation and its consolidated Subsidiaries as of the date of such financial statements (and to the extent not set forth in such financial statements), including liabilities for taxes, material commitments and Indebtedness.
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (d) The Borrowers and each of other Loan Parties are Solvent, prior to and after giving effect to the making of any Loans hereunder, and the issuance of any Letters of Credit hereunder.

     5.06 Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. No event or circumstance has occurred or exists that constitutes a Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.08 Ownership of Property. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good and marketable title to all of its personal Property, including all Property reflected in any financial statements delivered to Administrative Agent or Lenders. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens and, with respect to Non-Loan Party Subsidiaries, could not reasonably be expected to have a Material Adverse Effect.
     5.09 Environmental Compliance. Except as disclosed on Schedule 5.09, no Loan Party or Pledged Foreign Subsidiary or any such Person’s present or, to any such Person’s knowledge, past operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that is an unresolved Material Environmental Liability and, from and after the Closing Date, that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.09, as of the Closing Date, no Non-Loan Party Subsidiary (excluding any Pledged Foreign Subsidiary) or such Non-Loan Party Subsidiary’s operations, Real Estate or other Properties are subject to any federal, state or local investigation or requirements, to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that could reasonably be expected to result in a Material Environmental Liability. No Loan Party or Pledged Foreign Subsidiary has received any Environmental Notice or has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that (a) as of the Closing Date could reasonably be expected to result in a Material Environmental Liability and (b) after the Closing Date that could reasonably be expected to have a Material Adverse Effect. The representations and warranties contained in the Environmental Agreement are true and correct on the Closing Date.
     5.10 Insurance. The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or the applicable Subsidiary operates.
     5.11 Taxes. The Borrowers and their Subsidiaries have filed all Federal, material state and other material tax returns and reports required to be filed by any Governmental Authority, and have paid all Federal, material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrowers or any Subsidiary that would, if made, have a Material Adverse Effect.
     5.12 ERISA Compliance.
     (a) Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto, provided that each Plan that is in the form of a prototype document has an opinion letter issued by the IRS to the prototype plan sponsor, and no failure to satisfy a qualification requirement applicable thereto could reasonably be expected to have a Material Adverse Effect. The Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) Except as disclosed on Schedule 5.12, no ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069(a) or 4212(c) of ERISA.
     (d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.13 Subsidiaries. With the exception of Inactive Subsidiaries, Part (a) of Schedule 5.13 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, and the holders of its equity interests, and, for each of the Loan Parties and the Pledged Foreign Subsidiaries, its authorized and issued equity interests. Except as disclosed on Part (a) of Schedule 5.13, in the five years preceding the Closing Date, no Loan Party has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Loan Party has good title to its equity interests in its Subsidiaries, subject only to the Administrative Agent’s Lien (in the case of equity interests in the Loan Parties and the Pledged Foreign Subsidiaries), and all such equity interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to equity interests of any Borrower or Subsidiary other than those specifically disclosed in Part (b) of Schedule 5.13. Other than Inactive Subsidiaries and the Subsidiaries listed in Part (a) of Schedule 5.13, no Borrower has any equity investments (a) directly in any public corporation or similar public entity or (b) in any private corporation or similar private entity representing greater than a five percent ownership interest therein other than, in each case, those specifically disclosed in Part (c) of Schedule 5.13.
     5.14 Margin Regulations; Investment Company Act.
     (a) No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any margin stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
     (b) None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 5.15, no Loan Party or Pledged Foreign Subsidiary is party or subject to any Restrictive Agreement and no Non-Loan Party (excluding any Pledged Foreign Subsidiary) is party or subject to any Restrictive Agreement that restricts its ability to pay dividends or distributions to its parent company or that could otherwise reasonably be expected to have a

Material Adverse Effect. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by a Loan Party or Pledged Foreign Subsidiary. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Laws. Each of the Borrowers and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except (other than with respect to any failure to comply with Anti-Terrorism Laws) in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Intellectual Property; Licenses, Etc. The Borrowers and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, Licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except as disclosed on Schedule 5.17, except where the failure to own or possess such IP Rights could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrowers or any Subsidiary infringes upon any rights held by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17, there is no pending, or to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property).
     5.18 Accounts. The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Borrowers with respect thereto. The Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
     (a) it is genuine and in all material respects what it purports to be, and is not evidenced by a judgment;
     (b) it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business (provided, that an aggregate of up to $10,000,000 shall be permitted for FOB destination Accounts), and substantially in accordance with any purchase order, contract or other document relating thereto;

     (c) it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to the Administrative Agent on request;
     (d) it is not subject to any offset under contract or applicable Law, Lien (other than the Administrative Agent’s Lien or a Permitted Lien permitted pursuant to subsections (c) or (d) of Section 7.01), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to the Administrative Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;
     (e) no purchase order, agreement, document or applicable Law restricts assignment of the Account to the Administrative Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
     (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discount, allowances or other adjustments granted in the Ordinary Course of Business for prompt payment that are immaterial or are reflected in the reports submitted to the Administrative Agent hereunder; and
     (g) to the best of the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
     5.19 Payable Practices. No Borrower or Subsidiary has made any change in its historical accounts payable practices from those in effect on the Closing Date which change could reasonably be expected have a Material Adverse Effect.
     5.20 Labor Relations. Except as described on Schedule 5.20, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement or similar agreement with any union, labor organization or other bargaining agent. There are no grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining which could reasonably be expected to have a Material Adverse Effect.
     5.21 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of the Borrowers and their Subsidiaries, taken as a whole. There exists no condition or circumstance that could reasonably be expected to impair the ability of the Borrowers and their Subsidiaries, taken as a whole, to conduct their business at any time hereafter in substantially the same manner as conducted on the Closing Date.

     5.22 Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as otherwise permitted hereunder.
     5.23 Bank Accounts. Schedule 5.23 contains a complete and accurate list of all Deposit Accounts, including all Dominion Accounts, maintained by each Loan Party with any bank or other financial institution. Each Borrower shall take all actions necessary to establish the Administrative Agent’s control of each such Deposit Account (other than (a) an account exclusively used for payroll, payroll taxes or employee benefits, (b) a special purpose account established solely for the purpose of securing obligations under certain third party guarantees or (c) an account containing not more than $100,000 at any time, provided, that all such accounts described in this subclause (c) shall not have more than $250,000 in the aggregate on deposit therein at any time); provided, that with respect to Deposit Accounts maintained in Germany, France, Italy, Spain, Poland and Turkey, the Borrowers shall not be required to take action necessary to establish the Administrative Agent’s control of such Deposit Accounts except upon the request of the Administrative Agent in its sole discretion during a Cash Dominion Trigger Period. Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Administrative Agent) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account and, with the consent of the Administrative Agent, will amend Schedule 5.23 to reflect same.
     5.24 Validity and Priority of Security Interest. The provisions of this Agreement, the Security Agreements, the Mortgages and/or the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute (or will, upon the Administrative Agent’s duly filing or recording any required financing statements or Mortgages, as applicable, and taking possession or control (including possession of any certificate of title) of Collateral that may be perfected only by possession or control) perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party (except as enforceability may be limited by Legal Reservations with respect to the European Borrower) and all third parties, and having priority over all other Liens on the Collateral except (i) in the case of Liens described in clauses (c), (d) and (g) of Section 7.01 solely to the extent any such Liens would have priority over the Administrative Agent’s Liens pursuant to any applicable Law and (ii) Liens granted in the Pledged Foreign Subsidiaries.
     5.25 Material Agreements. As of the Closing Date, Schedule 5.25 sets forth all Material Contracts (other than the Loan Documents) of the Loan Parties.
     5.26 Complete Disclosure. No representation or warranty of a Loan Party in any Loan Document as of the date made or deemed to be made contains any untrue statement of a material fact, nor, when considered as a whole, fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance, to the knowledge of any Responsible Officer of a Loan Party, that such Loan Party has failed to disclose to the Administrative Agent in writing that has had or would have a Material Adverse Effect.

     5.27 Retention of Title. There do not exist any rights or claims of any third parties to the European Collateral and the claims pertaining thereto, and the European Collateral is not subject to any retention of title arrangements.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11, and 6.13) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Imation, a consolidated balance sheet of Imation and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Imation, a consolidated balance sheet of Imation and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Imation’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Imation as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Imation and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a fiscal year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the fiscal year then elapsed, on a consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding fiscal year and certified by a Responsible Officer of Imation as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes; and

     (d) not later than 30 days after the beginning of each fiscal year, projections of Imation and its Subsidiaries’ consolidated balance sheets, results of operations, cash flow, Total Availability for such fiscal year, month by month.
As to any information contained in materials furnished pursuant to Section 6.02(e), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b), and (c), a duly completed Compliance Certificate signed by a Responsible Officer of Imation which Compliance Certificate shall include a calculation of the Consolidated Fixed Charge Coverage Ratio calculated as of the end of the most recently ended fiscal month within the reporting period;
     (b) concurrently with delivery of financial statements under Section 6.01(a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;
     (c) at Administrative Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Administrative Agent;
     (d) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Imation by independent accountants in connection with the accounts or books of Imation or any Subsidiary, or any audit of any of them;
     (e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Imation, and copies of all annual, regular, periodic and special reports and registration statements which Imation may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (f) by the 20th day of each month, the Borrower Agent shall deliver to the Administrative Agent (and Administrative Agent shall promptly deliver same to Lenders) (i) a Borrowing Base Certificate calculating the US Borrowing Base prepared as of the close of business of the previous month, and at such other times as the Administrative Agent may request and (ii) a Borrowing Base Certificate calculating the European Borrowing Base prepared as of the close of business of the previous month, and at such other times as the Administrative Agent may request. All calculations of US Availability and European Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Responsible Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation (A) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in any Dominion Account, or otherwise; (B) to adjust advance rates in its Permitted Discretion to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (C) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserves;
     (g) the Borrower Agent shall provide to the Administrative Agent, on or before the 20th day of each month, (i) with respect to the US Loan Parties, (A) a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, and status reports, (B) inventory reports by location of the US Loan Parties, and (C) such other reports and information as the Administrative Agent may reasonably request, in each case, in form satisfactory to the Administrative Agent and (ii) with respect to the European Borrower, (A) a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, and status reports, (B) inventory reports by location of the European Borrower, and (C) such other reports and information as the Administrative Agent may reasonably request, in each case, in form satisfactory to the Administrative Agent. If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, the Borrower Agent shall notify the Administrative Agent of such occurrence promptly after any Borrower has knowledge thereof and shall identify whether such Accounts are Eligible US Accounts or Eligible European Accounts;
     (h) within five days after the end of each month (or such shorter intervals as the Administrative Agent may require in its Permitted Discretion), the Borrower Agent shall have filed the Dutch Supplemental Pledge Agreement, substantially in the form of Exhibit A to the Dutch Notarial Deed of Pledge of Receivables (Undisclosed) with the appropriate tax authorities in the Netherlands, and promptly thereafter, provide to the Administrative Agent evidence that such filing has been made. The Borrower Agent shall have attached to each Dutch Supplemental Pledge Agreement an exhibit specifying the then existing present accounts receivable, all in accordance with the relevant provisions of the Dutch Notarial Deed of Pledge of Receivables (Undisclosed);
     (i) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and
     (j) promptly, such other reports and information (financial or otherwise) as the Administrative Agent or any Lender may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Loan Party’s financial condition, corporate affairs or business.
     Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC)

may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Imation posts such documents, or provides a link thereto on Imation’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Imation’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Imation shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Imation to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Imation shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Imation shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Imation with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Imation or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Imation or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”
     6.03 Notices. Promptly upon any Responsible Officer having knowledge thereof, notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default;

     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (insofar as the same has resulted in or could reasonably be expected to result in a Material Adverse Effect) (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary and any Governmental Authority, including any violation or asserted violation of any applicable Law; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary of a type or nature required to be disclosed on Schedule 5.06, or that could reasonably be expected to result in a Material Environmental Liability; or (iv) the assertion of any Intellectual Property Claim;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary, or of the occurrence of any Internal Control Event;
     (e) that any Guarantor has ceased to be a Subsidiary of a Loan Party;
     (f) of any judgment in an amount exceeding $5,000,000;
     (g) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants;
     (h) any opening of a new office or place of business of a Loan Party, within a reasonable period of time prior to such opening;
     (i) of any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that, in each case, could reasonably be expected to have a Material Adverse Affect; and
     (j) of any Environmental Release by a Loan Party or on any Real Estate owned, leased or occupied by a Loan Party, or receipt by a Loan Party of any Environmental Notice that, if determined adversely to such Loan Party, could reasonably be expected to result in a Material Environmental Liability.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any such Default, including any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Imation or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are otherwise permitted under Section 7.01(d); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05 Preservation of Existence, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05;
     (b) take all reasonable action to maintain all rights, privileges, permits, and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and
     (c) preserve or renew all of its registered patents, trademarks, trade names, service marks, and other IP Rights the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material Properties and Equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;
     (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and
     (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     6.07 Maintenance of Insurance.
     (a) Maintain, and shall cause each Loan Party to maintain, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by the Administrative Agent) satisfactory to the Administrative Agent, insurance (i) with respect to the Collateral, Properties and business of the Loan Parties covering casualty, hazard, larceny, embezzlement, theft or other criminal misappropriation, malicious mischief, product liability, workers’ compensation, flood and other risks, in amounts satisfactory to the Administrative Agent, and (ii) covering business interruption with policy limits, coverage amounts and deductibles determined from time to time by the Loan Parties in their commercially reasonable business judgment and not otherwise materially inconsistent with the past policies of such Loan Party regarding policy limits, coverage amounts and deductibles, and subject to an Insurance Assignment satisfactory to the Administrative Agent. All proceeds under each policy shall be payable to the Administrative Agent. From time to time upon request, the Borrower Agent shall deliver to the Administrative Agent the originals or certified copies of the Loan Parties’ insurance policies and updated flood plain searches. Unless the Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing the Administrative Agent as loss payee; (ii) requiring 30 days prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower, any Subsidiary or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay (or cause its respective Subsidiaries that are Loan Parties to provide and pay) for any insurance required by this Section 6.07(a), the Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge the Borrowers therefor. Each Borrower agrees to deliver to the Administrative Agent, promptly as rendered, copies of all reports made to insurance companies in respect of the Loan Parties. While no Event of Default exists, the Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Administrative Agent to the extent required pursuant to Section 6.07(b). If an Event of Default exists, only the Administrative Agent shall be authorized to settle, adjust and compromise such claims.
     (b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation (i) of any Collateral during a Cash Dominion Trigger Period, shall be paid to the Administrative Agent and shall be applied in accordance with Section 8.03 and (ii) of any Collateral in an amount in excess of $500,000, subject to clause (c) below and during any time other than a Cash Dominion Trigger Period, shall be paid to the Administrative Agent and shall be applied to the payment of the Loans, and then to any other Obligations then due and owing.
     (c) During any period other than a Cash Dominion Trigger Period, if requested by the Borrower Agent in writing within 15 days after the Administrative Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment of the Loan Parties, the Borrowers may use such proceeds or awards to repair or replace such Equipment (and until so used, the proceeds shall be held by the Administrative Agent as Cash Collateral) as long as (i) no Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to the Administrative Agent; (iii) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not purchase money liens; (iv) the Borrowers comply with disbursement procedures for such repair or replacement as the Administrative Agent may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $10,000,000.
     (d) With respect to each Non-Loan Party Subsidiary, maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except (other than with respect to any failure to comply with Anti-Terrorism Laws) in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Loan Party or Pledged Foreign Subsidiary, or if any Environmental Release that could reasonably be expected to have a Material Adverse Effect occurs at or on any Properties of any Non-Loan Party (other than a Pledged Foreign Subsidiary), the respective Loan Party, Pledged Foreign Subsidiary or Non-Loan Party Subsidiary (i) shall act promptly and diligently to investigate, (ii) if the Environmental Release can reasonably be expected to result in (A) a Material Environmental Liability with respect to a Loan Party or Pledged Foreign Subsidiary only, or (B) a Material Adverse Effect, report to the Administrative Agent and (iii) report to all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, as required by applicable Law or as directed to do so by any Governmental Authority.
     6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be.
     6.10 Inspection Rights; Appraisals.
     (a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, business, assets, prospects, results of operations, finances and accounts with its directors, officers, and independent public accountants, all (except when a Default exists) upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request.
     (b) Whether or not a Default exists, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of the Borrowers by mail, telephone or otherwise. The Borrowers shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.
     (c) Reimburse the Administrative Agent for all reasonable out-of-pocket charges, costs and expenses of Administrative Agent in connection with (i) examinations of any Borrower’s or any Subsidiary’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate, up to three times per fiscal year; (ii) appraisals of Inventory up to two times per Loan Year; and (iii) appraisals of Real Estate up to one time during the period beginning on the Closing Date and ending on the Maturity Date; provided, however, that if an examination or appraisal is initiated during a Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers specifically agree to pay the Administrative Agent’s, or its third-party designee, then standard charges for each day that an employee of the Administrative Agent or its Affiliates or its third-party designee is engaged in any examination activities, and shall pay the standard charges of the Administrative Agent’s internal appraisal group or its third-party designee, which as of the Closing Date is $1,000 per diem, per examiner. This Section shall not be construed to limit the Administrative Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.
     6.11 Use of Proceeds. Use the proceeds of the Loans (i) to refinance amounts outstanding under the Existing Credit Agreement, (ii) to pay fees, commissions and expenses in connection with the Agreement and the transactions contemplated hereby and (iii) for ongoing working capital requirements, capital expenditures and other general corporate purposes of the Borrowers.
     6.12 Taxes. Pay and discharge all Federal, state, and material taxes prior to the date on which they become delinquent or penalties attach, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. If an Account of any Borrower includes a charge for any taxes, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither the Administrative Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
     6.13 Additional Guarantors and Foreign Subsidiaries.
     (a) Notify the Administrative Agent (i) of the creation or acquisition of any Domestic Subsidiary or (ii) in the case of Glyphics Media Inc., a New York corporation, at the time such Subsidiary first has more than $20,000,000 in assets, and in either case (i) or (ii) promptly thereafter (and in any event within thirty (30) days), cause such Person to (A) become a Guarantor by delivering to the Administrative Agent a duly executed Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Collateral Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Collateral Document, (C) deliver to the Administrative Agent such documents, instruments, and agreements, including a favorable opinion of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Joinder Agreement), in each case, in form, content and scope reasonably satisfactory to the Administrative Agent and take such other actions as may be reasonably requested by the Administrative Agent, (D) deliver to the Administrative Agent such original capital stock or other certificates and stock or other transfer powers evidencing the capital stock of such Person, and (E) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person. Notwithstanding the foregoing, the Borrower shall be under no obligation under this Section 6.13 in respect of Imation Online Service Corp., a New York corporation, provided and so long as such Person does not have assets in excess of $100,000, and conducts no business activities.
     (b) Notify the Administrative Agent at the time that any Person becomes a First-Tier Foreign Subsidiary of any US Loan Party, and at the request of the Administrative Agent,

promptly thereafter (and in any event within forty-five (45) days after such request), cause (i) the applicable US Loan Party to deliver to the Administrative Agent Collateral Documents pledging one hundred percent (100%) of the total outstanding non-voting capital stock of such new Foreign Subsidiary and (A) if the US Loan Party holds more than 65% of the total Voting Stock of such new Foreign Subsidiary, then up to 65% of the total Voting Stock thereof or (B) if the US Loan Party holds less than 65% of the total Voting Stock of such new Foreign Subsidiary, the aggregate of all such Voting Stock thereof owned or held by the US Loan Party, and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the capital stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates as may be reasonably requested by the Administrative Agent, (iii) the applicable US Loan Party to deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope satisfactory to the Administrative Agent.
     6.14 After-Acquired Collateral. Promptly (a) notify the Administrative Agent in writing if, after the Closing Date any Loan Party obtains any interest in any Collateral (i) consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Material Intellectual Property, or Letter-of-Credit Rights and (ii) Collateral consisting of Investment Property that does not, upon such acquisition, become subject to the Administrative Agent’s perfected first priority Lien and (b) upon the Administrative Agent’s request, take such actions as the Administrative Agent deems appropriate to effect the Administrative Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver; provided, that the Administrative Agent shall be permitted to request Lien Waivers for locations only where there is Material Collateral, except that for any two or more locations where the aggregate value of the Collateral is $2,500,000 or more (such locations being “Significant Inventory Locations”), the Administrative Agent may request, and the Loan Parties shall obtain, a Lien Waiver for as many of the Significant Inventory Locations as is necessary so that the aggregate value of Collateral at any two or more locations for which Lien Waivers shall have not been obtained is less than $2,500,000 and, provided further, the Loan Parties shall use commercially reasonable best efforts to obtain all such Lien Waivers requested pursuant to this Section 6.14. If any Material Collateral is in the possession of a third party, at the Administrative Agent’s request, the Loan Parties shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of the Administrative Agent.
     6.15 Landlord and Storage Agreements. Upon request, provide the Administrative Agent with copies of all existing agreements, and promptly after execution thereof provide the Administrative Agent with copies of all future agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any location at which any Material Collateral is kept or that is a Significant Inventory Location for which the Agent is entitled to request a Lien Waiver pursuant to Section 6.14, or that otherwise possesses or handles any Material Collateral.

     6.16 Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of the Borrowers and the Subsidiaries, taken as a whole, in full force and effect; promptly notify the Administrative Agent of any proposed material modification to any such material License, or entry into any new material License; pay all Royalties when due (unless being contested in good faith by appropriate proceedings); and notify the Administrative Agent of any default or breach asserted by any Person to have occurred under any material License affecting any Collateral or any other material Property of the Borrowers and Subsidiaries, taken as a whole.
     6.17 Administration of Inventory.
     (a) Records and Reports of Inventory. Keep accurate and complete records of each Borrowing Base Loan Party’s Inventory, including costs and daily withdrawals and additions. Each Borrowing Base Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to the Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Administrative Agent may reasonably request. The Administrative Agent may participate (at its expense if no Event of Default exists) in and observe each physical count.
     (b) Returns of Inventory. Not return any Inventory of a Borrowing Base Party to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default or Overadvance exists or would result therefrom; and (c) the Administrative Agent is promptly notified if the aggregate Value of all Inventory returned in any month by the Borrowing Base Loan Parties exceeds $7,500,000.
     (c) Acquisition, Sale and Maintenance. Not acquire or accept any Inventory on approval except pursuant to a consignment arrangement, and shall take all commercially reasonable steps to assure that all Inventory is produced in accordance with applicable Law, including the Fair Labor Standards Act. No Borrowing Base Loan Party shall sell any Inventory on approval, except pursuant to a consignment arrangement, or on any other basis under which the customer may return or require the applicable Borrowing Base Loan Party to repurchase such Inventory. Each Borrowing Base Loan Party shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity in all material respects with all applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases and unless being contested in good faith by appropriate proceedings) at all locations where any Material Collateral is located.
     6.18 Administration of Equipment.
     (a) Records and Schedules of Equipment. Keep accurate and complete records in all material respects of the Loan Parties’ and the Pledged Foreign Subsidiaries’ respective Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request, a current schedule thereof, in form satisfactory to the Administrative Agent. Promptly upon request, the Loan Parties shall deliver to the Administrative Agent evidence of the Loan Parties’ and the Pledged Foreign Subsidiaries’ ownership or interests in any Equipment.
     (b) Dispositions of Equipment. Not sell, lease or otherwise dispose of any Equipment, without the prior written consent of the Administrative Agent, other than (a) an asset disposition otherwise permitted under this Agreement; (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens; and (c) a disposition in the Ordinary Course of Business.
     (c) Condition of Equipment. Ensure that the Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Loan Party and each Pledged Foreign Subsidiary shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications, in each case in all material respects, reasonable wear and tear excepted.
     6.19 Commercial Tort Claims. Promptly notify the Administrative Agent in writing if any Loan Party has a Commercial Tort Claim (other than, as long as no Default exists, a Commercial Tort Claim for less than $1,000,000) and, upon the Administrative Agent’s request, promptly take such actions as the Administrative Agent deems appropriate to confer upon the Administrative Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.
     6.20 Further Assurances. Execute and deliver, or cause to be executed and delivered, to the Administrative Agent and/or the Lenders such documents and agreements, instruments, assignments, title certificates, or other documents or agreements, and take or cause to be taken such actions, as the Administrative Agent or any Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively “Permitted Liens”):
     (a) Liens pursuant to any Loan Document or to secure the Obligations;
     (b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and other than any such Lien on Borrowing Base Collateral or any such Lien on the equity securities of any Subsidiary;
     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business (other than Liens on Borrowing Base Collateral or Liens on the equity securities of any Subsidiary);
     (g) Liens encumbering any Real Estate subject to a Mortgage that are described on a mortgagee title policy covering the Administrative Agent and approved by the Administrative Agent, and which Liens do not in any case materially detract from the value of Real Estate subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (i) Liens (other than Liens on Borrowing Base Collateral or Liens on the equity securities of any Subsidiary) securing judgments, decrees or awards (i) in respect of which the Borrowers or any of their Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings or (ii) in an aggregate amount equal to or less than $5,000,000;
     (j) Liens (other than Liens on Borrowing Base Collateral or Liens on the equity securities of any Subsidiary) securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition;
     (k) Liens on any Property (other than Borrowing Base Collateral and the equity securities of any Subsidiary) (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its

Subsidiaries existing at the time such Property (other than Borrowing Base Collateral) is purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens (1) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (2) are applicable only to specific Property (other than Borrowing Base Collateral and the equity securities of any Subsidiary), (3) are not “blanket” or all-asset Liens and (4) do not attach to any other property or assets of the Borrower or any of its Subsidiaries and (B) the Indebtedness secured by such Liens is permitted under Section 7.03(g);
     (l) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
     (m) Liens on assets of any Non-Loan Party Subsidiary (excluding the equity securities of such Person) to secure Indebtedness permitted under Section 7.03(f);
     (n) Liens granted by a Non-Loan Party Subsidiary in favor of a Loan Party in respect of Indebtedness and by such Subsidiary;
     (o) Liens created pursuant to any provisions included in the general conditions of any bank operating in The Netherlands which are based on clauses 24, 25 and 26 of the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond);
     (p) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement not prohibited by this Agreement; and
     (q) Liens (other than Liens on Borrowing Base Collateral and Liens on the equity securities of any Subsidiary) not otherwise permitted herein securing Indebtedness not in favor of any Affiliate of Imation and not exceeding in the aggregate at any time the principal amount of $2,500,000.
     7.02 Investments. Make any Investments, except:
     (a) Cash Equivalents, provided that Cash Equivalents of any Loan Party shall be subject to the Administrative Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to the Administrative Agent;
     (b) Investments existing or specifically contemplated on the Closing Date, in each case, as set forth on Schedule 7.02;
     (c) Investments of (i) any US Loan Party in any other US Loan Party, (ii) the European Borrower in any US Loan Party, (iii) any Non-Loan Party Subsidiary in any Loan Party or any other Non Loan-Party Subsidiary and (iv) any Loan Party in any Non-Loan Party Subsidiary or the European Borrower after the Closing Date so long as (A) both before and after giving effect thereto, no Default has occurred and is continuing, and (B) the amount of such Investments, when combined with Investments made pursuant to Section 7.02(k) shall not exceed (1) $5,000,000 in the aggregate during any fiscal year if, after giving effect to any such

Investment under this subclause (1), pro forma US Availability for each day of the 30-day period immediately preceding such Investment and on the date of such Investment after giving effect thereto is less than $50,000,000, (2) $10,000,000 in the aggregate during any fiscal year if, after giving effect to any such Investment under this subclause (2), pro forma US Availability for each day of the 30-day period immediately preceding such Investment and on the date of such Investment after giving effect thereto is less than or equal to $100,000,000 and greater than or equal to $50,000,000 and (3) $20,000,000 in the aggregate during any fiscal year if, after giving effect to any such Investment under this subclause (3), pro forma Liquidity for each day of the 30-day period immediately preceding such Investment and on the date of such Investment after giving effect thereto is greater than $100,000,000; provided, that for the avoidance of doubt, in each of the foregoing clauses (1), (2) and (3), Investments consisting of loans in any fiscal year shall be measured only on the basis of the amount of such loan outstanding at any time during such fiscal year;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.03(c);
     (f) Swap Contracts permitted by Section 7.03(d);
     (g) Permitted Acquisitions;
     (h) loans or other advances of money (i) to officers, directors and employees of the Borrowers and Subsidiaries in an amount not to exceed $1,500,000 in the aggregate at any time outstanding and (ii) for travel, entertainment, relocation and similar items in the Ordinary Course of Business;
     (i) advances of money for prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;
     (j) deposits with financial institutions permitted hereunder; and
     (k) Investments not otherwise permitted herein so long as (i) both before and after giving effect thereto, no Default has occurred and is continuing, and (ii) the amount of such Investments, when combined with Investments made pursuant to Section 7.02(c)(iv) shall not exceed (1) $5,000,000 in the aggregate during any fiscal year if, after giving effect to any such Investment under this subclause (1), pro forma US Availability for each day of the 30-day period immediately preceding such Investment and on the date of such Investment after giving effect thereto, is less than $50,000,000, (2) $10,000,000 in the aggregate during any fiscal year if, after giving effect to any such Investment under this subclause (2), pro forma US Availability for each day of the 30-day period immediately preceding such Investment and on the date of such Investment after giving effect thereto, is less than or equal to $100,000,000 and greater than or equal to $50,000,000 and (3) $20,000,000 in the aggregate during any fiscal year if, after giving effect to any such Investment under this subclause (3), pro forma Liquidity for each day of the 30-day period immediately preceding such Investment and on the date of such Investment after giving effect thereto, is greater than $100,000,000; provided, that for the avoidance of doubt, in each of the foregoing clauses (1), (2) and (3), Investments consisting of loans in any fiscal year shall be measured only on the basis of the amount of such loan outstanding at any time during such fiscal year.
Notwithstanding the foregoing, neither Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly, make any Investment (other than non-cash capital contributions) in Memorex Products Europe Ltd.
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
     (c) (A)(i) Guarantees of the Borrowers or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of a Loan Party, (ii) Guarantees of any Non-Loan Party Subsidiary in respect of Indebtedness otherwise permitted hereunder of any Non-Loan Party Subsidiary, (iii) unsecured Guarantees of the Borrowers or any Subsidiary in respect of obligations of any Subsidiary arising in the Ordinary Course of Business in an amount for all such Guaranties under this clause (iii) not exceeding $50,000,000 in the aggregate at any time, and (iv) Indebtedness consisting of surety or indemnitor obligations under any bond or other contract for the benefit of any Borrower or Subsidiary to the extent incurred in the Ordinary Course of Business and (B) Guarantees arising under a declaration of joint and several liability used for the purpose of section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);
     (d) obligations (contingent or otherwise) of the Borrowers or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and other Bank Product Debt;
     (e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding together with all Indebtedness outstanding under Section 7.03(h) shall not exceed $25,000,000 in the aggregate;

     (f) Indebtedness of Non-Loan Party Subsidiaries, provided, however, that the principal amount of all such Indebtedness, together with all Dispositions made pursuant to Section 7.05(j), shall not exceed $75,000,000 in the aggregate at any time outstanding;
     (g) Indebtedness of a Person existing at the time such Person is acquired by the Borrower or any Subsidiary (whether by stock purchase, merger or otherwise); provided that such Indebtedness was in existence prior to the contemplation of such acquisition and do not extend to any assets other than those of the Person acquired and the amount of such Indebtedness does not exceed $5,000,000 in the aggregate at any time outstanding;
     (h) Indebtedness secured by fixed or capital assets and property acquired by the Borrowers or any Subsidiary; provided that such Indebtedness (i) does not exceed the value of such property or assets so acquired, (ii) was in existence prior to the contemplation of such acquisition, and (iii) together with all Indebtedness outstanding under Section 7.03(e), does not exceed $25,000,000 in the aggregate;
     (i) Indebtedness subordinated to the Obligations on terms satisfactory to, and otherwise having material terms satisfactory to, the Required Lenders;
     (j) any Indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);
     (k) Indebtedness complying with the requirements set forth on Schedule 7.03(A) so long as immediately before and after giving effect to such Indebtedness, US Availability shall be at least $30,000,000;
     (l) Indebtedness with respect to intercompany loans made pursuant to and in accordance with the terms of Sections 7.02(b), 7.02(c) and 7.02(k); and
     (m) other unsecured Indebtedness that does not exceed $10,000,000 in the aggregate at any time outstanding.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, change its name or conduct business under any fictitious name, change its tax, charter or other organizational identification number, change its form or state of organization, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any wholly-owned Subsidiary (other than the European Borrower) may merge with (i) a Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other wholly-owned Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, the Loan Party shall be the continuing or surviving Person;
     (b) any wholly-owned Subsidiary (other than the European Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another wholly-owned Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then the transferee must either be a Borrower or another Loan Party; and
     (c) either Borrower or any Subsidiary may dissolve any Inactive Subsidiary.
     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out Property, whether now owned or hereafter acquired, in the Ordinary Course of Business;
     (b) Dispositions of Inventory in the Ordinary Course of Business;
     (c) Dispositions of Equipment to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement Property;
     (d) Dispositions of Property by a Borrower or any Subsidiary to a US Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such Property is a Borrower or a Guarantor, the transferee thereof must either be a US Borrower or a Guarantor;
     (e) Dispositions permitted by Section 7.02 or Section 7.04;
     (f) non-exclusive or exclusive (within defined fields of application) licenses of IP Rights in the Ordinary Course of Business and substantially consistent with past practice; provided that such licenses are granted on an arm’s length basis and to Persons other than Affiliates of the Borrowers;
     (g) Dispositions of IP Rights that are Non-Material Intellectual Property; provided that at the time of such Disposition, no Event of Default shall exist or would result from such Disposition;
     (h) Dispositions of Real Estate (other than the Eligible Real Estate Assets and appurtenant real estate) owned by any Borrower or Subsidiary that is no longer used in the Ordinary Course of Business; provided that at the time of such Disposition, no Default shall exist or would result from such Disposition;
     (i) a Disposition pursuant to a sale-leaseback of any Equipment or Real Estate (including buildings or other fixtures thereon) of the Borrowers or any Subsidiary (other than the Eligible Real Estate Assets and appurtenant real estate thereto); provided that at the time of such Disposition, no Default shall exist or would result from such Disposition;
     (j) sales of Accounts of Non-Loan Party Subsidiaries in connection with one or more foreign securitization programs; provided, however, that the aggregate face amount of the Accounts sold (less the applicable discount), together with all Indebtedness outstanding under Section 7.03(f), shall not exceed $75,000,000 in the aggregate at any time outstanding; and

     (k) Dispositions by the Borrowers and their Subsidiaries not otherwise permitted under this Section 7.05, other than Dispositions of Borrowing Base Collateral; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all Property Disposed of in reliance on this clause (j) in any fiscal year shall not exceed $25,000,000 and (iii) at least 75% of the consideration for Property disposed of pursuant to this clause (j) with a fair market value in excess of $5,000,000 shall consist of cash or Cash Equivalents;
provided, however, that (x) any Disposition pursuant to clauses (a) through (k) shall be for fair market value, (y) with respect to clauses (a) through (i), at least 75% of the consideration therefor shall consist of cash or Cash Equivalents and (z) with respect to clause (j), one hundred percent (100%) of the consideration therefor shall consist of cash or Cash Equivalents.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) any Subsidiary may make Restricted Payments to a Borrower or another Loan Party;
     (b) the Borrowers and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;
     (c) the Borrowers and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and
     (d) the Borrowers may declare or pay cash dividends to their stockholders and Imation may purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash, provided that immediately after giving effect to such proposed action, no Default would exist and, provided further, that for the avoidance of doubt, if after giving effect to any such Restricted Payment, a Financial Covenant Trigger Period would exist, the Borrowers shall have a Consolidated Fixed Charge Coverage Ratio of not less than 1.20 to 1.00, calculated on a pro forma basis.
     7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Imation and its Subsidiaries on the date hereof or any business substantially related or incidental thereto, provided that any business based substantially on information storage technologies shall be deemed substantially related or incidental thereto.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Imation, whether or not in the Ordinary Course of Business, other than on fair and reasonable terms substantially as favorable to the Borrowers or such Subsidiary as would be obtainable by the Borrowers or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

     7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrowers or any Guarantor or to otherwise transfer Property to the Borrowers or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of the Borrowers or any Subsidiary to create, incur, assume or suffer to exist Liens on Property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the Property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11 Financial Covenant. At any time during a Financial Covenant Trigger Period, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the end of each fiscal month, for each Subject Period ending during or immediately before such Financial Covenant Trigger Period, to be less than 1.20 to 1.00.
     7.12 Capital Expenditures. Make Capital Expenditures in excess of $25,000,000 in the aggregate during any fiscal year; provided that up to 100% of any amount permitted but not expended in any fiscal year may be carried over for expenditure in the next succeeding fiscal year only (it being understood that no portion of such carried over amount for any fiscal year may be used until the entire initial amount of permitted Capital Expenditures for the current fiscal year has been used for Capital Expenditures).
     7.13 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 7.02 and 6.13; or permit any existing Subsidiary to issue any additional equity interests except director’s qualifying shares.
     7.14 Organic Documents. Amend, modify or otherwise change any of its Organization Documents as in effect on the Closing Date in any manner that would have an adverse effect on the Lenders.
     7.15 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and their respective Subsidiaries.
     7.16 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.03; or change its fiscal year.
     7.17 Restrictions on Payment of Borrowed Money. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Borrowed Money in excess of the Threshold Amount (other than the Obligations) prior to its scheduled due date under the agreements evidencing such Indebtedness as in effect on the Closing Date (or as amended thereafter with the consent of the Administrative Agent).
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any facility, utilization or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, and 6.12 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be (i) incorrect or misleading when made or deemed made, in the case of any representation, warranty, certificate or statement of fact that is qualified as to “materiality”, “Material Adverse Effect” or similar language or (ii) materially incorrect or materially misleading when made or deemed made, in the case of any other representation, warranty, certification or statement of fact; or
     (e) Cross-Default. (i) Any Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than an Inactive Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 45 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Borrower or any Subsidiary (other than an Inactive Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against any Borrower or any Subsidiary (other than solely against an Inactive Subsidiary) (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) unless (A) a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise, or (B) such judgment has been paid as and when due and US Availability after giving effect to such payment is at least $30,000,000, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment for which enforcement proceedings have been commenced, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (k) Change of Control. There occurs any Change of Control with respect to Imation.
     (l) Government Seizure. If any Governmental Authority (or Person acting in any such capacity after a coup thereof) shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or other assets of the European Borrower, or shall have assumed custody or control of such property or other assets or of the business or operations of the European Borrower, or shall have taken any action for the dissolution or disestablishment of the European Borrower or any action that would prevent the European Borrower or any of its officers from carrying on the business of the European Borrower or a substantial part thereof.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
     (c) require the Loan Parties to Cash Collateralize L/C Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if the Loan Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of the Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 4 are satisfied); and
     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code of the United States or any other applicable bankruptcy or insolvency law, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to either Borrower shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the

Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds.
     (a) US Obligations. During a Cash Dominion Trigger Period or after the exercise of remedies provided for in Section 8.02 (or after the US Borrower Loans have automatically become immediately due and payable and the L/C Obligations with respect to US Letters of Credit have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the US Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the US Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the US Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III, but excluding amounts relating to Bank Products), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the US Obligations constituting accrued and unpaid interest and principal on the US Swingline Loans payable to the Administrative Agent;
     Fourth, to payment of that portion of the US Obligations constituting accrued and unpaid interest on the US Borrower Loans, L/C Borrowings with respect to US Letters of Credit and other US Obligations (excluding amounts relating to Bank Products), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fifth, to payment of that portion of the US Obligations constituting unpaid principal of the US Borrower Loans, L/C Borrowings with respect to US Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
     Sixth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of US Letters of Credit;
     Seventh, to payment of all other US Obligations other than Bank Product Debt and Obligations due and owing to Defaulting Lenders;
     Eighth, to payment of the European Obligations;
     Ninth, to payment of Bank Product Debt constituting US Obligations other than Obligations due and owing to Defaulting Lenders;

     Tenth, to payment of any other US Obligations due and owing to Defaulting Lenders; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the US Borrowers or as otherwise required by Law.
     Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of US Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such US Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all US Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other US Obligations, if any, in the order set forth above. Amounts distributed with respect to any Bank Product Debt shall be the actual amount of Bank Product Debt most recently reported in writing to the Administrative Agent.
     (b) European Obligations. During a Cash Dominion Trigger Period or after the exercise of remedies provided for in Section 8.02 (or after the European Borrower Loans have automatically become immediately due and payable and the L/C Obligations with respect to European Letters of Credit have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the European Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the European Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the European Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III, but excluding amounts relating to Bank Products), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the European Obligations constituting accrued and unpaid interest and principal on the European Swingline Loans payable to the Administrative Agent;
     Fourth, to payment of that portion of the European Obligations constituting accrued and unpaid interest on the European Borrower Loans, L/C Borrowings with respect to European Letters of Credit and other European Obligations (excluding amounts relating to Bank Products), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fifth, to payment of that portion of the European Obligations constituting unpaid principal of the European Borrower Loans, L/C Borrowings with respect to European Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

     Sixth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of European Letters of Credit;
     Seventh, to payment of all other European Obligations other than Bank Product Debt and Obligations due and owing to Defaulting Lenders; and
     Eighth, to payment of Bank Product Debt constituting European Obligations other than Obligations due and owing to Defaulting Lenders;
     Ninth, to payment of any other European Obligations due and owing to Defaulting Lenders; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the European Borrower or as otherwise required by Law.
     Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of European Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such European Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all European Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other European Obligations, if any, in the order set forth above. Amounts distributed with respect to any Bank Product Debt shall be the actual amount of Bank Product Debt most recently reported in writing to the Administrative Agent.
     (c) Application of Payments. Notwithstanding anything to the contrary set forth in any of the Loan Documents, (i) all payments by or on behalf of the European Borrower shall be applied only to the European Obligations, (ii) all payments on behalf of a US Borrower or US Guarantor shall be applied first to US Obligations then due until paid in full (except as otherwise provided herein), (iii) all payments in respect of the European Obligations shall be applied first to European Obligations denominated in the same currency as the payments received; provided that payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and/or applied at the discretion of the Administrative Agent, in the event that the Administrative Agent elects to accept and apply such amounts when there are no Obligations (other than Letter of Credit Obligations or other contingent Obligations) then outstanding in the same currency, the Administrative Agent shall convert such currency received to the currency in which the Obligations are denominated at the Spot Rate on such date (regardless of whether such rate is the best available rate) and in such event, Borrowers shall pay the costs of such conversion (or the Administrative Agent may, at its option, charge such costs to the loan account of any Borrower maintained by the Administrative Agent) and (iv) to the extent any Borrower or Guarantor, directly or indirectly, uses any proceeds of the applicable Loans or L/C Obligations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and L/C Obligations that were not used for such purposes and second to the Obligations arising from Loans and L/C Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral. For purposes of this Section 8.03, “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto (in particular, to act as a pledge administrator for the purposes of any security governed under US Law or any other jurisdiction). The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, the Loan Parties and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding the Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to the Lenders, if acquired in such individual capacity and not as Administrative Agent hereunder.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit having the same terms (other than pricing not specified in Section 2.03(i)), including face amount as, and, in substitution for, the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold, transferred or to be transferred or otherwise disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and
     (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
     Notwithstanding the foregoing, the Administrative Agent is not authorized to release Collateral with a book value greater than $10,000,000 during any calendar year, except as currently contemplated by the Loan Documents, without the prior written consent of all Lenders (except any Defaulting Lender). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) by any Borrower hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable by any Borrower hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
     (e) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (g) release all or substantially all Guarantors from the Guaranty without the written consent of each Lender;
     (h) release all or substantially all of the Collateral without the written consent of each Lender;
     (i) amend the definition of “Borrowing Base” (or the defined terms used in such definition) in a manner which would have the effect of increasing the amount in which the Borrowers are entitled to borrow without the written consent of the Super-Majority Lenders;
     (j) amend the US Dollar amounts set forth in clauses (a)(i) and (b) of the definition of “Cash Dominion Trigger Period” without the written consent of the Super-Majority Lenders; and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     10.02 Notices and Other Communications; Facsimile Copies.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all Extraordinary Expenses, (iii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in the administration of and actions relating to any Collateral contemplated in the Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; (v) subject to the limits of Section 6.10(c), all reasonable costs and expenses incurred by the Administrative Agent and its Affiliates for each inspection, audit or appraisal with respect to any Loan Party or Collateral, whether prepared by Administrative Agent’s personnel or a third party, and (vi) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. All legal, accounting and consulting fees shall be charged to the Borrowers by the Administrative Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that the Administrative Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction that are paid directly by the Administrative Agent, any Lender or any of their Affiliates. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Rate should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Administrative Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

     (b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party have obtained a final and nonappealable judgment in its or their favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
     (iii) any assignment of a Commitment must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with the Assignment Fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers, the Lenders and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     (i) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 45 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, unless the Borrowers, after the exercise of commercially reasonable efforts (which the Borrowers acknowledge may entail the payment of fees and expenses to such successor L/C Issuer in amounts greater than those then payable to Bank of America, provided that such fees shall be customary and reasonable and not include a transition fee), shall have failed to procure a successor L/C Issuer, in which event Bank of America shall remain L/C Issuer hereunder pending the accession of a successor L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit having the same terms (other than pricing not specified in Section 2.03(i)), including face amount as, and, in substitution for, the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     10.07 Treatment of Certain Information; Confidentiality.
     (a) Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any Bank Product, (vii) with the consent of the Borrowers or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.
     (b) For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary, provided that, in the case of information received from any Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     (c) Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, however, that none of the Lenders, L/C Issuer or any of their respective Affiliates may offset amounts owed by it to the European Borrower or deposits of the European Borrower held by it against amounts owed to such Person by the US Loan Parties (except in respect of the US Loan Parties’ guaranties of the European Obligations). The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.14 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender fails to give its consent to any amendment, waiver or action for which consent of all Lenders, each Lender affected thereby or other similar formulation was required and Required Lenders consented, or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrowers shall have paid to the Administrative Agent the Assignment Fee;
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     10.15 European Borrower Service of Process. The European Borrower hereby irrevocably appoints Corporation Service Company its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Article X and consents to process being served in any such suit, action or proceeding upon Corporation Service Company in any manner or by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Company’s address referred to in Section 10.2. The European Borrower agrees that such service (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 10.15 shall affect the right of any Lender to serve process in any manner permitted by Law or limit the right of any Lender to bring proceedings against any Loan Party in any court of any jurisdiction or jurisdictions.
     10.16 Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE, SUBJECT TO SUCH OTHER FORM OF NOTICE AS MAY BE REQUIRED UNDER APPLICABLE LAW WITH RESPECT TO THE EUROPEAN BORROWER.
     10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     10.18 Time of the Essence. Time is of the essence of the Loan Documents.
     10.19 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior,

contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
     10.20 Joint and Several Liability of US Borrowers.
     (a) The liability of the US Borrowers for all amounts due to the Administrative Agent or any Lender under this Agreement shall be joint and several regardless of which US Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Administrative Agent or such Lender accounts for such Loans or other extensions of credit on its books and records. Each US Borrower’s Obligations with respect to Loans made to it, and each US Borrower’s Obligations arising as a result of the joint and several liability of the US Borrowers hereunder, with respect to Loans made to the other US Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each US Borrower.
     (b) Each US Borrower’s Obligations arising as a result of the joint and several liability of the US Borrowers hereunder with respect to Loans or other extensions of credit made to the other US Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (1) the validity or enforceability, avoidance or subordination of the Obligations of such other US Borrower or of any promissory note or other document evidencing all or any part of the Obligations of such other US Borrower, (2) the absence of any attempt to collect the Obligations from such other US Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (3) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the Obligations of such other US Borrower, or any part thereof, or any other agreement now or hereafter executed by such other US Borrower and delivered to the Administrative Agent or any Lender, (4) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of such other US Borrower, (5) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (6) any borrowing or grant of a security interest by such other US Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (7) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the Obligations of such other US Borrower under Section 502 of the Bankruptcy Code, or (8) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of such other US Borrower. With respect to each US Borrower’s Obligations arising as a result of the joint and several liability of the US Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other US Borrowers hereunder, such US Borrower waives, until the Obligations shall have been paid in full and the Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now or may hereafter have against any US Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of the US Borrowers to the Administrative Agent or any Lender.

     (c) Upon any Event of Default, the Administrative Agent may proceed directly and at once, without notice, against either US Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other US Borrower or any other Person, or against any security or collateral for the Obligations. Each US Borrower consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of such US Borrower or against or in payment of any or all of the Obligations.
     10.21 Contribution and Indemnification between the US Borrowers. Each US Borrower is obligated to repay the Obligations as joint and several obligor under this Agreement. To the extent that a US Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to the other US Borrower hereunder or other Obligations incurred directly and primarily by the other US Borrower (an “Accommodation Payment”), then the US Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, the other US Borrower in an amount, for such other US Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other US Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of both of the US Borrowers. As of any date of determination, the “Allocable Amount” of each US Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such US Borrower hereunder without (a) rendering such US Borrower “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (the “UFTA”) or Section 271 of the New York Uniform Fraudulent Conveyance Act (the “UFCA”), (b) leaving such US Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Sections 274 and 275 of the UFCA, or (c) leaving such US Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 275 of the UFCA. All rights and claims of contributions, indemnification and reimbursement under this section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.
     10.22 Appointment of Borrower Agent as Agent for Requesting Loans and Receipts of Loans and Statements. Each Borrower hereby designates Imation (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, L/C Issuer or any Lender. Borrower Agent hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of either Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of the Administrative Agent, L/C Issuer and the Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.
     10.23 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.
     10.24 Binding Effect; Amendment and Restatement of Existing Credit Agreement; Further Assurances. This Agreement shall become effective at such time, on or after the Closing Date, that the conditions precedent set forth in Section 4.01 have been satisfied and when it shall have been executed by the Borrowers and the Administrative Agent, and the Administrative Agent shall receive copies hereof (telecopied or otherwise) which, when taken together, bear the signatures of each Lender (including the L/C Issuer), and thereafter this Agreement shall be binding upon and inure to the benefit of each Borrower, each Lender (including the L/C Issuer) and the Administrative Agent, together with their respective successors and assigns. Each Borrower agrees, upon the request of the Administrative Agent and/or the Required Lenders, to promptly take such actions, as reasonably requested, as are appropriate to carry out the intent of this Agreement and the other Loan Documents, including, but not limited to, such actions as are reasonably necessary to ensure that the Administrative Agent, for its own benefit and the ratable benefit of Lenders, have a perfected security interest in all collateral securing the Obligations, subject to no Liens other than Permitted Liens. This Agreement amends and restates the Existing Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the Obligations evidenced or secured thereby or provided for thereunder.
     10.25 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
     10.26 Confirmation of Share Charge. Imation confirms and acknowledges to each Secured Party that, notwithstanding the amendment and restatement of the Existing Credit Agreement, the Share Charge dated June 3, 2009 between Imation as Chargor and the Administrative Agent in respect of shares in Imation Ireland Limited remains in full force and effect to secure the Obligations as amended, restated and extended by this Agreement.
     10.27 Waiver. Pursuant to Section 4.3 of that certain Security and Pledge Agreement dated as of June 3, 2009 and executed by the US Borrowers and certain of their respective Subsidiaries in favor of the Administrative Agent and the Lenders (the “Existing Security and Pledge Agreement”), Imation was required to give prior written notice to the Administrative Agent of the closure of any Deposit Account (other than Excluded Deposit Accounts) described on Schedule 3.10 to such Existing Security and Pledge Agreement. By their execution hereof, the Lenders hereby waive any Event of Default under the Existing Credit Agreement that may have resulted from Imation’s failure to provide such prior written notice of the closure of the deposit accounts. The waiver set forth herein (a) is expressly limited to the transactions described in this Section 10.27, (b) is a limited one-time waiver and (c) shall not obligate the Lenders to grant any additional or future waiver caused by a violation of any provision of the Existing Security and Pledge Agreement, the Existing Credit Agreement or the other Loan Documents (as such term is defined in the Existing Credit Agreement).
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

IMATION CORP., as a US Borrower
By:	/s/ Paul R. Zeller
	Name:	Paul R. Zeller
	Title:	Senior Vice President and Chief Financial Officer

IMATION ENTERPRISES CORP., as a US Borrower
By:	/s/ Paul R. Zeller
	Name:	Paul R. Zeller
	Title:	Senior Vice President and Chief Financial Officer

IMATION EUROPE B.V., as the European Borrower
By:	/s/ John L. Sullivan
	Name:	John L. Sullivan
	Title:	Managing Director

[Amended and Restated Credit Amendment — Imation]

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Jason Riley
	Name:	Jason Riley
	Title:	Senior Vice President

BANK OF AMERICA, N.A., as L/C Issuer and as a Lender
By:	/s/ Jason Riley
	Name:	Jason Riley
	Title:	Senior Vice President

[Amended and Restated Credit Amendment — Imation]

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ David A. Lehner
	Name:	David A. Lehner
	Title:	Vice President

[Amended and Restated Credit Amendment — Imation]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender
By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

     [Amended and Restated Credit Amendment — Imation]

US BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Gaylen J. Frazier
	Name:	Gaylen J. Frazier
	Title:	A.V.P.

     [Amended and Restated Credit Amendment — Imation]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Brian Buck
	Name:	Brian Buck
	Title:	Director

[Amended and Restated Credit Amendment — Imation]

FIFTH THIRD BANK, as a Lender
By:	/s/ Gary S. Losey
	Name:	Gary S. Losey
	Title:	Vice President — Corporate Banking

[Amended and Restated Credit Amendment — Imation]

SCHEDULE 1.01(d)
APPLICABLE DESIGNEES

Applicable Designee
Lender of Record	Lender to US Borrowers	Lender to European Borrower
Bank of America, N.A.	See Lender of Record	Bank of America, N.A. (London Branch)
5 CANADA SQUARE
Address:		LONDON
135 South LaSalle Street, Fourth Floor		E14 5AQ
Chicago, Illinois 60603		UNITED KINGDOM

JPMorgan Chase Bank, N.A.	See Lender of Record	JP Morgan Chase Bank, N.A., London Branch
125 London Wall
Address:		London EC2Y 5AJ
10 South Dearborn
Chicago, IL 60603-3403

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	See Lender of Record	See Lender of Record

Address:
1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1104

US Bank National Association	See Lender of Record	See Lender of Record

Address:
800 Nicollet Mall
Minneapolis, MN 55402

Applicable Designee
Lender of Record	Lender to US Borrowers	Lender to European Borrower
Wells Fargo Bank, National Association	See Lender of Record	See Lender of Record

Address:
90 S. 7th Street
Mail Code: N9305-077
Minneapolis, MN 55402

Fifth Third Bank	See Lender of Record	See Lender of Record

Address:
38 Fountain Square Plaza
Mail Drop 109046
Cincinnati, OH 45202

2

SCHEDULE 1.01(e)
EXISTING LETTERS OF CREDIT

		Outstanding
Fronted By:	L/C Number	Amount	Beneficiary	Expiration	Evergreen	Notes
Bank of America	**	$380,000	Sentry Insurance A Mutual Company	09/30/10	Yes	Work Comp
Bank of America	**	$786,800	Liberty Mutual Insurance Company	08/31/10	Yes	Work Comp
Bank of America	**	$375,000	St. Paul Fire and Marine Insurance Co.	07/31/10	Yes	GL, Work Comp
Bank of America	**	$128,887	The Travelers Indemnity Co.	08/12/10	Yes	GL
Outstanding Trade LC Balance
Bank of America	**	$747,375	Chen Zhou Hualu Digital Technology Co. Ltd.	09/14/10	No	Import; Imation purchases Memorex branded models of Blu-Ray players
Bank of America	**	$428,250	Chen Zhou Hualu Digital Technology Co. Ltd.	10/06/10	No	Import; Imation purchases Memorex branded models of Blu-Ray players

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 1.01(f)
EUROPEAN SECURITY AND PLEDGE AGREEMENTS
1. Dutch Notarial Deed of Pledge of Receivables (Undisclosed)
2. Dutch Notarial Deed of Pledge of Shares
3. Dutch Disclosed Pledge of Bank Account
4. Dutch Deed of Pledge of (Future) Inventory, Future IP Rights and (Future) Stock
5. German Security Transfer Agreement Regarding Inventory and Equipment
6. UK Charge Over Deposit Accounts
7. Luxembourg Share Pledge Agreement

SCHEDULE 1.01(m)
MANDATORY COST FORMULA
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 — (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

6

7.	If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any

7

requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

8

SCHEDULE 2.01
COMMITMENTS AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$58,461,538.45	29.23076923%
Wells Fargo Bank, National Association	$30,769,230.77	15.38461539%
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$30,769,230.77	15.38461539%
Fifth Third Bank	$30,769,230.77	15.38461539%
JPMorgan Chase Bank, N.A.	$24,615,384.62	12.30769231%
U.S. Bank National Association	$24,615,384.62	12.30769231%
Total	$200,000,000.00	100%

SCHEDULE 5.05
SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS
Material Indebtedness
None.
Other Material Liabilities
None.

SCHEDULE 5.06
LITIGATION
None.

SCHEDULE 5.09
ENVIRONMENTAL MATTERS
None.

SCHEDULE 5.12
ERISA MATTERS
There was an ERISA Event, a Reportable Event, in 2010 due to the reduction of the number of active participants in the Borrowers’ Pension Plan. As a result of the reduction of the number of active participants, the Borrowers have already vested the accounts of all, or almost all, the affected Pension Plan participants. The Reportable Event is only an informational filing with the PBGC and this ERISA Event has not resulted in, and is not reasonably expected to result in, liability of the Borrowers under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of the Threshold Amount.

SCHEDULE 5.13
SUBSIDIARIES AND OTHER EQUITY INVESTMENTS
Part A – Borrowers, Subsidiaries and Acquisitions

	Jurisdiction	Holder(s)
	of	of
Name	Organization	Equity Interests
Imation Corp.	Delaware	Widely held
Imation Enterprises Corp.	Delaware	Imation Corp.
Imation Latin America Corp.	Delaware	Imation Enterprises Corp.
Imation Funding Corp.	Delaware	Imation Corp.
Memorex Products, Inc.	California	Imation Corp.
Imation Government Corp.	Delaware	Imation Corp.
Imation Mercosur Trading S.A.	Uruguay	Imation Latin America Corp.
Imation Electronics Mexico S.A. de C.V.	Mexico	Imation Corp. Imation Enterprises Corp.
Imation Latin America Marketing S.A.	Panama	Imation Latin America Corp.
Imation do Brasil Ltda.	Brazil	Imation Latin America Corp. Imation Latin America Marketing S.A.
Imation Chile S.A.	Chile	Imation Latin America Corp.
Imation Mexico S.A. de C.V.	Mexico	Imation Latin America Corp. Imation Latin America Marketing S.A.
IMN Data Storage LLC	Delaware	Imation Corp.
IMN Data Storage Holdings CV	Netherlands	Imation Corp. IMN Data Storage LLC
Imation Argentina S.A.	Argentina	Imation Corp. Imation Enterprises Corp.
Imation Colombia S.A.	Colombia	Imation Corp. Imation Enterprises Corp. Imation Funding Corp.
Imation Canada Inc.	Canada	Imation Corp.
Imation (Thailand) Ltd.	Thailand	Imation Corp. Imation Enterprises Corp. Imation Asia Pacific Pte. Ltd.
Imation Holdings Pte Ltd.	Singapore	Imation Corp.
Imation Asia Pacific Pte Ltd.	Singapore	Imation Holdings Pte Ltd.
Imation ANZ Pty Ltd.	Australia	Imation Asia Pacific Pte Ltd.

	Jurisdiction	Holder(s)
	of	of
Name	Organization	Equity Interests
TDK (Australia) Pty Ltd.	Australia	Imation ANZ Pty Ltd.
Imation (Shanghai) Co. Ltd.	China	Imation Asia Pacific Pte Ltd.
Imation (Guangzhou) International Co. Ltd.	China	Imation Asia Pacific Pte Ltd.
Imation Information Technology (Beijing) Ltd.	China	Imation Asia Pacific Pte Ltd.
Imation Hong Kong Ltd.	Hong Kong	Imation Asia Pacific Pte Ltd.
Imation India Private Ltd.	India	Imation Asia Pacific Pte Ltd.
Imation Corporation Japan	Japan	Imation Asia Pacific Pte Ltd.
Imation Korea, Inc.	Korea	Imation Asia Pacific Pte Ltd.
Imation (Malaysia) SDN.BHD.	Malaysia	Imation Asia Pacific Pte Ltd.
Imation Singapore Pte. Ltd.	Singapore	Imation Asia Pacific Pte Ltd.
Imation Taiwan Ltd.	Taiwan	Imation Asia Pacific Pte Ltd.
Memorex Products (Taiwan) Inc.	Taiwan	Imation Asia Pacific Pte Ltd.
Imation Europe B.V.	Netherlands	Imation Corp.
Imation France S.A.	France	Imation Europe B.V.
Imation Deutschland GmbH	Germany	Imation Europe B.V.
Imation S.r.l.	Italy	Imation Europe B.V. TME GmbH
Imation Iberia, S.A.	Spain	Imation Europe B.V.
Imation Middle East FZE	U.A.E.	Imation Europe B.V.
Imation U.K. Limited	United Kingdom	Imation Europe B.V.
TME GmbH	Germany	Imation Europe B.V.
Imation Polska Sp z.o.o.	Poland	Imation Corp.
Imation Ireland Limited	Ireland	Imation Corp.
Global Data Media FZ-LLC	U.A.E.	Imation Corp. Moser Baer India, Ltd.
Glyphics Media, Inc.*	New York	Global Data Media FZ-LLC
MBI International FZ-LLC	U.A.E.	Global Data Media FZ-LLC
MBI International Services Private Ltd.	India	MBI International FZ-LLC
MBII India Marketing Private Ltd.	India	MBI International FZ-LLC
Memorex Products Europe Ltd.	United Kingdom	Imation Corp.
Memorex France S.A.	France	Memorex Products Europe Ltd.

*	To be dissolved.
Note: Global Data Media FZ-LLC and its subsidiaries are joint ventures.

15

Authorized and Issued Equity Interests

Loan Party/Pledged Foreign Subsidiary	Authorized	Issued
Imation Corp.	125,000,000†	38,170,554‡
Imation Enterprises Corp.	1,000	1,000
Imation Funding Corp.	1,000	100
Imation Latin America Corp.	100	100
Memorex Products, Inc.	10,000	200
IMN Data Storage LLC	N/A	N/A
Imation Electronics México S.A. de C.V.	296,325	296,325
Imation Canada Inc.	Unlimited	316,476.513
Imation Holdings Pte Ltd.	34,400,048	34,400,048
Imation Ireland Limited	1,000,002	250,000
Imation México S.A. de C.V.	5,913,628	5,913,628
IMN Data Storage Holdings CV	1,000	205
Imation Europe B.V.	N/A	N/A
Imation do Brasil Ltda.	N/A	N/A
Imation Polska Sp z.o.o.	1,500,000	13,748
Imation Government Corp.	1,000	100

†	As of April 1, 2010

‡	As of April 1, 2010

16

     Acquisitions
On June 30, 2008, Imation Corp. acquired substantially all of the assets of Xtreme Accessories, LLC (XtremeMac), a Florida-based product design and marketing firm focused on consumer electronic products and accessories.
On July 31, 2007, Imation Corp. completed the acquisition of substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products under the TDK Life on Record brand name (TDK Recording Media), from TDK Corporation, a Japanese corporation (TDK), pursuant to an acquisition agreement dated April 19, 2007, between Imation and TDK (the TDK Acquisition Agreement). As provided in the TDK Acquisition Agreement, Imation Corp. acquired substantially all of the assets of the TDK Recording Media operations, including the assets or capital stock of certain of TDK’s operating subsidiaries engaged in the TDK Recording Media operations, and use of the TDK Life on Record brand name for current and future recording media products including magnetic tape, optical media, flash media and accessories.
On July 9, 2007, Imation Corp. completed the acquisition of certain assets of Memcorp, Inc., a Florida corporation, and Memcorp Asia Limited, a corporation organized under the laws of Hong Kong (together Memcorp, subsidiaries of Hopper Radio of Florida, Inc., a Florida corporation), pursuant to an asset purchase agreement dated as of May 7, 2007 (the Memcorp Purchase Agreement). As provided in the Memcorp Purchase Agreement, we acquired the assets of Memcorp used in or relating to the sourcing and sale of consumer electronic products, principally sold under the Memorex brand name, including inventories, equipment and other tangible personal property and intellectual property. The acquisition also included existing brand licensing agreements, including Memcorp’s agreement with MTV Networks, a division of Viacom International, to design and distribute consumer electronics under certain Nickelodeon character-based properties and the NPower brand.
On April 28, 2006, Imation Corp. closed on the acquisition of substantially all of the assets of Memorex International Inc., including the capital stock of its operating subsidiaries engaged in the business of the design, development, sourcing, marketing, distribution and sale of hardware, media and accessories used for the storage of electronic data under the Memorex brand name.
Part B – Rights Agreements
- Rights Agreement between Imation and The Bank of New York, as Rights Agent, dated as of June 21, 2006, as amended by the First Amendment to Rights Agreement, dated as of July 30, 2007.

17

Part C — Other Equity Interests of Borrowers

Loan Party	Equity Investment	Percentage Interest
Imation Corp.	O-Mass (Subsidiary of Tandberg Storage ASA), Norway	< 10.0%

Imation Corp.	Inphase Technologies, Inc., Delaware	< 10.0%

Imation Corp.	Exabyte Corporation, Delaware	11.1%

Imation Corp.	21VC Fund II, LP, Delaware	5%

Imation Corp.	Hummer Winblad Venture Partners II, LP, Delaware	5%

18

SCHEDULE 5.15
RESTRICTIVE AGREEMENTS
None.

19

SCHEDULE 5.17
INTELLECTUAL PROPERTY
Intellectual Property Rights
None.
Intellectual Property Claims
None.

SCHEDULE 5.20
LABOR MATTERS
1.	Mexico has labor unions pursuant to legal requirements.

2.	Certain employees in Europe belong to labor unions and there may be collective bargaining agreements (negotiated industry wide) that apply in Europe. In addition, the company is required to have works councils in certain locations in Europe which must be consulted regarding various actions by the business.

3.	Certain employees in Japan belong to a labor organization and the Borrowers are bound to comply with that collective bargaining agreement.

SCHEDULE 5.23

Name and Address of Bank	Account No.	Purpose
Bank of America	**	Collection Account
Bank of America Plaza	Imation Enterprises Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Collection Account
Bank of America Plaza	Imation Enterprises Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Collection Account - Lockbox
Bank of America Plaza	Imation Government Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Collection Account -Lockbox
Bank of America Plaza	Imation Enterprises Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Collection Account - Lockbox
Bank of America Plaza	Imation Enterprises Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Collection Account
Bank of America Plaza	Imation Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Collection Account
Bank of America Plaza	Imation Latin America Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Transfer - Payables
Bank of America Plaza	Imation Latin America Corp.
901 Main St., 7th Floor Dallas, TX 75202

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Name and Address of Bank	Account No.	Purpose
Bank of America	**	Transfer - Tax payments
Bank of America Plaza	Imation Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Disbursement Account
Bank of America Plaza	Imation Enterprises Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Transfer – Parent
Bank of America Plaza	Imation Corp.	Concentration Account
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Transfer - Payables
Bank of America Plaza	Imation Enterprises Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	Disbursement Account
Bank of America Plaza	Imation Corp.
901 Main St., 7th Floor Dallas, TX 75202

Bank of America	**	CAD Collection Account
200 Front Street West	Memorex Products, Inc.
Toronto, ON M5V 3L2 Canada

Bank of America	**	CAD Collection Account
5 Canada Square	Imation Enterprises Corp.
London E14 5AQ United Kingdom

Citibank	**	Transfer
233 S. Wacker Drive, 86th Floor	Imation Enterprises Corp.
Chicago, IL 60606

Harris Bank	**	Disbursement Account
111 Monroe Street, 9 West	Imation Enterprises Corp.
Chicago, IL 60603

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Name and Address of Bank	Account No.	Purpose
US Bank	**	Transfer - Payroll
800 Nicollet Mall	Imation Corp.
Minneapolis, MN 55402

Citibank International plc	**	Disbursement Account
Schiphol Boulevard 257	Imation Europe B.V.	Closure in process
WTC Building, Tower D, Floor 8 1118 BH Luchthaven Schiphol The Netherlands

Citibank International plc	**	Collection Account
Schiphol Boulevard 257	Imation Europe B.V.
WTC Building, Tower D, Floor 8 1118 BH Luchthaven Schiphol The Netherlands

ABN AMRO	**	Cash Collateral
Marktplein,	Imation Europe B.V.
Postbus 11 2130 AA Hoofddorp The Netherlands

ABN AMRO	**	Cash Collateral
Marktplein,	Imation Europe B.V.
Postbus 11 2130 AA Hoofddorp The Netherlands

Citibank International plc	**	Disbursement Account
Schiphol Boulevard 257	Imation Europe B.V.
WTC Building, Tower D, Floor 8 1118 BH Luchthaven Schiphol The Netherlands

Citibank Aktiengesellschaft,	**	Collection Account
Reuterweg 16	Imation Europe B.V.
60323 Frankfurt/ Main Germany

Citibank International plc	**	Collection Account
1-5 rue Paul Cezabbe	Imation Europe B.V.
75008 Paris France

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Name and Address of Bank	Account No.	Purpose
Citibank	**	Disbursement Account
16 Foro Buonaparte	Imation Europe B.V.
20121 Milan Italy

Citibank International plc	**	Only tax purposes/
Norway Branch	Imation Europe B.V.	requirements
8-10 Tordenskjolds Gaten		- no movements
Oslo Norway

Citibank New York	**	Used for MBI payments
	Imation Europe B.V.	Closure in process

Bank Handlowy W Warszawie SA	**	Collection/ Disbursement
16, Senatoriska	Imation Europe B.V.	Account
Warszawa 00-923 Poland

Bank Handlowy W Warszawie SA	**	Collection/ Disbursement
16, Senatoriska	Imation Europe B.V.	Account
Warszawa 00-923 Poland

Citibank International PLC Sucursal en	**	Collection Account
Espana/ Avenida de Europa, 19 - Plabta	Imation Europe B.V.
Baja/ Parque Empresarial “LA MORELEJA”/ 28108 Alcobenidas (Madrid)

Citibank	**	Header/ Disbursement Account
Citibank House, 336 Strand,	Imation Europe B.V.
London, WC2R 1HB Great Britain

Citibank	**	Collection Account
Citibank House, 336 Strand,	Imation Europe B.V.
London,WC2R 1HB Great Britain

Citibank	**	Collection Account
Citibank House, 336 Strand,	Imation Europe B.V.
London, WC2R 1HB Great Britain

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Name and Address of Bank	Account No.	Purpose
Citibank	**	Collection Account
Citibank House, 336 Strand, London,	Imation Europe B.V.
WC2R 1HB Great Britain

Citigroup	**	Header/ Disbursement Account
Canada Square, Canary Wharf	Imation Europe B.V.
London E14 5LB Great Britain

Citigroup	**	Header/ Disbursement Account
Canada Square, Canary Wharf	Imation Europe B.V.
London E14 5LB Great Britain

Citibank International plc	**	Collection Account
Schiphol Boulevard 257	Imation Europe B.V.
WTC Building, Tower D, Floor 8 1118 BH Luchthaven Schiphol The Netherlands

Citibank A.S.	**	Disbursement Account
Tekfen Tower	Imation Europe B.V.
Eski Buyukdere Cad. No: 209 Kat:3 34394 Levent, Istanbul, Turkey

Citibank A.S.	**	Disbursement Account
Tekfen Tower	Imation Europe B.V.
Eski Buyukdere Cad. No: 209 Kat:3 34394 Levent, Istanbul, Turkey

Citigroup	**	Cash Collateral
Canada Square, Canary Wharf	Imation Europe B.V.
London E14 5LB Great Britain

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 5.25
MATERIAL CONTRACTS
1.	Asset Purchase Agreement, dated May 7, 2007, among Hopper Radio of Florida, Inc., Memcorp, Inc., Memcorp Asia Limited and Imation Corp.
2.	Acquisition Agreement, dated April 19, 2007, by and between Imation Corp. and TDK Corporation.
3.	Acquisition Agreement, dated January 19, 2006, by and between Imation Corp. and Memorex International Inc.
4.	Inducement Agreement, dated January 19, 2006, among Hanny Holding Limited, Hanny Magnetics (B.V.I.) Limited, Investor Capital Management Asia Limited, Investor Capital Partners — Asia Fund L.P, Global Media Limited, Memorex Holdings Limited and Imation Corp.
5.	Restated Certificate of Incorporation of Imation.
6.	Amended and Restated Bylaws of Imation.
7.	Rights Agreement between Imation and The Bank of New York, as Rights Agent, dated as of June 21, 2006.
8.	First Amendment to Rights Agreement, dated as of July 30, 2007.
9.	Amended and Restated Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock.
10.	Shareholders Agreement in relation to Global Data Media FZ-LLC.
11.	Amendment Agreement to Shareholders Agreement in relation to Global Data Media FZ-LLC.
12.	Trademark License Agreement, dated July 31, 2007, by and between Imation Corp. and TDK Corporation.
13.	IMN Trademark License Agreement, dated July 31, 2007, by and between IMN Data Storage Holdings C.V. and TDK Corporation.
14.	Supply Agreement, dated July 31, 2007, by and between Imation Corp. and TDK Corporation.
15.	Investor Rights Agreement, dated July 31, 2007, by and between Imation Corp. and TDK Corporation.
16.	Indemnity Agreements between Imation and each of its directors.

17.	Employment Closure Agreement between Imation Corp. and Bruce Henderson.
18.	Amendment to Bruce Henderson’s Performance Option Agreement.
19.	Amendment to Employment Agreement between Imation and Bruce Henderson.
20.	Imation 1996 Employee Stock Incentive Program.
21.	1996 Directors Stock Compensation Program, as amended May 8, 2002.
22.	Imation 2000 Stock Incentive Plan, as amended.
23.	Restricted Stock Award Agreement between Imation and Frank Russomanno
24.	Compensatory arrangement between Imation and Frank Russomanno.
25.	2000 Stock Incentive Plan Restricted Stock Award Agreements — Executive Officers.
26.	Amendment to 2000 Stock Incentive Plan Restricted Stock Award Agreements — Executive Officers.
27.	Amendment to 2000 Employee Stock Incentive Plan Restricted Stock Award Agreements — Executive Officers.
28.	2000 Stock Incentive Plan Stock Option Agreements — Executive Officers.
29.	2000 Stock Incentive Plan Stock Option Agreements — Employees.
30.	Restricted Stock Award Agreements — Employees 2004.
31.	Restricted Stock Award Agreements — Executive Officers 2004.
32.	Stock Option Agreements — Employees 2004.
33.	Stock Option Agreements — Executive Officers 2004.
34.	Imation 2005 Stock Incentive Plan, as amended November 9, 2005.
35.	Imation 2005 Stock Incentive Plan Stock Option Agreement — Employees.
36.	Imation 2005 Stock Incentive Plan Stock Option Agreement — Executive Officers.
37.	Amendment to 2005 Stock Incentive Plan Option Agreement — Executive Officers.
38.	Imation 2005 Stock Incentive Plan Stock Option Agreement — Directors.

39.	Amendment to 2005 Stock Incentive Plan Stock Option Agreement — Directors.
40.	Imation 2005 Stock Incentive Plan Restricted Stock Award Agreement — Employees.
41.	Imation 2005 Stock Incentive Plan Restricted Stock Award Agreement — Executive Officers.
42.	Amendment to 2005 Stock Incentive Plan Restricted Stock Award Agreement — Executive Officers.
43.	Imation 2005 Stock Incentive Plan Restricted Stock Award Agreement — Directors.
44.	Amendment to 2005 Stock Incentive Plan Restricted Stock Award Agreement — Directors.
45.	Amendment to 2004 and 2005 Executive Officer Option Agreements under the 2000 Employee Stock Incentive Plan.
46.	Amendment to 2005 Stock Option Agreement — Non-Employee Directors.
47.	Non-Employee Director Option Agreement.
48.	Amendment to 2005 Restricted Stock Award Agreement — Non-Employee Directors.
49.	Non-Qualified Stock Option Agreement for Executive Officers under the Imation Corp. 2005 Stock Incentive Plan
50.	Non-Employee Director Restricted Stock Award Agreement.
51.	Executive Officer Option Agreement.
52.	Executive Officer Restricted Stock Award Agreement.
53.	Non-Employee Director Restricted Stock Award Agreement.
54.	Executive Officer Option Agreement.
55.	Executive Officer Restricted Stock Award Agreement.
56.	Imation Corp. 2008 Stock Incentive Plan.
57.	Non-Qualified Stock Option Agreement for Executive Officers under the Imation Corp. 2008 Stock Incentive Plan.
58.	Non-Qualified Stock Option Agreement for Directors under the Imation Corp. 2008 Stock Incentive Plan.

59.	Restricted Stock Agreement for Executive Officers under the Imation Corp. 2008 Stock Incentive Plan.
60.	Restricted Stock Agreement for Directors under the Imation Corp. 2008 Stock Incentive Plan.
61.	Imation Excess Benefit Plan.
62.	Employment Offer Letter from Imation Corp. to Mark E. Lucas.
63.	Directors Compensation Program effective May 4, 2005 (as amended May 5, 2010).
64.	Amended and Restated Severance Agreement with Executive Officers.

SCHEDULE 7.01
EXISTING LIENS

	Debtor	Secured Party	Jurisdiction	Filing Information	Collateral
1.	Imation Corp.	Cisco Systems Capital	Delaware Secretary of State	File No. 30288376	[Specific leased equipment.]
Filed: 1/16/2003
Lapse Date: 1/16/2013

2.	Imation Corp.	Wells Fargo Equipment Finance, Inc.	Delaware Secretary of State	File No. 52546241	[Specific equipment]
Filed: 8/16/2005
Lapse Date: 8/16/2010

3.	Imation Corp.	Toyota Motor Credit Corporation	Delaware Secretary of State	File No. 20073738811	[Specific leased equipment.]
Filed: 10/3/2007
Lapse Date: 10/3/2012

4.	Imation Corp.	US Bancorp	Delaware Secretary of State	File No. 20073860763	[Specific leased equipment.]
Filed: 10/15/2007
Lapse Date: 10/15/2012

5.	Imation Corp.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	File No. 20074799010	[Specific equipment]
Filed: 12/19/2007
Lapse Date: 12/19/2012

6.	Imation Corp.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	File No. 20080030708	[Specific equipment]
Filed: 1/3/2008
Lapse Date: 1/3/2013

7.	Imation Corp.	Toyota Motor Credit Corporation	Delaware Secretary of State	File No. 20080844967	[Specific equipment]
Filed: 3/10/2008
Lapse Date: 3/10/2013

8.	Imation Corp.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	File No. 20081533650	[Specific equipment]
Filed: 5/2/2008
Lapse Date: 5/2/2013

9.	Imation Corp.	Toyota Motor Credit Corporation	Delaware Secretary of State	File No. 20081559564	[Specific equipment]
Filed: 5/6/2008
Lapse Date: 5/6/2013

10.	Imation Corp.	Toyota Motor Credit Corporation	Delaware Secretary of State	File No. 20081650447	[Specific equipment]
Filed: 5/13/2008
Lapse Date: 5/13/2013

	Debtor	Secured Party	Jurisdiction	Filing Information	Collateral
11.	Imation Corp.	Toyota Motor Credit Corporation	Delaware Secretary of State	File No. 20082302840	[Specific equipment]
Filed: 7/7/2008
Lapse Date: 7/7/2013

12.	Imation Corp.	Toyota Motor Credit Corporation	Delaware Secretary of State	File No. 20082543674	[Specific equipment]
Filed: 7/24/2008
Lapse Date: 7/24/2013

13.	Imation Corp.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	File No. 20084190466	[Specific equipment]
Filed: 12/17/2008
Lapse Date: 12/17/2013

14.	Imation Corp.	Banc of America Leasing & Capital, LLC	Delaware Secretary of State	File No. 20090384922	[Specific equipment]
Filed: 2/4/2009
Lapse Date: 2/4/2014

15.	Imation Corp.	Taishin International Bank and	Delaware Secretary of State	File No. 20092581996	[Inventory]
		TEON USA Corporation		Filed: 8/11/2009
Lapse Date: 8/11/2014

16.	Memorex Products, Inc.	NMHG Financial Services Inc.	California Secretary of State	File No. 0230160702	[Leased equipment]
Filed: 10/28/2002
Lapse Date: 10/28/2012

17.	Memorex Products, Inc.	NMHG Financial Services, Inc.	California Secretary of State	File No. 0327960876	[Leased equipment]
Filed: 10/3/2003
Lapse Date: 10/3/2013

18.	Memorex Products, Inc.	Toyota Motor Credit Corporation	California Secretary of State	File No. 057036692462	[Specific equipment]
Filed: 8/2/2005
Lapse Date: 8/2/2010

19.	Memorex Products Inc.	Wells Fargo Financial Leasing, Inc.	California Secretary of State	File No. 067092402343	[Specific leased equipment]
Filed: 11/17/2006
Lapse Date: 11/17/2011

SCHEDULE 7.02
INVESTMENTS
Other Equity Interests of Borrowers

Loan Party	Equity Investment	Percentage Interest
Imation Corp.	O-Mass (Subsidiary of Tandberg Storage ASA), Norway	< 10.0%
Imation Corp.	Inphase Technologies, Inc., Delaware	< 10.0%
Imation Corp.	Exabyte Corporation, Delaware	11.1%
Imation Corp.	21VC Fund II, LP, Delaware	5%
Imation Corp.	Hummer Winblad Venture Partners II, LP, Delaware	5%
In 2010, Imation Corp. entered into an amendment of its license agreement with ProStor Systems, Inc. (“ProStor”) to extend the agreement and provide for semi-exclusivity and a share of ProStor’s royalty stream in exchange for a $5 million payment to ProStor.

Other Investments
A. Intercompany Investments

Contributing Loan Party[4]	Recipient Subsidiary	Currency	Contribution	Exchange Rate	US$ Equiv
Imation Corp.	Imation (Thailand) Ltd.	USD	$39,000	1.00	$39,000
Imation Corp.	Imation Holdings Pte. Ltd.	USD	$22,472,000	1.00	$22,472,000
Imation Corp.	Imation Corporation Japan	USD	$14,103,000	1.00	$14,103,000
Imation Corp.	IMN Data Storage Holdings CV	USD	$274,292,00	1.00	$274,292,00
Imation Corp.	Imation Electronics Mexico S.A. de C.V.	USD	$245,000	1.00	$245,000
Imation Corp.	Imation Argentina S.A.	USD	$23,331,000	1.00	$23,331,000
Imation Corp.	Imation Colombia S.A.	USD	$1,225,000	1.00	$1,225,000
Imation Corp.	Imation Venezuela SA	USD	$1,350,000	1.00	$1,350,000
Imation Corp.	Imation Latin America Marketing S.A.	USD	$2,513,000	1.00	$2,513,000
Imation Corp.	Imation de Costa Rica	USD	$1,220,000	1.00	$1,220,000
Imation Corp.	Imation de El Salvador SA de CV	USD	$522,000	1.00	$522,000
Imation Corp.	Imation Europe B.V.	USD	$99,759,000	1.00	$99,759,000
Imation Corp.	Imation Ireland Limited	USD	$3,030,000	1.00	$3,030,000
Imation Funding Corp.	Imation Europe B.V.	USD	$113,938,000	1.00	$113,938,000
Imation Corp.	Imation Canada Inc.	USD	$2,325,000	1.00	$2,325,000
Imation Corp.	Global Data Media FZ-LLC	USD	$2,039,000	1.00	$2,039,000
Imation Latin America Corp.	Imation Mexico S.A. de C.V.	USD	$1,054,000	1.00	$1,054,000
Imation Latin America Corp.	Imation do Brasil Ltda.	USD	$11,090,000	1.00	$11,090,000
Imation Latin America Corp.	Imation Chile S.A.	USD	$2,281,000	1.00	$2,281,000
Imation Corp.	Imation Caribbean Inc.	USD	$832,000	1.00	$832,000
Imation Corp.	Imation Polska Sp z.o.o.	USD	$73,000	1.00	$73,000
Imation Europe B.V.	TME GmbH	EUR	€9,395,434	1.00	USD $9,379,951
Imation Europe B.V.	TME GmbH	EUR	€4,378,512	0.68	USD $6,444,675
Imation Europe B.V.	Imation Deutschland Gmbh	EUR	€5,564,054	0.96	USD $5,801,601
Imation Europe B.V.	Imation France S.A.	EUR	€10,061,635	0.80	USD $12,588,000
Imation Europe B.V.	Imation Middle East FZE	EUR	€875,544	1.07	USD $816,882
Imation Europe B.V.	Imation Iberia, S.A.	EUR	€2,595,795	0.97	USD $2,680,090
Imation Europe B.V.	Imation U.K. Limited	EUR	€3,992,352	0.96	USD $4,148,000
Imation Europe B.V.	Imation S.r.l.	EUR	€120,267	0.71	USD $169,456

[4]	The Contributing Loan Party is the entity that records and tracks the capital contribution on its books, however it is not necessarily the parent of the subsidiary being capitalized.

B. Scheduled Intercompany Investments
The proposed guarantee by Imation Europe B.V. of the pension obligations of Imation U.K. Limited in an amount up to GBP 12,000,000.
C. Intercompany Loans

Loan Party	Name / Address of Debtor	Principal Balance	Nature of Debt	Maturity Date
Imation Corp.	Imation ANZ Pty Ltd.	$2,188,572 USD	Intercompany Loan	12/31/2010
Unit 2, 1 Coronation Ave
Kings Park 2148 AUSTRALIA

Imation Corp.	Imation ANZ Pty Ltd.	$4,008,580 AUS	Intercompany Loan	12/31/2010
Unit 2, 1 Coronation Ave
Kings Park 2148 AUSTRALIA

Imation Corp	Imation (Shanghai) Co. Ltd.	$208,061 USD	Intercompany Loan	12/31/2010
Room 2313-2314
Bank of China Tower
200 Yingcheng Road Central
Pudong New Area
Shanghai 200120, PRC

Loan Party	Name / Address of Debtor	Principal Balance	Nature of Debt	Maturity Date
Imation Corp	IMN Data Storage Holdings CV	$23,583,481 USD	Intercompany Loan	12/31/2010
Siriusdreef 46-52
2132 WT Hoofddorp NETHERLANDS

Imation Corp	IMN Data Storage Holdings CV	$10,862,125 USD	Intercompany Loan	12/31/2010
Siriusdreef 46-52
2132 WT Hoofddorp, NETHERLANDS

Imation Corp	IMN Data Storage Holdings CV	$5,170,372 USD	Intercompany Loan	12/31/2010
Siriusdreef 46-52
2132 WT Hoofddorp NETHERLANDS

Imation Corp	Tandberg Data ASA	$2,000,000 USD	Promissory Note	12/31/2010
10225 Westmoore Drive, Suite 125
Westminster, CO 80021

Imation Deutschland	Imation Europe B.V.	€4,641,224 EUR	Intercompany Loan	12/31/2010
GmbH	Siriusdreef 46-52
2132 WT Hoofddorp NETHERLANDS

Imation U.K.	Imation Europe B.V.	€3,432,081 EUR	Intercompany Loan	12/31/2010
Limited	Siriusdreef 46-52
2132 WT Hoofddorp NETHERLANDS

Imation S.r.l.	Imation Europe BV	€1,091,233 EUR	Intercompany Loan	12/31/2010
Siriusdreef 46-52
2132 WT Hoofddorp NETHERLANDS

Imation Ireland	Imation Europe B.V.	€2,582,479 EUR	Intercompany Loan	12/31/2010
Limited	Siriusdreef 46-52
2132 WT Hoofddorp NETHERLANDS

Loan Party	Name / Address of Debtor	Principal Balance	Nature of Debt	Maturity Date
Imation Ireland	Imation Europe B.V.	$1,650,000 USD	Intercompany Loan	12/31/2010
Limited	Siriusdreef 46-52
2132 WT Hoofddorp NETHERLANDS

TME GmbH	Imation Europe B.V.	€27,313,144 EUR	Intercompany Loan	12/31/2010
Siriusdreef 46-52
2132 WT Hoofddorp NETHERLANDS

Imation Europe B.V.	IMN Data Storage Holdings CV	$10,500,500 USD	Intercompany loan	12/31/2010
Siriusdreef 46-52
2132 WT Hoofddorp NETHERLANDS

SCHEDULE 7.03
EXISTING INDEBTEDNESS
Material Indebtedness as of June 30, 2010

Aggregate Committed
Name of Obligor	Name of Creditor	Principal Amount	Nature of Debt	Maturity Date
Imation Europe B.V.	Sixt Leasing (Schweiz) AG	13,800.00 CHF	Lease car guarantee	11/9/2010
(no cash coll)

Imation Europe B.V.	Fiege Deutschland Stiftung	25,000.00 EUR	Customs guarantee	12/28/2012
	and CoKg		(no cash coll)

Imation Europe B.V.	Commerz Grundbesitz	145,687.54 EUR	Rental Guarantee Office Netherlands	Open ended
	Investment Gesellschaft mbH		(cash coll)
te Wiesbaden

Imation Europe B.V.	KN Logistics BV te Rotterdam	$1,776,000.00 USD	Tax/Customs guarantee Memorex	8/15/2011
(cash coll)

Imation Europe B.V.	Lyreco France	350,000.00 EUR	Tax guarantee	1/31/2014
(cash coll)

Imation Corp.	Philips	$24,800,000 USD	Settlement	7/2012
Other Material Indebtedness
None.

SCHEDULE 7.03(A)
OTHER INDEBTEDNESS
None.

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES
IMATION CORP.
IMATION ENTERPRISES CORP.:
1 Imation Way
Oakdale, MN 55128
Attention: Timothy J. Gallaher
Telephone: (651) 704-4311
Facsimile: (651) 704-4415
Electronic Mail: tjgallaher@imation.com
Website Address: www.imation.com
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
135 South LaSalle Street, Fourth Floor
Chicago, Illinois 60603
Attention: Division President
Telephone: (312) 904-6394
Facsimile: (312) 992-1501
with a copy to:
Bank of America, N.A.
20975 Swenson Drive, Suite 200
Mail Code WI3-500-02-01
Waukesha, Wisconsin 53186
Attention: Robert Lund
Telephone: (262) 207-3285
Facsimile: (312) 453-3438
L/C ISSUER:

Bank of America, N.A.
135 South LaSalle Street, Fourth Floor
Chicago, Illinois 60603
Attention: Division President
Telephone: (312) 904-6394
Facsimile: (312) 992-1501
with a copy to:
Bank of America, N.A.
20975 Swenson Drive, Suite 200
Mail Code WI3-500-02-01
Waukesha, Wisconsin 53186
Attention: Robert Lund
Telephone: (262) 207-3285
Facsimile: (312) 453-3438
LENDERS:
BANK OF AMERICA, N.A., as a Lender
For Requests for Credit Extensions:
Bank of America, N.A.
135 South LaSalle Street, Fourth Floor
Chicago, Illinois 60603
Attention: Division President
Telephone: (312) 904-6394
Facsimile: (312) 992-1501
with a copy to:
Bank of America, N.A.
20975 Swenson Drive, Suite 200
Mail Code WI3-500-02-01
Waukesha, Wisconsin 53186
Attention: Robert Lund
Telephone: (262) 207-3285
Facsimile: (312) 453-3438

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
For Requests for Credit Extensions:
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
601 Carlson Parkway, Suite 370
Minnetonka, MN 55305
Attention: Scott Ackerman
Telephone: (952) 473-7894
Facsimile: (952) 473-5152
Electronic Mail: sackerman@us.mufg.jp
Notices (other than Requests for Credit Extensions):
BTM Operations Office for the Americas
C/O The Bank of Tokyo-Mitsubishi UFJ, Ltd., NY Branch
1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1104
Attention: Rolando Uy
Telephone: (201) 413-8570
Facsimile: (201) 521-2304
Electronic Mail: N/A

JPMORGAN CHASE BANK, N.A.
For Requests for Credit Extensions:
JPMorgan Chase Bank
10 South Dearborn
Chicago, IL 60603-3403
Attention: Daisy Eades
Telephone: (312) 732-7569
Facsimile: (312) 377-1108
Electronic Mail: daisy.m.eades@chase.com
Notices (other than Requests for Credit Extensions):
JPMorgan Chase Bank
10 South Dearborn
Chicago, IL 60603-3403
Attention: Fe Naviamos
Telephone: (312) 732-7519
Facsimile: (312) 377-1108
Electronic Mail: fe.c.naviamos@chase.com
U.S. BANK NATIONAL ASSOCIATION
For Requests for Credit Extensions:
U.S. Bank National Association
800 Nicollet Mall
Minneapolis, MN 55402
Attention: John Frazier
Telephone: (612) 303-3720
Facsimile: (612) 303-2265
Electronic Mail: gaylen.frazier@usbank.com
Notices (other than Requests for Credit Extensions):
U.S. Bank National Association
800 Nicollet Mall
Minneapolis, MN 55402
Attention: Barbara Campbell
Telephone: (920) 237-7951
Facsimile: (920) 237-7993
Electronic Mail: complex_credits_oshkosh@usbank.com

WELLS FARGO BANK, NATIONAL ASSOCIATION
For Requests for Credit Extensions:
Wells Fargo Bank, National Association
90 S. 7th Street
Mail Code: N9305-077
Minneapolis, MN 55402
Attention: Brian Buck
Telephone: (612) 667-3857
Facsimile: (612) 667-2276
Electronic Mail: brian.r.buck@wellsfargo.com
Notices (other than Requests for Credit Extensions):
Wells Fargo Bank, National Association
90 S. 7th Street
Mail Code: N9305-077
Minneapolis, MN 55402
Attention: Greg Strauss
Telephone: (612) 667-7775
Facsimile: (612) 667-2276
Electronic Mail: gregory.j.strauss@wellsfargo.com

FIFTH THIRD BANK
For Requests for Credit Extensions:
Fifth Third Bank
38 Fountain Square Plaza
Mail Drop 109046
Cincinnati, OH 45202
Attention: Gary Losey
Telephone: (513) 534-7757
Facsimile: (513) 534-5947
Electronic Mail: gary.losey@53.com
Notices (other than Requests for Credit Extensions):
Fifth Third Bank
38 Fountain Square Plaza
Mail Drop 109046
Cincinnati, OH 45202
Attention: Pam Willinger
Telephone: (513) 534-6724
Facsimile: (513) 534-5947
Electronic Mail: pam.willinger@53.com
Fifth Third Bank
38 Fountain Square Plaza
Mail Drop 109046
Cincinnati, OH 45202
Attention: Christin Bell
Telephone: (513) 358-2633
Facsimile: (513) 534-5947
Electronic Mail: christin.bell@53.com

SCHEDULE 10.06
PROCESSING AND RECORDATION FEES
     The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $3,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $3,500 plus the amount set forth below:

Transaction:	Assignment Fee:
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

EXHIBIT A
FORM OF LOAN NOTICE
Date:                                         ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of August 3, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Imation Corp., a Delaware corporation, Imation Enterprises Corp., a Delaware corporation, Imation Europe B.V., a company organized under the laws of the Netherlands (each, a “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.
     The undersigned hereby request (select one):
     ☐ A Borrowing of Loans            ☐ A conversion or continuation of Loans
1.	By [specify Borrower].

2.	On (a Business Day).

3.	In the amount of $ .

4.	With respect to the European Borrower only: . [Dollar Denominated Loan made as a Eurocurrency Rate Loan or a European Swingline Loan or Euro Denominated Loan made as a Eurocurrency Rate Loan or a European Swingline Loan]

5.	With respect to the US Borrowers only, Loans comprised of _______________________. [Eurocurrency Rate Loan, US Base Rate Loan or US Swingline Loan]

6.	For Eurocurrency Rate Loans: with an Interest Period of months.
     [The Borrowing requested herein complies with the requirements of Section 2.01(a) of the Agreement.]
IMATION CORP., as Borrower Agent

By:
Name:
Title:

A - 1

EXHIBIT B-1
FORM OF NOTE

     FOR VALUE RECEIVED, the undersigned (each, a “Borrower”), hereby promise to pay to                                                              or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of August 3, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the undersigned, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in US Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]

B-1 - 1

IMATION CORP.
By:
Name:
Title:

IMATION ENTERPRISES CORP.
By:
Name:
Title:

B-1 - 2

LOANS AND PAYMENTS WITH RESPECT THERETO

					Amount of Principal	Outstanding
				End of Interest	or Interest Paid	Principal Balance
Borrower	Date	Type of Loan Made	Amount of Loan Made	Period	This Date	This Date	Notation Made By

B-1 - 3

EXHIBIT B-2
FORM OF NOTE

     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                                               or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of August 3, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the undersigned, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the applicable currency of each Loan in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
      The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]

B-2 - 1

IMATION EUROPE B.V.
By:
Name:
Title:

B-2 - 2

LOANS AND PAYMENTS WITH RESPECT THERETO

Borrower	Date	Type of Loan Made	Amount of Loan Made	Currency	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2 - 3

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                                         ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of August 3, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Imation Corp. (“Imation”), a Delaware corporation, Imation Enterprises Corp., a Delaware corporation, Imation Europe B.V., a company organized under the laws of the Netherlands (collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                         of Imation, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrowers, and that:
     [Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for Imation and its Subsidiaries for the fiscal year of Imation ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
     [Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for Imation and its Subsidiaries for the fiscal quarter of Imation ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrowers and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     [Use following paragraph 1 for fiscal month-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(c) of the Agreement for the Borrowers and the Subsidiaries for the calendar month ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrowers and the Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrowers during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Borrowers during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrowers performed and observed all its Obligations under the Loan Documents, and
[select one:]
     [to the best knowledge of the undersigned during such fiscal period, the Borrowers performed and observed each covenant and condition of the Loan Documents applicable to them.]
—or—
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The representations and warranties of the Borrowers contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
     [Use following paragraph 5 for Compliance Certificates delivered during a Financial Covenant Trigger Period as determined in accordance with Section 1 of Schedule 2]
     5. The financial covenant analysis and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate and reflect a Consolidated Fixed Charge Coverage Ratio for the fiscal month ending                      of                      to 1.00 which [is]/[is not] in compliance with Section 7.11 of the Credit Agreement.
     [Use following paragraph 5 for Compliance Certificates delivered during any time other than a Financial Covenant Trigger Period as determined in accordance with Section 1 of Schedule 2]
     5. The calculation of Consolidated Fixed Charge Coverage Ratio set forth on Schedule 2 attached hereto is true and accurate on and as of the date of this Certificate and reflects a Consolidated Fixed Charge Coverage Ratio for the fiscal month ending                      of                      to 1.00.
     [Use following paragraph 6 for Compliance Certificates delivered at the end of each fiscal year and fiscal quarter]

     [6. The average daily amount of US Availability applicable to the immediately preceding fiscal quarter was $[                    ]. The average daily amount of European Availability applicable to the immediately preceding fiscal quarter was $[                    ]. The average daily amount of Total Availability applicable to the immediately preceding fiscal quarter was $[                    ]. The average daily amount of Liquidity applicable to the immediately preceding fiscal quarter was $[                    ]. Attached hereto as Schedule 3 are calculations that support such statement of average daily US Availability, European Availability, Total Availability and Liquidity.]
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

SCHEDULE 1
to the Compliance Certificate
[Financial Statements Attached]

For the Quarter/Year ended                     (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Liquidity

	A.	US Availability

		1.	US Borrowing Base:	$
		2.	Total US Sublimit:	$
		3.	US Outstandings:	$
		4.	US Availability (the amount by which (a) the lesser of Line I.A.1 and Line I.A.2 exceeds (b) Line I.A.3):	$

	B.	Unrestricted cash and Cash Equivalents:		$

	C.	Liquidity (Line I.A.4 + I.B)[1]:		$

	D.	150% of the Current Real Estate Amount		$

	E.	The greater of Line I.D. and $50,000,000		$

	F.	Has either an Event of Default occurred or is Line I.C. less than Line I.E.?		[Yes]/[No]

If Yes, a Financial Covenant Trigger Period is in effect.

[1]	If less than $40,000,000 of the amount of Liquidity from Line I.C. is derived from US Availability and unrestricted cash and Cash Equivalents held in the United States in one or more accounts at Bank of America or another U.S. financial institution, subject to one or more Deposit Account Control Agreements or Investment Property Control Agreements with the Administrative Agent, then insert $0 in the corresponding blank.

II.	Section 7.11(a) – Consolidated Fixed Charge Coverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period:	$

		2.	Consolidated Interest Charges for Subject Period:	$

		3.	Provision for income taxes for Subject Period:	$

		4.	Depreciation expenses for Subject Period:	$

		5.	Amortization expenses for intangibles for Subject Period:	$

		6.	Non-cash charges from asset sales (other than sales of inventory in the Ordinary Course of Business), asset impairments (including intangible asset impairments), severance, employment compensation arrangements, restructuring expenses and litigation accruals for Subject Period:	$

		7.	To the extent increasing Consolidated Net Income, non-cash gains from asset sales (other than sales of inventory in the Ordinary Course of Business) for Subject Period, and cash payments made in such period on account of non-cash charges expensed in a prior period:	$

		8.	Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4 + 5 + 6- 7):	$

	B.	Unfinanced Capital Expenditures:		$

	C.	Consolidated Interest Charges:		$

D.	Cash receipts from income tax refunds during Subject Period:	$

E.	Income taxes actually paid during Subject Period:	$

F.	Restricted Payments made in cash pursuant to Section 7.06(d):	$

G.	Scheduled principal payments for Indebtedness for such Subject Period:	$

H.	Scheduled amortization of the Original Real Estate Base Amount for such Subject Period:	$

I.	Minimum Consolidated Fixed Charge Ratio ((Line II.A. – II.B. +II.D. – II.E. – II.F.) ÷ (II.C. + II.G. + II.H.)):	$

[Minimum permitted: 1.20:1.00	to 1.00][2]

[2]	Applicable during a Financial Covenant Trigger Period.

For the Quarter/Year ended                                         (“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
($ in 000’s)

I.	Liquidity (See Schedule 2)		$

II.	US Availability (See Schedule 2)		$

III.	European Availability

	A.	European Borrowing Base:	$
	B.	Total European Sublimit:	$
	C.	European Outstandings:	$
	D.	European Availability (the amount by which
(a) the lesser of Line III.A. and Line III.B. exceeds
		(b) Line III.C.):	$

IV.	Total Availability
	A.	US Availability (Line II.):	$
	B.	European Availability (Line III.):	$
	C.	Total Availability (Line II. + Line III.):	$

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], aAnd [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities ) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.	Assignor [s]:

2.	Assignee [s]: [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: Imation Corp., Imation Enterprises Corp. and Imation Europe B.V.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Amended and Restated Credit Agreement, dated as of August 3, 2010 (as amended, modified or supplemented from time to time), among Imation Corp., Imation Enterprises Corp. and Imation Europe B.V., as Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and L/C Issuer.

6.	Assigned Interest[s]:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/Loan	Commitment/Loans	Assigned of
Facility Assigned	for all Lenders*	Assigned*	Commitment/Loans	CUSIP
	$	$	%
	$	$	%
	$	$	%
[7. Trade Date:                           ]
Effective Date:                     , 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

*	Amount to be adjusted by the counterparties to take in account any payments or prepayments made between the Trade Date and the Effective Date.

Consented to and Accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:

Consented to: IMATION CORP.
By:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
[                    ]
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent,

[the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E
FORM OF AMENDED AND RESTATED GUARANTY
     THIS AMENDED AND RESTATED GUARANTY (this “Guaranty”), dated as of August 3, 2010, is made by Imation Corp., a Delaware corporation (“Imation”) and Imation Enterprises Corp., a Delaware corporation (“Enterprises”) (each of Imation and Enterprises is referred to individually herein as a “US Borrower” and collectively as the “US Borrowers”), each Domestic Subsidiary of the US Borrowers named in the signature pages hereof (each a “US Subsidiary Guarantor” and collectively, the “US Subsidiary Guarantors”; and together with the US Borrowers, each a “Guarantor” and, collectively, the “Guarantors”), in favor of the Lenders party to the Credit Agreement referred to below and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and L/C Issuer.
     The US Borrowers, Imation Europe B.V., a company organized under the laws of the Netherlands with a corporate seat in Amsterdam, the Netherlands (the “European Borrower” and together with the US Borrowers, each individually a “Borrower” and collectively, the “Borrowers”), the Lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), the L/C Issuer, and the Administrative Agent are parties to an Amended and Restated Credit Agreement dated as of August 3, 2010 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”).
     It is a condition precedent to the Borrowings and issuances of Letters of Credit under the Credit Agreement that (a) each US Subsidiary Guarantor guarantee the indebtedness and other obligations of the US Borrowers to the Guaranteed Parties under or in connection with the Credit Agreement as set forth herein and (b) each Guarantor guarantee the indebtedness and other obligations of the European Borrower to the Guaranteed Parties under or in connection with the Credit Agreement as set forth herein. Each Guarantor will derive substantial direct and indirect benefits from the making of the Loans to, and issuances of Letters of Credit for the account of, the Borrowers pursuant to the Credit Agreement (which benefits are hereby acknowledged by each Guarantor).
     Accordingly, to induce the Administrative Agent, the L/C Issuer and the Lenders to enter into the Credit Agreement, and in consideration thereof, each Guarantor hereby agrees as follows:
     SECTION 1 Definitions; Interpretation.
     (a) Terms Defined in Credit Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     (b) Certain Defined Terms. As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:

     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).
     “European Subordinated Debt” has the meaning set forth in Section 7.
     “Guaranteed Obligations” has the meaning set forth in Section 2.
     “Guaranteed Parties” means the Administrative Agent, the Lenders and the L/C Issuer.
     “Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to any Guaranteed Party under or in connection with this Guaranty and the Loan Documents.
     “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.
     “US Subordinated Debt” has the meaning set forth in Section 7.
     (b) Interpretation. The rules of interpretation set forth in Sections 1.02 to 1.05 and 1.09 of the Credit Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.
     SECTION 2 Guaranty.
     (a) Guaranty. (i) Each US Subsidiary Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of the US Borrowers to the Guaranteed Parties under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all amounts owing in respect of the L/C Obligations, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the US Borrowers to the Guaranteed Parties thereunder or in connection therewith (collectively, the “US Guaranteed Obligations”) and (ii) each Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of the European Borrower to the Guaranteed Parties under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all amounts owing in respect of the L/C Obligations, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the European Borrower to the Guaranteed Parties thereunder or in connection therewith (collectively, the “European Guaranteed Obligations”). The terms

“indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Borrowers or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing indebtedness, liabilities and other obligations of the Borrowers, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantors in connection with this Guaranty (including any and all amounts due under Section 15), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”
     (b) Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the New York Uniform Fraudulent Conveyance Act and §§544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations which any Guaranteed Party can enforce under this Guaranty, the Guaranteed Parties by their acceptance hereof accept such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Guaranty and the Guarantor Documents fully enforceable and nonavoidable.
     SECTION 3 Liability of Guarantors. The liability of the Guarantors under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
     (a) such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against any Borrower or any other Person, or against any Collateral;
     (b) this Guaranty is a guaranty of payment when due and not merely of collectibility;
     (c) the Guaranteed Parties may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between any of the Guaranteed Parties and any Borrower with respect to the existence of such Event of Default;
     (d) such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and
     (e) such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

     (i) any Insolvency Proceeding with respect to any Borrower, such Guarantor, any other Loan Party or any other Person;
     (ii) any limitation, discharge (other than discharges in the Insolvency Proceeding of such Guarantor), or cessation of the liability of any Borrower, such Guarantor, any other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law (other than cessation of liability to any Guarantor by virtue of statutes of limitation applicable to actions against such Guarantor), or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;
     (iii) any merger, acquisition, consolidation or change in structure of any Borrower, such Guarantor or any other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Borrower, such Guarantor, any other Loan Party or other Person;
     (iv) any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any of the Collateral;
     (v) any claim, defense, counterclaim or set-off, other than that of prior performance, that any Borrower, such Guarantor, any other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;
     (vi) any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, or any Collateral, or any Guaranteed Party’s exchange, release, or waiver of any Collateral;
     (vii) any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including any Guaranteed Party’s compromise, release, settlement or waiver with or of any Borrower, any other Loan Party or any other Person;
     (viii) any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations other than the Insolvency Proceeding of the Guarantor with respect to which any of the foregoing pertains;
     (ix) any impairment or invalidity of any of the Collateral or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein; and
     (x) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of any Borrower to any Guaranteed Party.

     SECTION 4 Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:
     (a) the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;
     (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;
     (c) the time for any Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;
     (d) any Guaranteed Party may discharge or release, in whole or in part, any other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral or any other collateral, nor shall any Guaranteed Party be liable to the Guarantors for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the Collateral or other collateral therefor;
     (e) in addition to the Collateral, the Guaranteed Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;
     (f) the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of any Borrower to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and
     (g) the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantors against the Borrowers;

all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.
     SECTION 5 Guarantor Waivers.
     (a) Certain Waivers. Each Guarantor waives and agrees not to assert:
     (i) any right to require any Guaranteed Party to marshal assets in favor of any Borrower, such Guarantor, any other Loan Party or any other Person, to proceed against any Borrower, any other Loan Party or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of §9611 of the New York UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;
     (ii) any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;
     (iii) any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;
     (iv) any rights to set-offs and counterclaims (other than that of prior performance);
     (v) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against any Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and
     (vi) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.
     (b) Additional Waivers. Each Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon any Borrower, such Guarantor or any other Person with respect to the Guaranteed Obligations.
     (c) Independent Obligations.

     (i) The obligations of each US Subsidiary Guarantor hereunder are independent of and separate from the obligations of the US Borrowers and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against such US Subsidiary Guarantor, whether or not any US Borrower or any such other Loan Party is joined therein or a separate action or actions are brought against any US Borrower or any such other Loan Party.
     (ii) The obligations of each Guarantor hereunder are independent of and separate from the obligations of the European Borrower and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against such Guarantor, whether or not the European Borrower or any such other Loan Party is joined therein or a separate action or actions are brought against the European Borrower or any such other Loan Party.
     (d) Financial Condition of Borrowers. No Guarantor shall have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of the Borrowers or the ability of the Borrowers to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) the Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.
     SECTION 6 Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Commitments shall be terminated, no Guarantor shall have, and no Guarantor shall directly or indirectly exercise, (a) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (b) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty or (c) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the Borrowers or other Loan Parties, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
     SECTION 7 Subordination.
     (I) US Guaranteed Obligations.
     (a) Subordination to Payment of US Guaranteed Obligations. All payments on account of all indebtedness, liabilities and other obligations (other than those arising out of intercompany transactions in the ordinary course of business) of the US Borrowers to each US Subsidiary Guarantor, whether created under, arising out of or in connection with any documents or instruments evidencing any Credit Extensions to the US

Borrowers or otherwise, including all principal on any such Credit Extensions, all interest accrued thereon, all fees and all other amounts payable by the US Borrowers to such US Subsidiary Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “US Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the US Guaranteed Obligations.
     (b) No Payments. As long as any of the US Guaranteed Obligations shall remain outstanding and unpaid, no US Subsidiary Guarantor shall accept or receive any payment or distribution by or on behalf of any US Borrower, directly or indirectly, of assets of such US Borrower of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of US Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by set-off, exchange or in any other manner, for or on account of the US Subordinated Debt (“US Subordinated Debt Payments”), except that if no Event of Default exists, a US Subsidiary Guarantor shall be entitled to accept and receive regularly scheduled payments and other payments in the ordinary course on the US Subordinated Debt, in accordance with the terms of the documents and instruments governing the US Subordinated Debt and other US Subordinated Debt Payments in respect of US Subordinated Debt not evidenced by documents or instruments, in each case to the extent permitted under Article VII of the Credit Agreement. During the existence of an Event of Default (or if any Event of Default would exist immediately after the making of a US Subordinated Debt Payment), and until such Event of Default is cured or waived, such US Subsidiary Guarantor shall not make, accept or receive any US Subordinated Debt Payment. In the event that, notwithstanding the provisions of this Section 7, any US Subordinated Debt Payments shall be received in contravention of this Section 7 by any US Subsidiary Guarantor before all US Guaranteed Obligations are paid in full in cash or cash equivalents, such US Subordinated Debt Payments shall be held in trust for the benefit of the Guaranteed Parties and shall be paid over or delivered to the Administrative Agent for application to the payment in full in cash or cash equivalents of all US Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 7, after giving effect to any concurrent payments or distributions to any Guaranteed Party in respect of the US Guaranteed Obligations.
     (c) Subordination of Remedies. As long as any US Guaranteed Obligations shall remain outstanding and unpaid, no US Subsidiary Guarantor shall, without the prior written consent of the Administrative Agent:
     (i) accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any US Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of the US Subordinated Debt;
     (ii) exercise any rights under or with respect to (A) any guaranties of the US Subordinated Debt, or (B) any collateral held by it, including causing or compelling the pledge or delivery of any collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any collateral held by it, notifying any account debtors of the US Borrowers or asserting any claim or interest in any insurance with respect to any collateral, or attempt to do any of the foregoing;
     (iii) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities or obligations of such US Subsidiary Guarantor to the US Borrowers against any of the US Subordinated Debt; or
     (iv) commence, or cause to be commenced, or join with any creditor other than any Guaranteed Party in commencing, any Insolvency Proceeding.
     (d) Subordination Upon Any Distribution of Assets of the US Borrowers. In the event of any payment or distribution of assets of any US Borrower of any kind or character, whether in cash, property or securities, upon any Insolvency Proceeding with respect to or involving any US Borrower, (i) all amounts owing on account of the US Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any US Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any US Subordinated Debt Payment to which such US Subsidiary Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Administrative Agent (on behalf of the other Guaranteed Parties) for application to the payment of the US Guaranteed Obligations in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to any Guaranteed Party in respect of such US Guaranteed Obligations.
     (e) Authorization to Administrative Agent. If, while any US Subordinated Debt is outstanding, any Insolvency Proceeding is commenced by or against any US Borrower or its property:
     (i) the Administrative Agent, when so instructed by the Required Lenders, is hereby irrevocably authorized and empowered (in the name of the Guaranteed Parties or in the name of any US Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the US Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the US Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Guaranteed Parties; and
     (ii) each US Subsidiary Guarantor shall promptly take such action as the Administrative Agent (on instruction from the Required Lenders) may reasonably request (A) to collect the US Subordinated Debt for the account of the

Guaranteed Parties and to file appropriate claims or proofs of claim in respect of the US Subordinated Debt, (B) to execute and deliver to the Administrative Agent, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the US Subordinated Debt, and (C) to collect and receive any and all US Subordinated Debt Payments.
     (II) European Guaranteed Obligations.
     (a) Subordination to Payment of European Guaranteed Obligations. All payments on account of all indebtedness, liabilities and other obligations (other than those arising out of intercompany transactions in the ordinary course of business) of the European Borrower to each Guarantor, whether created under, arising out of or in connection with any documents or instruments evidencing any Credit Extensions to the European Borrower or otherwise, including all principal on any such Credit Extensions, all interest accrued thereon, all fees and all other amounts payable by the European Borrower to such Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “European Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the European Guaranteed Obligations.
     (b) No Payments. As long as any of the European Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall accept or receive any payment or distribution by or on behalf of the European Borrower, directly or indirectly, of assets of the European Borrower of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of European Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by set-off, exchange or in any other manner, for or on account of the European Subordinated Debt (“European Subordinated Debt Payments”), except that if no Event of Default exists, a Guarantor shall be entitled to accept and receive regularly scheduled payments and other payments in the ordinary course on the European Subordinated Debt, in accordance with the terms of the documents and instruments governing the European Subordinated Debt and other European Subordinated Debt Payments in respect of European Subordinated Debt not evidenced by documents or instruments, in each case to the extent permitted under Article VII of the Credit Agreement. During the existence of an Event of Default (or if any Event of Default would exist immediately after the making of a European Subordinated Debt Payment), and until such Event of Default is cured or waived, such Guarantor shall not make, accept or receive any European Subordinated Debt Payment. In the event that, notwithstanding the provisions of this Section 7, any European Subordinated Debt Payments shall be received in contravention of this Section 7 by any Guarantor before all European Guaranteed Obligations are paid in full in cash or cash equivalents, such European Subordinated Debt Payments shall be held in trust for the benefit of the Guaranteed Parties and shall be paid over or delivered to the Administrative Agent for application to the payment in full in cash or cash equivalents of all European Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 7, after giving effect to any concurrent payments or distributions to any Guaranteed Party in respect of the European Guaranteed Obligations.
     (c) Subordination of Remedies. As long as any European Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall, without the prior written consent of the Administrative Agent:
     (i) accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any European Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of the European Subordinated Debt;
     (ii) exercise any rights under or with respect to (A) any guaranties of the European Subordinated Debt, or (B) any collateral held by it, including causing or compelling the pledge or delivery of any collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any collateral held by it, notifying any account debtors of the European Borrower or asserting any claim or interest in any insurance with respect to any collateral, or attempt to do any of the foregoing;
     (iii) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities or obligations of such Guarantor to the European Borrower against any of the European Subordinated Debt; or
     (iv) commence, or cause to be commenced, or join with any creditor other than any Guaranteed Party in commencing, any Insolvency Proceeding.
     (d) Subordination Upon Any Distribution of Assets of the European Borrower. In the event of any payment or distribution of assets of the European Borrower of any kind or character, whether in cash, property or securities, upon any Insolvency Proceeding with respect to or involving the European Borrower, (i) all amounts owing on account of the European Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any European Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any European Subordinated Debt Payment to which such Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Administrative Agent (on behalf of the other Guaranteed Parties) for application to the payment of the European Guaranteed Obligations in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to any Guaranteed Party in respect of such European Guaranteed Obligations.

     (e) Authorization to Administrative Agent. If, while any European Subordinated Debt is outstanding, any Insolvency Proceeding is commenced by or against the European Borrower or its property:
     (i) the Administrative Agent, when so instructed by the Required Lenders, is hereby irrevocably authorized and empowered (in the name of the Guaranteed Parties or in the name of any Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the European Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the European Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Guaranteed Parties; and
     (ii) each Guarantor shall promptly take such action as the Administrative Agent (on instruction from the Required Lenders) may reasonably request (A) to collect the European Subordinated Debt for the account of the Guaranteed Parties and to file appropriate claims or proofs of claim in respect of the European Subordinated Debt, (B) to execute and deliver to the Administrative Agent, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the European Subordinated Debt, and (C) to collect and receive any and all European Subordinated Debt Payments.
     SECTION 8 Continuing Guaranty.
     (a) This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and the Guarantors expressly acknowledge that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon the Guarantors until termination of the Commitments and payment and performance in full of the Guaranteed Obligations.
     (b) Notwithstanding the provisions of subsection (a) above, if any US Subsidiary Guarantor ceases to be a Subsidiary of the US Borrowers pursuant to a Disposition permitted under Section 7.05(e) of the Credit Agreement, upon the consummation of such Disposition this Guaranty shall terminate and be of no further force and effect solely in relation to such US Subsidiary Guarantor.
     SECTION 9 Payments.
     (a) (i) Each US Subsidiary Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against such US Subsidiary Guarantor by virtue hereof, upon the failure of any Borrower to pay any of the US Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under §362(a) of the Bankruptcy Code), such US Subsidiary Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the US Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to any Borrower, would have accrued on such US Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in any such Insolvency Proceeding); and (ii) each Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against such Guarantor by virtue hereof, upon the failure of the European Borrower to pay any of the European Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under §362(a) of the Bankruptcy Code), such Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the European Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to the European Borrower, would have accrued on such European Guaranteed Obligations, whether or not a claim is allowed against such European Borrower for such interest in any such Insolvency Proceeding). Each Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in the applicable currency of the Guaranteed Obligations in immediately available funds, to the Administrative Agent at such office of the Administrative Agent and to such account as are specified in the Credit Agreement.
     (b) Any and all payments by any Guarantor to or for the account of any Guaranteed Party under any Guarantor Documents shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Guaranteed Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantors shall make such deductions and (iii) the Guarantors shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (c) Without limiting the provisions of subsection (b) above, the Guarantors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (d) The Guarantors shall indemnify the Guaranteed Parties, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Guaranteed Parties, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Guaranteed Parties (with a copy to the Administrative Agent), or by the Administrative

Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Guarantors to a Governmental Authority, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (f) If any Guaranteed Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Guarantor or with respect to which the Guarantor has paid additional amounts pursuant to this Section, it shall pay to the Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Guarantor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of a Guaranteed Party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Guarantor, upon the request of a Guaranteed Party, agrees to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to a Guaranteed Party in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Guaranteed Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Guarantors or any other Person.
     (g) Status of Lenders.
     (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Guarantor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Guarantor, on or prior to the date on which a payment is made under the Guaranty, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Guarantor, shall deliver, on or prior to the date on which payment is made under the Guaranty, such other documentation prescribed by applicable law or reasonably requested by the Guarantor as will enable the Guarantor to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (ii) Without limiting the generality of the foregoing, in the event that a Guarantor is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Guarantor (in such number of copies as shall be requested by the recipient) on or prior to the date on which a payment is made under the Guaranty (and from time to time thereafter upon the request of the Guarantor, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

     (A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (B) duly completed copies of Internal Revenue Service Form W-8ECI,
     (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Guarantor to determine the withholding or deduction required to be made.
     (h) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Guarantors and the Administrative Agent (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (ii) other documentation reasonably requested by the Guarantors and the Administrative Agent sufficient for the Administrative Agent and the Guarantors to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.
Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. In addition, any Lender, if requested by the Guarantors or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Guarantors or the Administrative Agent as will enable the Guarantors or the Administrative Agent to determine whether such Lender is subject to backup or other withholding or other information reporting requirements.
     (i) Any payments by any Guarantor hereunder the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement.
     (j) The agreements in this Section 9 shall survive the payment of all Guaranteed Obligations.
     SECTION 10 Representations and Warranties. Each Guarantor represents and warrants to each Guaranteed Party that:

     (a) Organization and Powers. Each Guarantor is (i) duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) to execute, deliver, and perform its obligations under this Guaranty and the other Guarantor Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws, except in each case referred to in clause (ii)(A), clause (iii) or clause (iv), to the extent that failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     (b) Authorization; No Conflict. The execution, delivery and performance by each Guarantor of this Guaranty and any other Guarantor Documents have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Guarantor’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority or arbitral award to which such Guarantor or its property is subject; or (iii) violate any Law applicable to such Guarantor.
     (c) Binding Obligation. This Guaranty has been, and the other Guarantor Documents, when executed and delivered against each Guarantor that is party thereto, will have been, duly executed and delivered by against each such Guarantor that is party thereto. This Guaranty constitutes, and each other Guarantor Document when so executed and delivered will constitute, a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
     (d) Governmental Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Guarantor of this Guaranty or any other Guarantor Documents.
     (e) No Prior Assignment.
     (i) No US Subsidiary Guarantor has previously assigned any interest in the US Subordinated Debt or any collateral relating thereto, no Person other than a US Subsidiary Guarantor owns an interest in any of the US Subordinated Debt or any such collateral (whether as joint holders of the US Subordinated Debt, participants or otherwise), and the entire US Subordinated Debt is owing only to the US Subsidiary Guarantors.
     (ii) No Guarantor has previously assigned any interest in the European Subordinated Debt or any collateral relating thereto, no Person other than a Guarantor owns an interest in any of the European Subordinated Debt or any such collateral

(whether as joint holders of the European Subordinated Debt, participants or otherwise), and the entire European Subordinated Debt is owing only to the Guarantors.
     (f) Solvency. Immediately prior to and after and giving effect to the incurrence of each Guarantor’s obligations under this Guaranty such Guarantor is and will be Solvent.
     (g) Consideration. Each Guarantor has received substantial direct and indirect benefits from the making of the Loans to, and the issuance of Letters of Credit for the account of, the Borrowers pursuant to the Credit Agreement.
     (h) Independent Investigation. Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Borrowers and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of any Guaranteed Party with respect thereto. Each Guarantor represents and warrants that it has received and reviewed copies of the Loan Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Borrowers and any other matters pertinent hereto that any Guarantor may desire. No Guarantor is relying upon or expecting any Guaranteed Party to furnish to such Guarantor any information now or hereafter in any Guaranteed Party’s possession concerning the financial condition of the Borrowers or any other matter.
     SECTION 11 Reporting Covenant. So long as any Guaranteed Obligations shall remain unsatisfied or any Lender shall have any Commitment, each Guarantor agrees that it shall furnish to the Administrative Agent such information respecting the operations, properties, business or condition (financial or otherwise) of such Guarantor or its Subsidiaries as the Administrative Agent, at the request of any Guaranteed Party, may from time to time reasonably request.
     SECTION 12 Additional Affirmative Covenants. So long as any Guaranteed Obligations shall remain unsatisfied or any Guaranteed Party shall have any Commitment, each Guarantor agrees that:
     (a) Preservation of Existence, Etc. Each Guarantor shall (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05 of the Credit Agreement; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     (b) Further Assurances and Additional Acts. Each Guarantor shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Administrative Agent or the Required Lenders shall deem necessary or appropriate to effectuate the purposes of this Guaranty and the other Guarantor Documents, and promptly provide the Administrative Agent with evidence of the foregoing satisfactory in form and substance to the Administrative Agent and the Required Lenders.

     (c) Credit Agreement Covenants. Each Guarantor shall observe, perform and comply with all covenants applicable to such Guarantor set forth in Articles VI and VII of the Credit Agreement, which by their terms the Borrowers are required to cause such Guarantor to observe, perform and comply with, as if such covenants were set forth in full herein.
     (d) Governmental Consents. Each Guarantor shall maintain all authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with, any Governmental Authority, or approvals or consents of any other Person, required in connection with this Guaranty or any other Guarantor Documents.
     SECTION 13 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, emailed (subject to the provisions of the final sentence of this Section 13) or delivered, in the case of any Guarantor, to the address or facsimile number or email address specified on the signature page hereof, and in the case of any Guaranteed Party, to the address or facsimile number or email address specified in the Credit Agreement, or to such other address, facsimile number or email address as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (a) actual receipt by the intended recipient and (b) (i) if delivered by hand or by courier, when signed for by the intended recipient; (ii) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (iii) if delivered by facsimile, when sent and receipt has been confirmed by telephone, when delivered; and (iv) if delivered by electronic mail (which form of delivery is subject to the provisions of the final sentence of this Section 13), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, and to distribute documents for execution by the parties thereto, and may not be used for any other purpose.
     SECTION 14 No Waiver; Cumulative Remedies. No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     SECTION 15 Costs and Expenses; Indemnification.
     (a) Costs and Expenses. Each Guarantor shall: (i) pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Guaranty and the other Guarantor Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (including the allocated cost of internal legal services and all disbursements of internal counsel); and (ii) pay or reimburse the Administrative Agent and each other Guaranteed Party for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty or the other Guarantor Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by any Guaranteed Party.
     (b) Indemnification. Each Guarantor shall indemnify the Guaranteed Parties, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Guaranty and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Guarantor or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Guarantor or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party have obtained a final and nonappealable judgment in its or their favor on such claim as determined by a court of competent jurisdiction.
     (c) Interest. Any amounts payable by any Guarantor under this Section 15 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

     (d) Payment. All amounts due under this Section 15 shall be payable within ten Business Days after demand therefor.
     (e) Survival. The agreements in this Section 15 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.
     SECTION 16 Right of Set-Off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each of the Lenders is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by such Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of such Guarantor against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Guaranty or any other Guarantor Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each of the Lenders agrees (by its acceptance hereof) promptly to notify such Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     SECTION 17 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Guaranteed Party shall be under any obligation to marshal any assets in favor of any Guarantor or any other Person or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Guarantor makes a payment to any Guaranteed Party, or any Guaranteed Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each of the Lenders severally agrees (by its acceptance hereof) to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The agreements in this Section 17 shall survive the termination of the Commitment and repayment of all Guaranteed Obligations.
     SECTION 18 Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Administrative Agent and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Indemnitee specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than the Guarantors, and such obligations shall be limited to those expressly stated herein.

     SECTION 19 Binding Effect; Assignment.
     (a) Binding Effect. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Administrative Agent and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns.
     (b) Assignment. Except to the extent otherwise provided in the Credit Agreement, no Guarantor shall have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Required Lenders. Each Lender may, without notice to or consent by any Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with Section 10.04 of the Credit Agreement of or in its rights and obligations thereunder and under the other Loan Documents. In the event of any grant of a participation, the participant (i) shall be deemed to have a right of set-off under Section 16 in respect of its participation to the same extent as if it were such “Guaranteed Party;” and (ii) shall also be entitled to the benefits of Section 15.
     SECTION 20 Governing Law and Jurisdiction.
     (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH OTHER GUARANTEED PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT. EACH GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
     (c) Each Guarantor hereby irrevocably appoints Imation, with an office as listed in Section 10.02 of the Credit Agreement, as its authorized agent (in such capacity, the “Process Agent”) with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Guaranty and the other Guarantor Documents in any of the courts in and of the State of California. Such service may be made by mailing or delivering a copy of such process to each Guarantor in care of the Process Agent at the Process Agent’s address and such Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and agrees that the failure of the Process Agent to give any notice of any such service to such Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. As an alternative method of service, such Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Guarantor at its address specified on the signature page hereof. If for any reason Imation shall cease to act as Process Agent, such Guarantor shall appoint forthwith, in the manner provided for herein, a successor Process Agent qualified to act as an agent for service of process with respect to all courts in and of the State of California and acceptable to the Administrative Agent.
     (d) Nothing in this Section 20 shall affect the right of the Guaranteed Parties to serve legal process in any other manner permitted by law or limit the right of the Guaranteed Parties to bring any action or proceeding against any Guarantor or its property in the courts of other jurisdictions.
     SECTION 21 Waiver of Jury Trial. EACH GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THE GUARANTOR DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM WITH RESPECT TO THE GUARANTOR DOCUMENTS, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     SECTION 22 Entire Agreement; Amendments and Waivers. This Guaranty together with the other Guarantor Documents embodies the entire agreement of the Guarantors with respect to the matters set forth herein and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and shall not be amended except by written agreement of the Guarantors, the Administrative Agent and the Required Lenders. No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall be effective unless in writing and signed by the Administrative Agent and the Required Lenders, or the Administrative Agent (with the written consent of the Required Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 23 Severability. If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 24 [Reserved]
     SECTION 25 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Guarantor Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Guarantor in respect of any such sum due from it to any Guaranteed Party hereunder or under the other Guarantor Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Guarantor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent (by its acceptance hereof) agrees to return the amount of any excess to such Guarantor (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 25 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.
     SECTION 26 Future Guarantors. At such time following the date hereof as any Subsidiary of any Borrower (an “Acceding Subsidiary”) is required to accede hereto pursuant to the terms of Section 6.13 of the Credit Agreement, such Acceding Subsidiary shall execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Exhibit G to the Credit Agreement, signifying its agreement to be bound by the provisions of this Guaranty as a Guarantor to the same extent as if such Acceding Subsidiary had originally executed this Guaranty as of the date hereof.
     SECTION 27 Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each Guarantor has executed this Guaranty, as of the date first above written.

IMATION CORP.

By

Title:

Address:

c/o

Attn.:

Fax No.

IMATION ENTERPRISES CORP.

By

Title:

Address:

c/o

Attn.:

Fax No.

IMATION FUNDING CORP.

By

Title:

Address:

c/o

Attn.:

Fax No.

IMATION LATIN AMERICA CORP.

By

Title:

Address:

c/o

Attn.:

Fax No.

IMN DATA STORAGE LLC

By

Title:

Address:

c/o

Attn.:

Fax No.

MEMOREX PRODUCTS, INC.

By

Title:

Address:

c/o

Attn.:

Fax No.

IMATION GOVERNMENT CORP.

By

Title:

Address:

c/o

Attn.:

Fax No.

EXHIBIT F
OPINION MATTERS
     The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion:
•	Section 5.01(a), (b) and (c)

•	Section 5.02

•	Section 5.03

•	Section 5.04

•	Section 5.06

•	Section 5.14(b)

F - 1

EXHIBIT G
FORM OF JOINDER AGREEMENT
     THIS JOINDER IN GUARANTY (this “Joinder”) is executed as of                     , 200___by                                         , a                      [corporation/limited liability company/partnership] (“Joining Party”), and delivered to BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), for the benefit of the Lenders (as defined below). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.
     Imation Corp. a Delaware corporation (“Imation”), Imation Enterprises Corp., a Delaware corporation (“Enterprises”) and Imation Europe B.V. (“Imation Europe”) (each of Imation, Enterprises and Imation Europe is referred to individually herein as a “Borrower” and collectively as the “Borrowers”), the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), Bank of America, N.A. as issuer of letters of credit for the account of the Borrowers (in such capacity, the “L/C Issuer”) and the Administrative Agent are parties to an Amended and Restated Credit Agreement, dated as of August 3, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”);
     The Joining Party is a direct or indirect Subsidiary of Imation or Enterprises and desires, or is required pursuant to the provisions of the Credit Agreement, to become a Guarantor under the Guaranty; and
     The Joining Party will obtain benefits from the incurrence of Loans by, and the issuance of Letters of Credit for the account of, the Borrowers, in each case pursuant to the Credit Agreement and, accordingly, desires to execute this Joinder in order to (i) satisfy the requirements described in the preceding paragraph; and (ii) induce the Lenders to continue to make Loans and the Issuing Lender to issue Letters of Credit to the Borrowers;
     Accordingly, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the L/C Issuer, each Lender and the Administrative Agent and hereby covenants and agrees with the L/C Issuer, each Lender and the Administrative Agent as follows:
     1. By this Joinder, the Joining Party becomes a Guarantor for all purposes under the Guaranty, pursuant to Section 26 thereof.
     2. The Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Guaranteed Obligations (as defined in the Guaranty), and will be bound by all terms, conditions and duties applicable to a Guarantor under the Guaranty and the other Loan Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party unconditionally and irrevocably, guarantees the due and punctual payment and performance of all Guaranteed Obligations (on the same basis as the other Guarantors under the Guaranty).

     3. The Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by, and as a Guarantor pursuant to the Guaranty, in each case as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date), and agrees to be bound by all covenants, agreements and obligations of a Guarantor pursuant to the Guaranty and all other Loan Documents to which it is or becomes a party.
     4. This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document without the prior written consent of the Lenders or as otherwise permitted by the Loan Documents. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder, which shall remain binding on all parties hereto.
     5. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
     6. The effective date of this Joinder is                     , 20___.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the date first above written.

[NEW SUBSIDIARY]
By:
Name:
Title:

Accepted and Acknowledged by:
BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT H
FORM OF US SECURITY AND PLEDGE AGREEMENT

H - 1